                                                       Registration No. ________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             Registration Statement Under the Securities Act of 1933

                       CENTENNIAL FIRST FINANCIAL SERVICES
                 (Name of Small Business Issuer in its Charter)


           CALIFORNIA                                   91-1995265
-------------------------------          -------------------------------------
(State or Other Jurisdiction of          (I.R.S. Employer Identification No.)
Incorporation or Organization)

        218 EAST STATE STREET, REDLANDS, CALIFORNIA 92373, (909) 798-3611
        -----------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                218 EAST STATE STREET, REDLANDS, CALIFORNIA 92373
                -------------------------------------------------
                    (Address of Principal Place of Business)

                       DOUGLAS C. SPENCER, PRESIDENT & CEO
        218 EAST STATE STREET, REDLANDS, CALIFORNIA 92373, (909) 798-3611
        -----------------------------------------------------------------
               (Name, Address and Telephone of Agent for Service)

                                    Copy to:
           Gary Steven Findley, Esq., Gary Steven Findley & Associates
      1470 North Hundley Street, Anaheim, California 92806, (714) 630-7136

 Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________________.

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                     CALCULATION OF REGISTRATION FEE

===================================================================================================================
Title of each Class      Dollar                Proposed Maximum      Proposed Maximum
of Securities  to        Amount to be          Offering Price        Aggregate             Amount of
Be Registered            Registered(a)         Per Unit              Offering Price        Registration Fee
-------------------------------------------------------------------------------------------------------------------
Common stock             $6,000,015.00           $17.50               $6,000,015.00        $1,500.00
(No Par Value)


===================================================================================================================

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                                  DATED MARCH __, 2001

                                 342,858 SHARES

                   CENTENNIAL FIRST FINANCIAL SERVICES [LOGO]

                                  COMMON STOCK

     We are offering 342,858 shares of our common stock to California residents. The price per share is $17.50. Prior to this offering, there has been a limited public market for our shares of common stock. The offering price may not reflect the market price of our shares after this offering. Currently our shares are quoted on the OTC Bulletin Board under the stock symbol "CFFX." The last reported sale price for the common stock, on March __, 2001, was $__.__ per share.

     This is a "best efforts" offering by us, and it will be terminated upon the sale of a total of $6 million in shares or June 15, 2001, whichever occurs first. We have the right to extend the offering for an additional 15 days until June 30, 2001. Subscriptions are binding on subscribers and may not be revoked by subscribers without our consent. Pending closing, proceeds will be held in an interest-bearing account with our escrow agent, Pacific Coast Bankers' Bank.

--------------------------------------------------------------------------------------------------

                                                                               PROCEEDS TO
                                                                            CENTENNIAL FIRST
                                                   UNDERWRITING              BEFORE OFFERING
                           PRICE TO PUBLIC        COMMISSIONS (1)               EXPENSES
==================================================================================================
Per Share                      $17.50                  None                      $17.50

Total                       $6,000,015.00              None                   $6,000,015.00
--------------------------------------------------------------------------------------------------

     This offering will be made on our behalf by our directors and executive officers, to whom no commission or other compensation will be paid on account of such activity.

                                ----------------







                                 March __, 2001

     THIS INVESTMENT INVOLVES RISKS. PLEASE REFER TO "RISK FACTORS" COMMENCING ON PAGE 9.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     PLEASE NOTE THAT THESE SHARES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF ANY OF THE PARTIES, AND THE SHARES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.


                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

Prospectus Summary................................................................................................1
         Centennial First Financial Services......................................................................1
         Business Strategy........................................................................................2

The Offering......................................................................................................4

Summary Consolidated Financial Data...............................................................................5

Risk Factors......................................................................................................9

Use of Proceeds..................................................................................................12

Capitalization...................................................................................................12

Market Prices....................................................................................................13

Dividend Policy..................................................................................................13

Pro Forma Financial Statements...................................................................................14

Regulatory Capital and Leverage Ratio............................................................................19

Centennial First Selected Financial Data.........................................................................20

Management's Discussion and Analysis of Financial Condition and Results of Operations............................22

Results of Operations............................................................................................22

Business of Centennial First.....................................................................................43

Supervision and Regulation of Centennial First, Redlands Centennial Bank and Palomar Community...................48

Management of Centennial First...................................................................................59

Securities Ownership.............................................................................................67

Certain Relationships and Related Transactions...................................................................69

Plan of Distribution.............................................................................................70

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

Description of Capital Stock.....................................................................................72

Experts..........................................................................................................72

Legal Matters....................................................................................................72

Where You Can Find More Information..............................................................................73

                               PROSPECTUS SUMMARY

     YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. CENTENNIAL FIRST'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS. EXCEPT AS OTHERWISE SPECIFICALLY NOTED HEREIN, ALL OF THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE ACQUISITION OF PALOMAR COMMUNITY WILL HAVE TAKEN PLACE.

CENTENNIAL FIRST FINANCIAL SERVICES

     Centennial First Financial Services is a California corporation that owns one bank, Redlands Centennial Bank, a California community bank headquartered in Redlands, California. Redlands Centennial Bank has one branch office located in Brea, Orange County.

     We have entered into a stock purchase agreement with Community West Bancshares and Palomar Community Bank to acquire Palomar Community Bank. Community West Bancshares is a California bank holding company that owns Palomar Community Bank, a California community bank headquartered in Escondido, California and Goleta National Bank, a national banking association headquartered in Goleta, California. Palomar Community has one office located at 355 West Grand Avenue, Escondido, California 92025. Under the stock purchase agreement, we will acquire Palomar Community as a separate subsidiary bank. The acquisition is subject to several conditions, including regulatory approval, obtaining of a loan to fund part of the acquisition price and the successful completion of this public offering. It is our intention to obtain all necessary regulatory and loan approvals prior to completion of this offering. This offering is contingent upon the satisfaction of all conditions to the acquisition of Palomar Community. See "Risk Factors."

     Over the past 10 years, we have grown in asset size and have recently added a new branch office in January of this year. Based on our audited, consolidated financial statements, our net income for the year ended December 31, 2000, was $907,000, and our total assets as of December 31, 2000, were $94.1 million. Based on Palomar Community's audited financials, Palomar Community's net loss for the year ended December 31, 2000, was $1.8 million, and Palomar Community's total assets as of December 31, 2000, were $78.3 million.

     Our main office is located at 218 East State Street, Redlands, California 92373, and our telephone number is (909) 798-3611.

BUSINESS STRATEGY

     Our business strategy has been structured around enhancing shareholder wealth. This has been achieved by serving the financial needs of local businesses and the professional market. Centennial First has built a reputation of personalized customer service, realizing that employees are the key to the success or failure of quality customer service. Our fundamental goal has been to provide customer service of superior quality that will clearly differentiate us from other financial institutions.

Our business strategy is to:

o    Be a leader in the communities we serve, taking care of community needs;

o Develop a strong regional presence as the highest quality, best-regarded provider of financial services;

o Expand our presence to take advantage of the strong demographics of our market areas;

o Develop a stronger marketing focus to enhance our ability to raise core deposits;

o Consolidate operational costs, where appropriate, between departments and subsidiaries of Centennial First;

o Consistently reward our shareholders by leveraging capital and enhancing return on equity;

o    Cross-sell services from and within our subsidiaries;

o Improve our efficiency ratio by combining functions such as financial administration, data processing, insurance, employee benefits and contracts for services;

o Increase higher yielding earning assets through prudent but aggressive management of our bank's loan-to-deposit ratio;

o Continue to develop noninterest income sources such as fees on sales of loans, fees on deposits and loans, commissions for sales of insurance and securities through our subsidiary, Redlands Centennial Financial Services; and

o Develop and expand the activities and associated business lines through Redlands Centennial Financial Services.

     We believe that banking customers value doing business with locally managed institutions that can provide full-service commercial banking relationships, understand customers' financial needs, and have the flexibility to customize products and services to meet those needs. We also believe that banks are better able to build successful customer relationships by affiliating with a holding company that provides cost effective administrative support services while promoting bank autonomy and individualized service.

     The business combination of Palomar Community and Centennial First is a strategic step towards expanding our market area into northern San Diego County. This growth opportunity was considered for its potential contribution to Centennial First's profitability and the similar and complementary financial products and services provided by Centennial First and Palomar Community in different nearby markets in Southern California. Centennial First has analyzed the consolidated effect to earnings, earnings per share, risk-based capital, leverage, and return on equity of the combined company.

     While Palomar Community lost $1.8 million in 2000, a significant part of that loss was due to the charge against earnings for amortization of goodwill and impairment of goodwill in the amount of $2.3 million. Palomar Community, excluding that charge, would have net earnings of $498 thousand. Generally accepted accounting principles require that existing goodwill be recorded at "fair value" when there is "impairment." The potential purchase of Palomar Community by Centennial First qualifies as a "significant event" for Palomar Community, and therefore the existing goodwill was decreased though a charge to earnings in 2000. For 2000, the expense for amortization of goodwill and impairment of goodwill was $2.3 million compared to amortization of goodwill of $392,000 in 1999 and $77,000 in 1998.

                                  THE OFFERING


Common stock outstanding prior
  to the Offering                               717,472 shares(1)

Common stock offered by Centennial First        342,858 shares

Common Stock to be outstanding
  after this Offering                           1,060,330

Use of Proceeds                                 To acquire and capitalize
                                                Palomar Community, as well as
                                                pay expenses associated with the
                                                offering. If our acquisition of
                                                Palomar Community is not
                                                consummated, this offering will
                                                terminate. For a more detailed
                                                discussion of how we expect to
                                                use these proceeds, please refer
                                                to "Use of Proceeds" on page 12.

----------------

(1) Based on the number of shares of outstanding as of March 1, 2001. This number does not include options to purchase 98,170 shares of common stock.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

     The summary consolidated financial data presented below should be read in conjunction with the more detailed Consolidated Financial Statements and Notes for us and Palomar Community appearing elsewhere in this document and the information set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations" for us. The table on page 8 summarizes the pro forma financial information as if the acquisition of Palomar Community had occurred at the beginning of each period presented.

     Operational efficiencies or additional expenses that might have occurred as a result of the acquisition are not considered. In addition, this pro forma information is not necessarily indicative of the results that would have been realized had the acquisition been completed at the beginning of the periods presented.

                        Comparative Historical Financial
                            Data for Centennial First

(Dollars in thousands,                                 As of and for the Years Ended
 except per share data)                                        December 31,
                                      ----------------------------------------------------
                                        2000       1999       1998(1)    1997(1)    1996(1)
                                      --------   --------   --------   --------   --------
INCOME STATEMENT DATA:
Interest income                       $  7,946   $  5,976   $  5,039   $  4,168   $  3,305
Interest expense                         2,331      1,586      1,694      1,498      1,019
                                      --------   --------   --------   --------   --------
  Net interest income                    5,615      4,390      3,345      2,670      2,286
Provision for loan
  and lease losses                         630        225         50          9          0
                                      --------   --------   --------   --------   --------
Net interest income after
  provision for loan and
  lease losses                           4,985      4,165      3,295      2,661      2,286
Noninterest income                       2,084      1,035        977        554        300
Noninterest expense                      5,690      4,152      3,452      2,342      1,755
                                      --------   --------   --------   --------   --------
  Income before provision
    for income taxes                     1,379      1,048        820        873        831
Provision for income taxes                 472        319        193        263        304
                                      --------   --------   --------   --------   --------
  Net income                          $    907   $    729   $    627   $    610   $    527
                                      ========   ========   ========   ========   ========

BALANCE SHEET DATA (at period end):
Investment securities                 $  9,481   $  8,003   $  9,488   $ 12,259   $ 10,194
Total net loans and leases              58,774     52,382     40,203     31,373     24,571
Total assets                            94,111     76,007     69,594     59,135     48,599
Total deposits                          86,381     69,140     63,325     53,656     43,915
Total stockholders' equity               6,870      6,328      5,819      5,153      4,395

PER SHARE DATA(2):
Net income
  Basic                               $   1.33   $   1.03   $    .92   $    .90   $    .78
  Diluted                                 1.25        .96        .84        .86        .76
Book value end of period              $   9.92   $   9.35   $   8.72   $   7.42   $   6.52
Weighted average shares outstanding
  Basic                                680,356    705,260    684,838    678,073    674,526
  Diluted                              727,194    758,765    745,605    705,874    689,854

---------------

(1) Represents financial data for Redlands Centennial Bank. Centennial First Financial Services completed its reorganization as a holding company on December 23, 1999.

(2) All share and share data reflects retroactive restatement for a 5% stock dividend in 2000, a 25% stock dividend in 1998, and a 7% stock dividend in 1997.

                        Comparative Historical Financial
                           Data for Palomar Community

(Dollars in thousands,                                As of and for the Years Ended
 except per share data)                                        December 31,
                                        ----------------------------------------------------------
                                           2000        1999        1998        1997         1996
                                        -------    ---------    --------    ---------     --------
INCOME STATEMENT DATA:
Interest income                       $   5,873    $   5,906   $   5,689    $   5,543    $   5,648
Interest expense                          2,531        2,884       3,450        3,450        3,566
                                        -------    ---------    --------    ---------     --------
  Net interest income                     3,342        3,022       2,239        2,093        2,082
Provision (reversal of provision)
  for loan and lease losses                 210           45        (111)         (69)         215
                                        -------    ---------    --------    ---------     --------
Net interest income after
  provision (reversal of provision)
  for loan and lease losses               3,132        2,977       2,350        2,162        1,867
Noninterest income                          538          713         901          467          356
Goodwill amortization and
  impairment                              2,420          310          14            0            0
Noninterest expense                       2,623        3,138       2,750        1,910        2,237
                                        -------    ---------    --------    ---------     --------
  Income (loss) before provision
    (benefit) for income taxes           (1,373)         242         487          719          (14)
Provision for income taxes                  451          228         143          158         (112)
                                        -------    ---------    --------    ---------     --------
  Net income (loss)                   $  (1,824)   $      14   $     344    $     561    $      98
                                        =======    =========    =========   =========     ========

BALANCE SHEET DATA (at period end):
Investment securities                 $   4,820    $   4,897   $   8,295    $  13,068    $  12,068
Total net loans and leases               54,783       57,292      58,425       55,921       55,450
Total assets                             78,274       76,364      89,759       78,607       80,054
Total deposits                           66,582       62,902      76,101       72,439       72,500
Total stockholders' equity               10,500       12,436      12,469        5,526        4,927

PER SHARE DATA(2):
Net income (loss)
  Basic                               $   (2.81)   $     .02   $     .53    $     .86    $     .15
  Diluted                                 (2.81)         .02         .53          .86          .15
Book value end of period              $   16.20    $   19.19   $   19.24    $    8.95    $    7.98
Weighted average
 shares outstanding
  Basic                                 648,186      648,186     648,186      648,186      648,186
  Diluted                               648,186      648,186     648,186      648,186      648,186

                            Pro Forma Financial Data
                   Based on the Purchase Method of Accounting
                 Centennial First and Palomar Community Bank(1)
                                   (Unaudited)

(Dollars in thousands,                                       Year Ended
 except per share amounts)                               December 31, 2000
                                                       ---------------------

SUMMARY OF EARNINGS:
Net interest income                                        $   8,957
Provision for loan and lease losses                             (840)
Noninterest income                                             2,622
Goodwill amortization and impairment                          (2,420)
Noninterest expense                                           (8,313)
Provision for income taxes                                      (923)
  Net income (loss)                                        $    (917)

FINANCIAL POSITION:
Total assets                                               $ 171,885
Total net loans and leases                                   113,558
Total deposits                                               152,963
Total shareholders' equity                                    12,870

PER SHARE DATA:
Net income (loss) - basic                                  $    (.90)
Net income (loss) - diluted                                $    (.86)
Book value                                                 $   12.43

SELECTED FINANCIAL RATIOS:
Return on average assets                                         .58%
Return on average shareholders' equity                          6.88%

-----------

(1) The above pro forma information is based on the assumption and conditions as set forth in the more detailed Pro Forma Financial Statements on page 16.

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION WE PROVIDE IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK. THESE ARE NOT THE ONLY RISKS WE FACE. SOME RISKS ARE NOT YET KNOWN TO US AND THERE ARE OTHERS WE DO NOT CURRENTLY BELIEVE ARE MATERIAL BUT COULD LATER TURN OUT TO BE SO. ALL OF THESE COULD IMPAIR OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION. IN EVALUATING THE RISKS OF INVESTING IN US, YOU SHOULD ALSO EVALUATE THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INCLUDING OUR FINANCIAL STATEMENTS.

THE ACQUISITION OF PALOMAR COMMUNITY IS NOT GUARANTEED AND THIS OFFERING IS DEPENDENT ON SUCH ACQUISITION

     We have entered into a stock purchase agreement to acquire Palomar Community which is subject to a number of conditions, including state and federal regulatory approval. While we intend to complete the acquisition of Palomar Community, no assurance can be given that it will be completed and this offering will not be completed unless and until all of the conditions to the closing of the acquisition of Palomar Community have been met.

WE WILL NEED TO INTEGRATE AND OPERATE THE BUSINESS OF PALOMAR COMMUNITY

     The earnings, financial condition and prospects of Centennial First after the acquisition depend in large part on Centennial First's ability to successfully integrate the operations and management of Palomar Community and Redlands Centennial Bank. We cannot guarantee that Centennial First will be able to effectively and profitably integrate the operations and management of Palomar Community and Redlands Centennial Bank. In addition, we cannot guarantee that Centennial First will be able to realize any revenue improvement or cost savings as a result of the acquisition. Furthermore, any cost savings which are realized could be offset by losses in revenues or other charges to earnings. In addition, existing customers may not be retained by the combined company or additional expenses could be incurred in retaining them. Failure to successfully integrate the operations of the company acquired could materially adversely affect future results of operations of Centennial First following the acquisition.

ADVERSE PERFORMANCE OF COMBINED LOAN PORTFOLIOS COULD HURT CENTENNIAL FIRST'S FUTURE PERFORMANCE

     Centennial First's performance and prospects after the acquisition are largely dependent on the performance of the combined loan portfolios of Palomar Community and Redlands Centennial Bank, and ultimately on the financial condition of their respective borrowers and other customers. The existing loan portfolios of Palomar Community and Redlands Centennial Bank differ to some extent in the types of borrowers, industries and credits represented. In addition, there are differences in the documentation, classifications, credit ratings and management of the portfolios. Failure of Centennial First's management to effectively manage the combined loan portfolio could have a material adverse effect on the business, financial condition and results of operations of Centennial First after the acquisition. For information about Centennial First's loan portfolio, see

"Management's Discussion and Analysis of Financial Condition and Results of Operations--Loans and Concentrations."

WE FACE STRONG COMPETITION

     In recent years, competition for bank customers, the source of deposits and loans, has greatly intensified. This competition includes

- large national and super-regional banks which have well-established branches and significant market share in many of the communities we serve;

- finance companies, investment banking and brokerage firms, and insurance companies that offer bank-like products;

- credit unions, which can offer highly competitive rates on loans and deposits because they receive tax advantages not available to commercial banks;

- other community banks, including start-up banks, that can compete with us for customers who desire a high degree of personal service; and

- technology-based financial institutions including large national and super-regional banks offering on-line deposit, bill payment, and mortgage loan application services.

     Other existing single or multi-branch community banks, or new community bank start-ups, have marketing strategies similar to ours. These other community banks can open new branches in the communities we serve and compete directly for customers who want the high level of service community banks offer. Other community banks also compete for the same management personnel and the same potential acquisition and merger candidates in Southern California.

     Historically, insurance companies, brokerage firms, credit unions, and other nonbank competitors have less regulation than banks and can be more flexible in the products and services they offer. Under the recently enacted Financial Services Act of 1999, most separations between banks, brokerage firms, and insurance companies are eliminated, which is likely to increase competition. See "Supervision and Regulation of Centennial First, Redlands Centennial Bank and Palomar Community."

DETERIORATION OF LOCAL ECONOMIC CONDITIONS COULD HURT OUR PROFITABILITY

     Our operations are primarily located in Southern California and are concentrated in Redlands, Brea and surrounding areas. As a result of this geographic concentration, our financial results depend largely upon economic conditions in these areas. Adverse local economic conditions in Southern California, and in particular, Redlands, may have a material adverse effect on our financial condition and results of operations.

GOVERNMENT REGULATION AND LEGISLATION COULD HURT OUR BUSINESS AND PROSPECTS

     We have extensive state and federal regulation, supervision and legislation which govern almost all aspects of our respective operations including:

-    the capital we must maintain;

-    the kinds of activities we can engage in;

-    the kinds and amounts of investments we can make; and

-    the location of our offices.

     Bank regulation can hinder our ability to operate with financial services companies that are not regulated or are less regulated. This regulation is primarily intended for the protection of consumers, depositors, and deposit insurance funds and not for the protection of Centennial First shareholders. See "Supervision and Regulation of Centennial First, Redlands Centennial Bank and Palomar Community."

LOSS OF KEY EMPLOYEES COULD HURT OUR PERFORMANCE

     The loss of the services of a key employee, or the failure to attract and retain other qualified persons, could have a material adverse effect on our business, financial condition and results of operations. We are heavily dependent on the services of Douglas C. Spencer, our President and Chief Executive Officer, and on several other key executives, including Beth Sanders, our Executive Vice President and Chief Financial Officer and Timothy P. Walbridge, our Executive Vice President and Chief Lending Officer, who have been instrumental in our growth. The operation and performance of Palomar Community is heavily dependent on the services of Richard Sanborn, President and Chief Executive and Darol Caster, Vice President and Chief Financial Officer of Palomar Community. We intend to enter into an employment arrangement with Richard Sanborn for the continuation of his services for Palomar Community operations.

     We may need to recruit additional senior level executives as our growth continues. However, the market for qualified persons is competitive and they may be unwilling to relocate to Redlands, a nonmetropolitan city.

LIMITED TRADING MARKET FOR CENTENNIAL FIRST FINANCIAL SERVICES COMMON STOCK AND PRICE VOLATILITY COULD MAKE IT DIFFICULT TO SELL SHARES AFTER THE OFFERING

     Given the limited trading history of our common stock on the OTC Bulletin Board and our inability to predict at what price level our common stock will trade in the future, the price of our common stock may fluctuate widely, depending on many factors that may have little to do with operating results or intrinsic worth, and you may encounter a delay in selling your shares. For information about the trading history of Centennial First's common stock, see "Market Prices."

                                 USE OF PROCEEDS

     We will use the net proceeds of this offering to fund our acquisition of Palomar Community. If the acquisition of Palomar Community is not completed, the offering will terminate and all subscriptions will be returned with interest less expenses of the escrow. Pending such uses, the net proceeds will be invested in government securities and other short-term, investment-grade, interest-bearing instruments.

                                 CAPITALIZATION

     The following table sets forth, as of December 31, 2000, (i) our consolidated capitalization ("Actual"); and (ii) our consolidated capitalization on a pro forma adjusted basis giving effect to the Palomar Community acquisition, the offering of $6 million, and the application of net proceeds therefrom ("Pro Forma As Adjusted"). See "Use of Proceeds." This table should be read in conjunction with our historical and pro forma financial statements included elsewhere in this Prospectus.

                                                        DECEMBER 31, 2000
                                                  -----------------------------
                                                                Pro Forma As
(Dollars in thousands)                                 Actual     Adjusted
                                                     ---------  ------------

Long-term debt                                       $      0    $  4,000
Stockholders' equity:
  Common stock, no par value per share,
     10,000,000 shares authorized;                      2,769       8,769
     717,472 shares issued and outstanding,
     actual; and 1,060,330 shares issued and
     outstanding, as adjusted

Additional paid-in capital                              2,959       2,959
Retained earnings                                       1,184       1,184
Accumulated other comprehensive loss                      (42)        (42)
                                                     --------    --------
  Total stockholder's equity                         $  6,870    $ 12,870
                                                     ========    ========

                                  MARKET PRICES

     Centennial First's common stock is currently quoted on the OTC Bulletin Board.

     We have been informed by market makers of the high and low sales price for our common stock during the last two fiscal years and for the first part of the current fiscal year as follows. No assurances can be given, however, that these high and low sales prices reflected the actual market value of our common stock. The high and low sales price have been adjusted to give effect to all stock dividends and splits. In addition, the prices indicated reflect inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions.

              Year                           Quarter                High              Low
         --------------             ---------------------------  -----------       ---------

           1999                     1st                            $15.875           $14.750
                                    2nd                            $15.375           $14.313
                                    3rd                            $15.250           $14.500
                                    4th                            $17.000           $14.500

           2000                     1st                             $17.00            $14.00
                                    2nd                             $18.00            $14.00
                                    3rd                             $18.00            $17.00
                                    4th                             $25.00            $14.00

           2001                     January 1, to March __,

     As of March 1, 2001, our shares of common stock were held by approximately 302 shareholders, not including those held in street name by several brokerage firms. As of March 1, 2001, a total of 98,170 shares of our common stock underlie outstanding options.

                                 DIVIDEND POLICY

     Prior to Centennial First becoming a bank holding company in December 1999, Redlands Centennial Bank paid a 25% stock dividend to shareholders of record on November 1, 1998, and a 7% stock dividend to shareholders of record on November 1, 1997. On January 3, 2000, Centennial First declared a 5% stock dividend and 5 cents cash dividend to shareholders of record January 10, 2000, and payable January 21, 2000. On August 1, 2000, a $0.05 per share cash dividend was paid to shareholders of record July 1, 2000. On February 20, 2001, Centennial First declared a cash dividend of $0.05 per share to shareholders of record March 2, 2001 and payable April 2, 2001. Any future dividends will be at the discretion of our board of directors, subject to a number of factors, including our results of operations, general business conditions, capital requirements, general financial condition, and other factors deemed relevant by our board of directors. In addition, California and federal banking laws and regulations place restrictions on the payment of dividends by a bank to its shareholders. See "Supervision and Regulation of Centennial First, Redlands Centennial Bank and Palomar Community -- Limits on Dividends and Other Payments."

                         PRO FORMA FINANCIAL STATEMENTS

     THIS DOCUMENT CONTAINS IN ADDITION TO HISTORICAL INFORMATION, "FORWARD-LOOKING STATEMENTS." THESE STATEMENTS ARE BASED ON MANAGEMENT'S BELIEFS AND ASSUMPTIONS, AND ON INFORMATION CURRENTLY AVAILABLE TO MANAGEMENT. FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS IN WHICH WORDS SUCH AS "EXPECT," ANTICIPATE," "INTEND," "PLAN," "BELIEVE," "ESTIMATE," "CONSIDER," OR SIMILAR EXPRESSIONS ARE USED. FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. THEY INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED BELOW. MANY OF THE FACTORS THAT WILL DETERMINE RESULTS ARE BEYOND OUR ABILITY TO CONTROL OR PREDICT. YOU ARE CAUTIONED NOT TO PUT UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS. THEREFORE, THE INFORMATION SET FORTH IN THIS DOCUMENT SHOULD BE CAREFULLY CONSIDERED WHEN EVALUATING THE BUSINESS PROSPECTS OF CENTENNIAL FIRST.

     We will account for the acquisition of Palomar Community using the purchase method of accounting. The purchase method accounts for a business combination such as the proposed acquisition as the acquisition of one business by another. The difference between the cost of the acquisition and the fair value of the net assets acquired will be recorded as goodwill.

     The purchase price to acquire Palomar Community will consist of a cash payment of approximately $10.5 million due at the completion date. In addition to the offering, Centennial First will also obtain debt in the amount of no more than $4.0 million to fund the acquisition and a dividend of $.5 million from Redlands Centennial Bank. The debt will consist of two loans from Pacific Coast Bankers' Bank; one loan in the amount of $2.0 million with a term of seven years, and the other loan in the amount of $2.0 million with a term of two years. Both loans will be interest only with interest at _____%, payable quarterly.

     The Statement of Income table that follows contains information which is calculated by using "weighted average shares." The weighted average shares calculation takes into consideration both the number of shares outstanding and common share equivalents and the length of time the shares and equivalents were outstanding during the period. The weighted average shares calculation is then used to calculate basic and diluted earnings per share.

     The following pro forma financial information combines the historical financial information of us and Palomar Community as if the acquisition had occurred at the beginning of each period presented under the assumptions and adjustments in the accompanying notes to the pro forma financial information. The pro forma financial information does not take into consideration operational efficiencies or additional expenses that might have occurred as a result of combining the institutions. The following tables show our pro forma consolidated condensed balance sheets following the foregoing transactions as of December 31, 2000 and our pro forma consolidated condensed income statements following the foregoing transaction for the year ended December 31, 2000.

     The pro forma financial information further assumes the issuance of 342,858 shares at $17.50 per share as a result of the offering. Our pro forma financial information is not necessarily indicative of the financial position or results of operations following the transaction as it may be in the future, or as it might have been had the transaction been effected on the assumed date.

     The pro forma financial information should be read in conjunction with the historical financial statements of Centennial First and Palomar Community and the notes to those financial statements, presented at the end of this document.

                                            Pro Forma Consolidated Balance Sheet
                                                      December 31,2000
                                                         (Unaudited)

(Dollars in thousands)                         Historical
                                     ------------------------------
                                        Centennial        Palomar           As        Pro Forma       Pro Forma
                                          First          Community       Adjusted    Adjustments     as Adjusted
                                     ---------------     ---------       --------    -----------     -----------

ASSETS
Cash and due from banks                 $  8,339        $  3,874                        (500)         $   11,713
Federal funds sold                         7,370           7,926                                          15,296
Investment in CBIA                            60                                                              60
Federal Home Loan Bank
 stock at cost                                52             395                                             447
Interest-bearing deposits in
 financial institutions                    4,780           1,582                                           6,362
Investment securities
 available-for-sale at fair value          9,429           4,820                                          14,249
Gross loans                               59,642          55,509                                         115,151
Allowance for loan losses                   (867)           (726)                                         (1,593)
Bank premises and
 equipment, net                            2,157             298                                           2,455
Goodwill and other
 intangible assets                           131           3,851         (3,851)       3,851               3,982
Accrued interest
 and other assets                          3,018             745                                           3,763
                                     ---------------     ---------       --------    -----------     -----------


       Total assets                      $94,111         $78,274        $(3,851)      $3,351            $171,885
                                     ===============     =========       ========    ===========     ===========

LIABILITIES
Deposits
  Noninterest bearing                    $23,896          $4,643                                          28,539
  Interest-bearing and
    NOW accounts                          29,284          16,870                                          46,154
  Savings                                  9,499           6,492                                          15,991
  Time deposits $100,000
    or greater                            13,304           8,406                                          21,710
  Other time deposits                     10,398          30,171                                          40,569
                                     ---------------     ---------       --------    -----------     -----------
       Total deposits                     86,381          66,582                                         152,963

Long term debt                                 -               -                       4,000               4,000
Other liabilities                            860           1,192                                           2,052
                                     ---------------     ---------       --------    -----------     -----------
       Total liabilities                  87,241          67,774                       4,000             159,015

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock                               2,769           2,593         (2,593)       6,000               8,769
Additional paid-in capital                 2,959           9,892         (9,892)                           2,959
Undivided Profits                          1,184          (1,964)         1,964                            1,184
Accumulated other
 comprehensive income                        (42)            (21)            21                              (42)
                                     ---------------     ---------       --------    -----------     -----------
       Total stockholders' equity          6,870          10,500        (10,500)       6,000              12,870
                                     ---------------     ---------       --------    -----------     -----------

       Total liabilities and
         Stockholders' Equity            $94,111         $78,274       $(10,500)     $10,000            $171,885
                                     ===============     =========       ========    ===========     ===========

                   Pro Forma Consolidated Statement of Income
                          Year Ended December 31, 2000
                                   (Unaudited)

                                                Historical
(Dollars in thousands,                 ---------------------------
 except per share amounts)              Centennial       Palomar           As        Pro Forma         Pro Forma
                                          First         Community       Adjusted    Adjustments       As Adjusted
                                         -------        ---------      ---------    -----------       -----------
INTEREST INCOME
Interest and fees on loans and leases     $6,858        $  5,051                                         $11,909
Interest on investments                    1,088             822                                           1,910
                                          ------          ------                                           -----
        Total interest income              7,946           5,873                                          13,819

INTEREST EXPENSE
Interest on deposits                       2,285           2,531                                           4,816
Interest on borrowed funds                    46               0                                              46
                                          ------          ------                                           -----
       Total interest expense              2,331           2,531                                           4,862
                                          ------          ------                                           -----
       Net interest income                 5,615           3,342                                           8,957
                                          ------          ------                                           -----

PROVISION FOR LOAN AND
 LEASE LOSSES                                630             210                                             840
                                          ------          ------                                           -----
       Net interest income
        after provision for
        loan losses                        4,985           3,132                                           8,117

NONINTEREST INCOME
Service charges and fees                     800              80                                             880
Net gain on sale of loans                    277              45                                             322
Gain on sale of
 BancData Solutions Inc.                     906               0                                             906
Other income                                 101             413                                             514
                                           -----          ------                                          ------
       Total noninterest income            2,084             538                                           2,622

NONINTEREST EXPENSE
Salaries and employee benefits             2,892           1,367                                           4,259
Net occupancy and equipment                  429             421                                             850
Amortization of goodwill and
 impairment                                    0           2,420                                           2,420
Other expenses                             2,369             835                                           3,204
                                           -----          ------                                          ------
         Total noninterest expense         5,690           5,043                                          10,733

INCOME (LOSS) BEFORE
 INCOME TAXES                              1,379          (1,373)                                              6

PROVISION FOR
 INCOME TAXES                                472             451                                             923
                                           -----          ------                                            ----

NET INCOME (LOSS)                          $ 907        $ (1,824)                                        $ (917)
                                           =====          ======                                          ======

NET INCOME (LOSS) PER SHARE
 OF COMMON STOCK
Basic                                      $1.33        $  (2.81)                                        $ (.90)
Diluted                                    $1.25        $  (2.81)                                        $ (.86)

WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING
Basic                                    680,356         648,186       (648,186)     342,858           1,023,214
Diluted                                  727,194         648,186       (648,186)     342,858           1,070,052


A    THE ACQUISITION OF PALOMAR COMMUNITY.

     Centennial First will acquire the outstanding common stock of Palomar Community for $10,500,000 payable in cash, which will be funded through this $6,000,000 offering, debt in the amount of $4,000,000 from Pacific Coast Bankers' Bank and a $500,000 dividend from Redlands Centennial Bank. The acquisition is treated as a single transaction in the consolidated financial statements.

B    CENTENNIAL FIRST STOCK OFFERING.

     In this pro forma, it is assumed the acquisition of Palomar Community will be completed concurrent with the sale of 342,858 shares of Centennial First common stock at a price of $17.50 per share.

C    BORROWINGS.

     Centennial First intends on acquiring borrowed funds of $4.0 million to complete the acquisition. The debt will consist of two notes, one for $2.0 million for a term of two years and the other for $2.0 million for a term of seven years. Both notes are interest only with interest payable on a quarterly basis. Interest on the seven year note is at __% and on the two year note is ___%.

                      REGULATORY CAPITAL AND LEVERAGE RATIO

     The following table illustrates the actual regulatory capital and leverage ratios of Centennial First and Palomar Community and the pro forma regulatory capital and leverage ratios of Centennial First, as of December 31, 2000. The pro forma ratios are stated after giving effect to this offering and the acquisition, assuming $6 million in net proceeds is raised in this public offering, all of which is held in cash or cash equivalent investments, and $4 million is borrowed from Pacific Coast Bankers' Bank. Please refer to "Pro Forma Financial Statements" and the assumptions set forth in those statements.

                                                          Tier 1       Total
                                                        Risk-Based   Risk-Based
                                              Leverage   Capital       Capital
                                               Ratio      Ratio        Ratio
                                             ---------  ----------   -----------

Centennial First                              8.12%      10.24%       11.49%
Palomar Community                             9.61%      12.53%       13.77%
Pro forma for Centennial First after
 the offering and acquisition                 5.86%       7.52%       10.43%
Minimum regulatory capital for
 a holding company(1)                         4.00%       4.00%        8.00%
-----------------

(1) Pursuant to regulations of the Federal Reserve Board. Please refer to "Supervision and Regulation of Centennial First, Redlands Centennial Bank and Palomar Community Bank--Capital Adequacy Guidelines."

                    CENTENNIAL FIRST SELECTED FINANCIAL DATA

     The following table sets forth selected financial data of Centennial First (on a consolidated basis) as of and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996, and should be read in conjunction with Management's Discussion and Analysis and with the financial statements presented elsewhere.


(Dollars in thousands,                                                    As of and for the
 except per share data)                                                Years Ended December 31,
                                                        -----------------------------------------------------------
                                                          2000        1999       1998(1)      1997(1)    1996(1)
                                                        --------    --------    --------     --------    --------

INCOME STATEMENT DATA
Interest income                                         $  7,946    $  5,976    $  5,039     $  4,168    $  3,305
Interest expense                                           2,331       1,586       1,694        1,498       1,019
                                                        --------    --------    --------     --------    --------
  Net interest income                                      5,615       4,390       3,345        2,670       2,286
Provision for loan
  and lease losses                                           630         225          50            9           0
                                                        --------    --------    --------     --------    --------
Net interest income after
  provision for loan and
  lease losses                                             4,985       4,165       3,295        2,661       2,286
Noninterest income                                         2,084       1,035         977          554         300
Noninterest expense                                        5,690       4,152       3,452        2,342       1,755
                                                        --------    --------    --------     --------    --------
  Income before provision
   for income taxes                                        1,379       1,048         820          873         831
Provision for income taxes                                   472         319         193          263         304
                                                        --------    --------    --------     --------    --------
  Net income                                           $     907   $     729   $     627    $     610   $     527
                                                        ========    ========    ========     ========    ========

BALANCE SHEET DATA
Investment securities                                   $  9,481    $  8,003    $  9,488      $12,259     $10,194
Total net loans and leases                                58,774      52,382      40,203       31,373      24,571
Total assets                                              94,111      76,007      69,594       59,135      48,599
Total deposits                                            86,381      69,140      63,325       53,656      43,915
Total stockholders' equity                                 6,870       6,328       5,818        5,153       4,395

PER SHARE DATA(2)
Net income
  Basic                                                $    1.33   $    1.03    $    .92     $    .90    $    .78
  Diluted                                                   1.25         .96         .84          .86         .76
Book value end of period                               $    9.92   $    9.35    $   8.72     $   7.42    $   6.52
Weighted average shares outstanding
  Basic                                                  680,356     705,260     684,838      678,073     674,526
  Diluted                                                727,194     758,765     745,605      705,874     689,854

SELECTED RATIOS(3)
Return on average assets                                    1.07%       1.10%        .98%        1.13%       1.27%
Return on average equity                                   13.74%      12.01%      11.43%       12.78%      12.84%
Total loans to deposits                                    69.00%      77.00%      65.00%       60.00%      59.00%
Net interest margin                                         7.51%       6.96%       5.91%        5.49%       6.10%
Efficiency ratio(4)                                        73.89%      76.39%      79.08%       72.62%      67.90%
Dividend payout                                             7.52%        -           -            -           -



(Dollars in thousands,                                                    As of and for the
 except per share data)                                                Years Ended December 31,
                                                      --------------------------------------------------------------
                                                          2000        1999        1998         1997        1996
                                                        --------    --------    --------     --------    --------

ASSET QUALITY RATIOS
Reserve for loan and lease losses to:
Ending total loans and leases                               1.45%       1.09%       1.09%        1.51%       1.80%
Nonperforming assets                                          36          61         327           54          62
Nonperforming assets to ending total assets                  .04%        .08%        .47%         .09%        .13%
Net loan and lease charge-offs (recoveries)
 to average loans and leases                                 .62%        .16%        .29%         .27%       (.05%)
Reserve/nonperforming loans                                2,411%        952%        132%         907%        755%

CAPITAL RATIOS
Average stockholders' equity to
 average assets                                             7.34%       8.34%      10.11%        8.63%       9.92%
Tier 1 capital ratio(5)                                    10.24%      10.30%      11.52%       12.49%      13.41%
Total risk-based capital ratio(6)                          11.49%      11.22%      12.37%       13.74%      14.66%
Leverage ratio(7)                                           8.12%       8.44%       8.52%        8.72%      10.57%

OTHER
Average assets                                           $84,943     $72,559     $63,980      $54,468     $41,363
Average earning assets                                    74,574      63,161      56,558       48,621      37,476
Number of full-time equivalent employees                      45          32          33           25          20
-----------------

(1) Represents financial data for Redlands Centennial Bank. Centennial First completed its reorganization as a holding company on December 23, 1999.

(2) Per share data reflects retroactive restatement for a 5% stock dividend in 2000, a 25% stock dividend in 1998, and a 7% stock dividend in 1997. See "Pro Forma Financial Statements - Footnote F."

(3)  Annualized, when appropriate.

(4) Efficiency ratio is noninterest expense divided by the sum of net interest income plus noninterest income.

(5)  Tier 1 capital divided by risk-weighted assets.

(6)  Total capital divided by risk-weighted assets.

(7)  Tier 1 capital divided by average assets.

(8)  Including head office.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion is intended to provide sufficient information about Centennial First and its subsidiary, Redlands Centennial Bank, to enhance the reader's understanding of Centennial First's financial condition and results of operations. Centennial First has not conducted any significant business activities independent of Redlands Centennial Bank since its inception. Therefore, the following discussion and analysis relates primarily to Redlands Centennial Bank. In order to understand this section in context, it should be read in conjunction with the audited financial statements, including the notes thereto and other data presented elsewhere in this prospectus.


                              RESULTS OF OPERATIONS

SUMMARY

     Centennial First reported net income of $907,000 for the year ending December 31, 2000, compared to net income totaling $729,000 for the year ending December 31, 1999, versus net income totaling $627,000 for the year ending December 31, 1998. This represents an increase of 24%, 16% and 3% for 2000, 1999, and 1998, respectively. Basic earnings per share were $1.33, $1.03, and $0.92 for the years 2000, 1999, and 1998, respectively. Diluted earnings per share, adjusted for the effect of the exercise of stock options and stock dividends, resulted in earnings per share of $1.25 in 2000, $0.96 in 1999, and $0.84 1998.

     Total assets at December 31, 2000 reached a record of $94.1 million, an increase of 24% or $18.1 million, compared to total assets of $76.0 million at December 31, 1999. Total assets at year-end 1999 exceeded year-end 1998 totals by $6.4 million, or 9%.

     At December 31, 2000, total deposits grew to a record level of $86.4 million, an increase of $17.2 million or 25% above year-end 1999. Total loans, net of the reserve for loan losses, increased $6.4 million, or 12% to $58.8 million.

     Return on average shareholders' equity was 13.74%, 12.01%, and 11.43% for the years ending December 31, 2000, 1999, and 1998, respectively. Return on average assets was 1.07%, 1.10%, and .98% for the years ending December 31, 2000, 1999, and 1998, respectively. The total risk-based capital ratio was 11.49%, 11.22%, and 12.37% for 2000, 1999, and 1998, respectively. The minimum total risk-based capital ratio established by the FDIC to be qualified as "well capitalized" is 10.00%.

NET INTEREST INCOME AND NET INTEREST MARGIN

     Net interest income is the difference between interest earned on loans and investments and interest paid on deposits. Net interest income totaled $5.6 million for the year ended December 31, 2000, up 28% from $4.4 million at December 31, 1999, compared to net interest income of $3.3 million in 1998. The primary factor contributing to the growth of net interest income during 2000 was an increase in volume of loans made, fees and interest on construction loans and increases in Centennial First's prime rate. Earning assets increased $14.2 million, or 21%, to $80.4 million in 2000, compared to an increase of $5.3 million, or 8.8%, to $65.9 million in 1999.

     The net interest margin was 7.51%, 6.96%, and 5.91% for the years ended December 31, 2000, 1999 and 1998, respectively.

LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

     Centennial First's liquidity is primarily a reflection of Centennial First's ability to acquire funds to meet loan demand and deposit withdrawals and to service other liabilities as they come due. Centennial First has adopted policies to maintain a relatively liquid position to enable it to respond to changes in the financial environment and ensure sufficient funds are available to meet those needs. Generally, Centennial First's major sources of liquidity are customer deposits, sales and maturities of investment securities, the use of federal funds markets, and net cash provided by operating activities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and unscheduled loan prepayments, which are influenced by general interest rate levels, interest rates available on other investments, competition, economic conditions, and other factors, are not. Liquid asset balances include cash, amounts due from other banks, federal funds sold, and securities available-for-sale. To augment liquidity, Centennial First has a Federal Funds borrowing arrangement with three correspondent banks totaling $5.5 million.

     The following table sets forth certain information with respect to Centennial First's liquidity as of December 31, 2000, 1999 and 1998.


(Dollars in thousands)                      Year Ended December 31,
                                   -----------------------------------------
                                       2000           1999          1998
                                     --------       --------      --------
Cash and due from banks              $  8,339       $  5,230      $  4,486
Federal funds sold                      7,370          2,150         6,820
Interest earning deposits               4,780          3,612         4,104
Unpledged securities                    6,691          7,603         9,088
                                     --------       --------      --------
  Total liquid assets                 $27,180        $18,595       $24,498
                                     ========       ========      ========

Liquidity ratios(1)
 Liquid assets
  Ending assets                         28.88%         24.46%        35.20%
  Ending deposits(2)                    31.47%         26.89%        38.87%
----------------

                          (Footnotes on following page)

(1) Liquid assets include cash and due from banks, federal funds sold, interest-bearing deposits and market value of available-for-sale securities less book value of pledged securities.

(2)  Less pledged public deposits.

     Liquidity, which primarily represents Centennial First's ability to meet fluctuations in deposit levels and customers' credit needs, is managed through various funding strategies that reflect the maturity structure of the assets being funded. Management monitors its liquidity position daily in relation to its deposit base and projected loan funding or payoffs.

     Excess liquidity can adversely impact earnings, if not properly managed. The process of asset/liability management has evolved from simple "gap" analysis, where a bank views repricing opportunities of its assets and liabilities through various time periods, to simulation, interest rate risk, and economic value of equity reporting. These processes not only measure risk, but also provide Centennial First with evaluation tools necessary for prudent management of continued, stable earnings, regardless of interest rate fluctuations.

RISK MANAGEMENT

     Various types of risk are inherent in the business of banking. Federal regulators have adopted examination guidelines that scrutinize not only a bank's level of risk, but also its ability to manage and control that risk. Regulators evaluate risks that affect capital, liquidity, and compliance to determine their potential effect on the safety and soundness of a bank. Certain risks may be covered by insurance coverage, but management must establish a risk management approach that addresses all areas of risk.

     Centennial First has in place acceptable limits for each of the risks identified by the FDIC. We have defined various types of risk, and have mechanisms in place to manage, monitor and report those risks. Specifically, Centennial First focuses on six risk categories within each area of Centennial First. Those include credit risk, interest rate risk, liquidity risk, market risk, transaction risk and compliance risk.

OTHER INCOME

     Other income for Centennial First includes customer service fees, net gain from sale of loans, net gain or loss from sale of investment securities, and other miscellaneous income. Total other income grew 106%, or $1.1 million in 2000 to $2.1 million, primarily as a result of the one time gain on sale of Redlands Centennial Bank's investment in BancData Solutions, a bank service corporation, that provided data and item processing for 19 banks. Other income, excluding the gain from the sale of Redlands Centennial Bank's investment in BancData Solutions, increased 13.8% or $143,000 to $1.2 million for 2000 compared to 1999. Other income increased 5.9%, or $58,000 to $1.03 million in 1999 compared to $977,000 in 1998. In 1998, total other income increased 76.2% to $977,000 as a result of increases in fees, revenue gains from the sale of SBA loans, and gains from the sales of investment securities.

     Customer service charges and fees increased 11% and sale of loans increased 26% in 2000. Customer service fees increased to $800,000 in 2000 from $718,000 in 1999 and $518,000 in 1998. The gain on sale of loans was $277,000 in 2000, compared to $220,000 in 1999, and $286,000 in 1998.

     The following table sets forth components of Centennial First's noninterest income:


(Dollars in thousands)                            Year Ended December 31,
                                        ----------------------------------------
                                            2000         1999           1998
                                          --------     --------       --------
FEES AND OTHER INCOME:
Customer service fees                      $   800      $   718         $  518
Gain from sale of loans                        277          220            286
Gain (loss) from sale
 of investment securities                       11           (2)           119
Gain from sale of investment in
BancData Solutions, Inc.                       906            -             --
Other income                                    90           99             54
                                          --------     --------       --------
   Total other income                       $2,084       $1,035         $  977
                                          ========     ========       ========

OTHER EXPENSES

     Total other expenses for 2000 were $5.7 million compared to $4.1 million in 1999, an increase of $1.5 million, or 37%. Other expenses for 1999 exceeded other expenses for 1998 by $700,000, or 21%.

     During 2000, salaries and employee benefits increased 33% to $2.9 million from $2.2 million in 1999 as the result of increased staff for the SBA and Construction Departments of Redlands Centennial Bank, as well as mid-year staffing for the Loan Production Office in Anaheim. In addition, Redlands Centennial Bank funded an Employee Stock Ownership Plan in 2000. Salaries and employee benefits for 1998 were $1.6 million.

     For 2000, occupancy expense increased 21%, or $75,000 to $429,000. Included were expenses for premises, equipment and repair, as well as costs for computer hardware and software depreciation. In 1999, net occupancy expense increased $39,000 to $354,000, or 12.4%, compared to an increase of $59,000, or 23.0%, from 1997 to 1998. Cost increases relate to Centennial First's expansion in establishing new sources of loan and fee income through real estate, construction and SBA lending.

     Other operating expenses, including professional fees, data processing fees, supplies and advertising were $2.4 million in 2000, compared to $1.6 million in 1999, an increase of 45%, or $737,000 principally as a result of increased professional fees. Other operating expenses for 1999 were $1.6 million compared to $1.5 million in 1998.

     The following table summarizes the significant components of noninterest expense for the years ended December 31, 2000, 1999 and 1998:


(Dollars in thousands)                                 Year Ended December 31,
                                               ------------------------------------
                                                 2000          1999          1998
                                               --------      --------      --------

OTHER EXPENSES:
Salaries and wages                               $2,196        $1,698        $1,308
Employee benefits                                   696           468           283
Net occupancy expense                               429           354           315
Other operating expense                           2,369         1,632         1,546
                                               --------      --------      --------
   Total other expenses                          $5,690        $4,152        $3,452
                                               ========      ========      ========

INCOME TAXES

     The provision for income taxes was $472,000 in 2000 compared to $319,000 in 1999 and $193,000 in 1998. For the year ended December 31, 2000, the effective tax rate was 34.2% compared to an effective tax rate of 30.4% in 1999, and 23.5% in 1998.

INVESTMENT SECURITIES

     Centennial First's investment portfolio provides income to Centennial First and also serves as a source of liquidity. Total yield, maturity and risk are among the factors considered in building the investment portfolio. Under FDIC guidelines for risk-based capital, certain loans and investments may affect the level of capital required to support risk-weighted assets. For example, U.S. Treasury Securities have a 0% risk weighting, whereas U.S. agency pools have a 20% risk weighting, while 1-4 family real estate loans carry a 50% risk weighting. In addition, pursuant to FASB 115, securities must be classified as "held to maturity," "available for sale," or "trading securities." Those securities held in the "available for sale" category must be carried on Centennial First's books at "fair market value." At December 31, 2000, Centennial First's "available-for-sale" investment portfolio at fair value consisted of $5.0 million in mortgage-backed securities, $4.0 million in municipal bonds, and $401,000 in U.S. Treasury obligations compared to $3.6 million, $3.8 million and $399,000, respectively in 1999.

     At December 31, 2000, and at December 31, 1999, Centennial First did not carry any "held to maturity" investments, compared to $807,000 at December 31, 1998, which was carried at net book value. Interest-bearing deposits in short-term time certificates at other financial institutions totaled $4.8 million at year-end 2000 versus $3.6 million in 1999 and $4.1 million in 1998. Overnight federal funds sold totaled $7.4 million in 2000, $2.1 million in 1999, as compared to $6.8 million in 1998.

LOANS

     Total loans were $60 million at December 31, 2000, an increase of $6.8 million, or 13% from total loans of $53.2 million at December 31, 1999. Total net loans for 1999 increased $12.1 million or 30% from year-end 1998. Real estate loans totaled $30.6 million, an increase of $2.8 million, or 10% from December 31, 1999. Real estate loans totaled $27.8 million at December 31, 1999, an increase of $11 million or 70.5% from 1998. Commercial loans were $21.6 million at year-end 2000, compared to commercial loans of $18.7 million at December 31, 1999, an increase of $2.9 million or 15%. Consumer installment loans totaled $7.8 million, an increase of $1 million, or 16% from December 31, 1999 to December 31, 2000.

     Approximately 27%, or $16 million, of Centennial First's loan portfolio is at fixed rates for 2000, compared to 29%, or $16 million, for 1999. Loans having variable rates were $44 million in 2000 compared to $37 million in 1999.

PROVISION FOR LOAN LOSSES

     The provision for loan losses is designed to create a reserve for possible future loan losses. The provision for loan losses was $868,000 or 1.45% of gross loans at December 31, 2000, compared to $581,000 or 1.10% of gross loans at December 31, 1999. The amount maintained reflects management's evaluation of the present economic outlook concerning the liquidity and realizable value of the real property held as collateral, as well as increases based on increased volume in the portfolio. It also reflects an ongoing evaluation of the risks inherent in Centennial First's loan portfolio, the short-term and long-term economic forecasts and the continued monitoring of specific loans where there are potential losses. Nonperforming assets include loans for which interest is no longer accruing, loans 90 or more days past due, impaired loans and other real estate owned. As a result of Centennial First's continued adherence to strict loan standards and policies, nonperforming assets at December 31, 2000 were only $287,819 compared to $356,922 at December 31, 1999, representing .48% and .67%, respectively of gross loans.

DEPOSITS

     Total deposits increased $17.2 million, or 25%, to a record level of $86.4 million at December 31, 2000 from $69.1 million in 1999. During 1999, deposits increased $5.8 million or 9.2% to $69.1 million from December 31, 1998. Noninterest-bearing demand deposits at December 31, 2000, increased $5.7 million, or 32% from the previous period to $23.8 million. Interest-bearing and NOW accounts increased 64%, or $11.4 million to $29.3 million in 2000. Savings and time deposits remained stable, increasing only 2% to $33.2 million from $33.1 million a year ago.

     Centennial First's cost of funds is the result of total interest expense divided by total deposits. An increase in money market deposits had a detrimental effect on Centennial First's overall cost of funds during 2000. For 2000, cost of funds was 2.70% compared to 2.29% for 1999 and 2.67% for 1998.

DIVIDENDS

     During 2000, Centennial First paid three dividends. In January, shareholders of record on January 3, 2000 were issued shares for a five percent stock dividend as well as a cash dividend equal to five cents per share. In August 2000, Centennial First paid an additional five cents per share cash dividend to shareholders of record on July 1, 2000.

RESULTS OF OPERATIONS
NET INTEREST INCOME/NET INTEREST MARGIN

     Net interest income for the year ended December 31, 2000 was $5.6 million, an increase of 27.9% or $1.2 million over net income of $4.4 million during the same period of 1999. The increase was primarily due to the growth in average loans, largely due to improved economic conditions in the Company's market areas, and an increase in the prime-lending rate.

     The following table sets forth average assets, liabilities, and shareholders' equity; the amount of interest income or interest expense; and the average yield or rate for each category of interest-bearing assets and interest-bearing liabilities and the net interest margin (net interest income divided by average earning assets) for the periods indicated:

STATISTICAL INFORMATION

        Schedule of Average Assets, Liabilities and Shareholders' Equity


(Dollars in thousands)                         2000                             1999
                                  ------------------------------   ------------------------------
                                             Interest   Average               Interest  Average
                                  Average    Earned/    Interest   Average    Earned/    Interest
                                  Balance     Paid        Rate     Balance     Paid        Rate
                                  --------   --------   --------   --------   --------   --------

INTEREST-EARNING ASSETS:
Federal funds sold                $  7,408    $   454       6.13%  $  3,157     $  151       4.78%
Interest-bearing deposits in
 financial institutions              3,620        219       6.05%     3,900        238       6.10%
Investment securities                7,875        415       5.27%     9,041        487       5.39%
                                  --------   --------              --------   --------
Total investments                   18,903      1,088       5.76%    16,098        876       5.44%
Loans                               55,822      6,858      12.29%    46,978      5,100      10.86%
                                  --------   --------              --------   --------
      Total interest-
       earning assets              $74,725     $7,946      10.63%   $63,076     $5,976       9.47%
                                             ========                         ========
Other assets                        10,218                           10,853
                                  --------                         --------
      Total assets                 $84,943                          $73,929
                                  ========                         ========

INTEREST-BEARING LIABILITIES:
Demand deposits                    $19,180         -          -     $16,678          -          -
Interest-bearing
 demand deposits                    10,131    $   119       1.17%    10,510     $  119       1.13%
Money market deposits               13,611        550       4.04%     7,631        212       2.78%
Savings deposits                     9,609        239       2.49%    11,180        295       2.64%
Time deposits of $100,000
 or more                            12,859        727       5.65%     9,397        452       4.81%
Time deposits under
 $100,000                           11,590        650       5.61%    10,592        508       4.80%
                                  --------   --------              --------   --------
Total interest-bearing
 liabilities                       $57,800     $2,285       3.95%   $49,310     $1,586       3.22%
                                  ========   ========              --------   ========
Other borrowings                       758         46       6.07%        -           -          -
                                  --------    -------              --------   --------
Total deposits and
 other borrowings                  $77,738     $2,331       3.00%   $65,988     $1,586       2.40%
                                  ========   ========              ========   ========
Other liabilities                      972                            1,882
Average rate excluding
 demand deposits                                            3.98%                            3.22%
Total liabilities
Shareholders' equity                 6,233                            6,059
                                  --------                         --------
Total liabilities and
 shareholder equity                $84,943                          $73,929
                                  ========                         ========
Net interest income                          $  5,615                           $4,390
                                            =========                         ========
Net interest margin                                         7.51%                            6.96%

ANALYSIS OF CHANGES IN INTEREST DIFFERENTIAL

     The following table shows the unaudited dollar amount of the increase (decrease) in Centennial First's net interest income and expense and attributes such dollar amounts to changes in volume as well as changes in rates. Rate and volume variances have been allocated proportionally between rate and volume changes.


(Dollars in thousands)                              Year Ended                           Year Ended
                                                 December 31, 2000                    December 31, 1999
                                                    Over 1999                            Over 1998
                                            Increase (Decrease) Due to           Increase (Decrease) Due to
                                          ------------------------------       ------------------------------
                                           Volume      Rate       Total         Volume      Rate       Total
                                          --------   --------   --------       --------   --------   --------

INCREASE (DECREASE) IN INTEREST INCOME
Federal funds sold                         $   248    $    55    $   303        $  (239)   $    50    $  (189)
Interest-bearing deposits in
 financial institutions                         71        (90)       (19)           (32)        18        (14)
Investment securities                           93       (165)       (72)          (113)        70        (43)
Loans                                          635      1,123      1,758          1,213        (30)     1,183
                                          --------   --------   --------       --------   --------   --------
       Total                               $ 1,047    $   923    $ 1,970        $   829     $  108    $   937
                                          --------   --------   --------       --------   --------   --------

INCREASE (DECREASE) IN INTEREST EXPENSE
Interest bearing
  demand deposits                          $    13    $   (13)   $     0        $    32     $  (25)   $     7
Money market deposits                          286         52        338            (23)        28          5
Savings deposits                               (66)        10        (56)            13        (55)       (42)
Time deposits of
  $100,000 or more                             149        126        275            142       (294)      (152)
Time deposits
  under $100,000                               (23)       165        142            (47)       121         74
Other borrowers                                  0         46         46
                                          --------   --------   --------       --------   --------   --------
       Total                               $   359    $   386    $   745        $   117     $ (225)   $  (108)
                                          --------   --------   --------       --------   --------   --------

TOTAL CHANGE IN
 NET INTEREST INCOME                       $   688    $   537    $ 1,225        $   712     $  333    $ 1,045
                                          ========   ========   ========       ========   ========   ========

INVESTMENTS

     The following table is a comparison of amortized cost and fair value of investment securities at December 31, 2000 and 1999:


(Dollars in thousands)                       December 31, 2000
                               ------------------------------------------------
                               Amortized   Unrealized  Unrealized      Fair
                                 Cost        Gains      Losses         Value
                               ---------   ----------  ----------   -----------

AVAILABLE-FOR-SALE:
Mortgage-backed securities        $5,072     $    -         $  28        $5,044
Obligations of States
 and Local Governments             4,027          -            43         3,984
U.S. Treasury Obligations            402          -             1           401
                                --------     --------    --------       -------
                                  $9,501     $    -         $  72        $9,429
                                ========     ========    ========      ========

(Dollars in thousands)                       December 31, 1999
                               ------------------------------------------------
                               Amortized    Unrealized   Unrealized     Fair
                                 Cost         Gains        Losses       Value
                               ---------    ----------   ----------   ---------

AVAILABLE-FOR-SALE:
Mortgage-backed securities        $3,722      $    -         $  81       $3,641
Obligations of States
 and Local Governments             4,011           -           258        3,753
U.S. Treasury Obligations            405           -             6          399
                                --------     --------     --------     --------
                                  $8,138      $    -          $345       $7,793
                                ========     ========     ========     ========

At December 31, 2000 the book value of the following issuer's securities exceeded 10% of Centennial First's shareholders' equity:

(Dollars in thousands)                  Book Value              Market Value
                                        ----------              ------------

Mortgage-backed guaranteed by GNMA       $1,295                    $1,288
Mortgage-backed issued by FNMA           $  954                    $  945
Mortgage-backed issued by FHLMC          $  808                    $  798
CMOs guaranteed by GNMA                  $  980                    $  982
CMOs issued by FHLMC                     $  663                    $  663

     Investment securities at the dates indicated consisted of the following:


(Dollars in thousands)                  December 31, 2000                   December 31, 1999
                                ---------------------------------   ---------------------------------
                                            Approx.                             Approx.
                                Amortized   Market                  Amortized   Market
                                     Cost    Value      % Yield*      Cost       Value      % Yield*
                                ---------   ---------   ---------   ---------   ---------   ---------

U.S. TREASURY AND AGENCIES:
One year or less                     402          402        5.44%          0           0
Over one to five years                 0            0                     405         400        5.44%
Over five to ten years                 0            0                       0           0
Over ten years                         0            0                       0           0

CMO ISSUED BY U.S. AGENCIES:
One year or less                       0            0                      73          73        5.42%
Over one to five years             1,792        1,788        7.12%        936         913        6.38%
Over five to ten years               223          224        6.49%        223         206        6.49%
Over ten years                         0            0                       0           0

MORTGAGE BACKED SECURITIES:
One year or less                      77           76        3.95%         86          83        3.78%
Over one to five years             1,631        1,614        7.03%      2,003       1,971        6.27%
Over five to ten years               357          355        7.03%        401         395        6.44%
Over ten years                       991          986        8.05%          0           0

TAX EXEMPT MUNICIPALS:
One year or less                       0            0                       0           0
Over one to five years               575          568        6.42%        361         335        6.63%
Over five to ten years             3,099        3,062        6.56%      2,457       2,296        6.48%
Over ten years                         0            0                     837         768        6.66%

TAXABLE MUNICIPALS:
One year or less                       0            0                     330         329        7.01%
Over one to five years               326          328        7.32%          0           0
Over five to ten years                 0            0                       0           0
Over ten years                        26           26        7.50%         26          24        7.50%
-------------

*     Tax effected.

LOANS AND CONCENTRATIONS

     TYPES OF LOANS. The table below shows the composition of the Bank's loan portfolio at December 31, 2000 and 1999 is as follows:


                                                  As of
                                                December 31,
                                    -------------------------------------
(Dollars in thousands)                   2000                  1999
                                    ---------------       ---------------
                                    Amount      %         Amount      %
                                    ------    -----       ------    -----

Real estate loans
 Construction and development     $ 14,358       24%     $15,248       29%
 Mortgage loans                     16,272       27%      12,533       23%
Commercial loans                    21,583       36%      18,686       35%
Automobile loans                     3,036        5%       2,468        5%
Indirect loans                       1,063        2%       1,845        3%
Equity loans                         1,887        3%         876        2%
Consumer and other loans             1,827        3%       1,531        3%
                                  --------    -----     --------    -----

     Total loans                    60,026      100%      53,187      100%

Less unearned income                  (384)                 (224)
Less allowance for loans losses       (868)                 (581)
                                  --------              --------

     Net loans                     $58,774               $52,382
                                  ========              ========

REAL ESTATE - CONSTRUCTION

     Centennial First makes loans to finance the construction of residential and commercial properties and to finance land acquisition and development. Construction and development loans are obtained principally through solicitations by Centennial First and through continued business from builders and developers who have previously borrowed from Centennial First. When the total amount of a loan would otherwise exceed Centennial First's legal lending limit, Centennial First sells participation interests to other financial institutions to facilitate the extension of credit.

     Centennial First's owner-occupied single family construction loans typically have a maturity of nine months for construction-to-permanent loans and up to twelve months for construction only loans, and are secured by deeds of trust and usually do not exceed 80% of the appraised value of the home to be built. All owner-occupied single family construction borrowers have been pre-qualified for long-term loans using Fannie Mae underwriting guidelines.

     Loans to developers for the purpose of acquiring unimproved land and developing such land typically have a maturity of 12 to 18 months; have a floating rate tied to prime rate; usually do not exceed 50% of the appraised value on raw land or 65% of the appraised value when offsite improvements are financed; are secured by a first deed of trust; and requires the principal to personally guarantee repayment of the loan. Loan commitment and origination fees of 1.5% to 2% are usually charged.

     Loans to developers for the purpose of acquiring unimproved land and developing such land into improved 1-to-4 residential lots typically have a maturity of 12 to 18 months; have a floating rate tied to prime rate; usually do not exceed 65% of the appraised value; are secured by a first deed of trust; and requires the principal to personally guarantee repayment of the loan. To further reduce risk inherent in construction lending, Centennial First limits the number of properties which can be constructed on a "speculative" or unsold basis contingent upon absorption rates detailed by an approved appraiser and subject to final review and approval by Centennial First's Real Estate Dept. Manager.

     Centennial First's underwriting criteria is designed to evaluate and minimize the risk of each construction loan. A wide variety of factors are carefully considered before originating a construction loan, including the availability of permanent financing to the borrower (which may be provided by Centennial First at prevailing market rates); the reputation of the borrower and the contractor; independent valuations and reviews of cost estimates; pre-construction sale information, and cash flow projections of the borrower. At the time of Centennial First's origination of a construction loan to a builder, the builder often has a signed contract with a purchaser for the sale of the "to-be-constructed" house, thereby providing reasonable assurance of a repayment source and mitigation of Centennial First's underwriting risks. To further reduce risk inherent in construction lending, Centennial First limits the number of properties which can be constructed on a "speculative" or unsold basis contingent upon absorption rates detailed by an approved appraiser and subject to final review and approval by Centennial First's Real Estate Department Manager. Moreover, Centennial First controls certain risks associated with construction lending via a fund disbursement/voucher-control system requiring builders to submit itemized bills to Centennial First (along with appropriate lien releases), and by paying the subcontractors directly. For a contractor meeting specific criteria, loan funds may be disbursed under a "draw" system, directly to the contractor.

     Commercial construction loans are underwritten using the actual or estimated cash flow the secured real property would provide to an investor ("Income Approach") in the event of a default by the borrower. A debt coverage ratio of 1.2:1 and a maximum loan-to-value of 75% is required in most cases.

REAL ESTATE - COMMERCIAL

     In order to accommodate existing customers and to solicit new commercial loan and deposit relationships, Centennial First originates permanent loans secured by owner-occupied commercial real estate (investor-owned real estate is only considered on an exception basis as an accommodation to substantial existing customers). Centennial First's commercial real estate portfolio primarily includes loans secured by small office buildings and commercial/industrial real properties. Commercial real estate loans may be secured by a combination of both commercial and single-family properties.

     At December 31, 2000, Centennial First had outstanding real estate secured loans totaling $30.6 million.

BUSINESS LOANS

     Centennial First's commercial loans consist of (i) loans secured by commercial real estate and (ii) business loans which are not secured by real estate, or if secured by real estate, the principal source of repayment is expected to be from business income, operating cash flows, etc. For a discussion of Centennial First's loans secured by commercial real estate lending see " -- Real Estate - Commercial." Business loans include revolving lines of credit, working capital loans, equipment financing, letters of credit and inventory financing. At December 31, 2000, Centennial First had business loans totaling $21.6 million, representing 36% of Centennial First's net loan portfolio.

     Typically, business loans are floating rate obligations and are made for terms of 5 years or less, depending on the purpose of the loan and the collateral. No single business customer accounted for more than 3% of total net loans at December 31, 2000.

     CONSUMER AND OTHER LOANS

     The consumer loans originated by Centennial First include automobile loans and miscellaneous other consumer loans, including unsecured loans, home lines of credit and credit card accounts. At December 31, 2000, consumer loans totaled $7.8 million, or 13% of Centennial First's net loan portfolio.

MATURITIES OF LOANS. The following table shows the maturity distribution of Centennial First's loan portfolio with principal balances of loans indicated by both fixed and floating rate categories as of December 31, 2000.


(Dollars in thousands)            Due in       Due After
                                 One Year      One Year           Due After
                                  Or Less   Through Five Years    Five Years     Total Loans
                                 --------   ------------------   ------------   -------------

FIXED RATE LOANS
Real estate loans
 Construction and
  development                    $  6,764       $   410                           $  7,174
 Mortgage loans                       282           457             $   66             805
 SBA                                                                   306             306
Commercial loans                      497           582                 27           1,106
Automobile loans                       93         2,669                211           2,973
Indirect loans                        115           796                152           1,063
Equity loans                          145           135              1,133           1,413
Consumer and other loans              447         1,048                178           1,673
                                 --------      --------           --------        --------
Total fixed rate loans           $  8,343      $  6,097           $  2,073         $16,513
                                 ========      ========           ========        ========

FLOATING RATE LOANS
Real estate loans
 Construction and
  development                    $  6,852        $  303              $  29        $  7,184
 Mortgage loans                     2,971         1,345              5,391           9,707
 SBA                                                 35              5,419           5,454
Commercial loans                   10,597         5,386              4,494          20,477
Automobile loans                        7            56                                 63
Equity loans                          400            74                                474
Consumer and other loans              150             4                                154
                                 --------      --------           --------        --------
Total floating rate loans         $20,977      $  7,203            $15,333         $43,513
                                 ========      ========           ========        ========

Total loans                       $29,320       $13,300            $17,406         $60,026
                                 ========      ========           ========        ========

LOAN LOSSES AND RECOVERIES

     The following table summarizes the changes in the reserve for loan losses for the periods shown:


(Dollars in thousands)                       Year ended December 31,
                                           ------------------------------
                                             2000              1999
                                           ------------      ------------
Allowance for loan losses
 balance, beginning of period                  $581              $433

Loans charged off:
Real estate                                       7                 0
Commercial                                      345                13
Consumer                                          0                77
Lease financing                                   6                 0
Credit card and related accounts                  5                 6
                                              -----             -----
     Total loans charged off                    363                96

Recoveries:
Real estate                                       0                 0
Commercial                                        8                14
Consumer                                         10                 5
Lease financing                                   0                 0
Credit card and related accounts                  2                 0
                                              -----             -----
     Total recoveries                            20                19
Net (charge-offs) recoveries                   (343)              (77)
                                              -----              -----
Provision charged to operations                 630               225
                                              -----              -----

Allowance for loan losses balance,
 end of period                                 $868              $581
                                              =====              =====
Loans outstanding at end of period,
 net of unearned interest income            $59,642           $52,963

Average loans outstanding
 for the period                             $55,822           $46,978

Ratio of net loans charged off (recovered)
 to average loans outstanding                   .62%             .16%

Ratio of allowance for loan losses to
 loans at end of period                        1.45%            1.10%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES


(Dollars in thousands)                               December 31,
                               --------------------------------------------------------
                                         2000                        1999
                               ---------------------------  ---------------------------
                                             Ratio of Loan                Ratio of Loan
                               Allowance     Category to    Allowance     Category to
                                  for        Outstanding       for        Outstanding
                               Loan Losses   Total Loans    Loan Losses   Total Loans
                               -----------   -----------    -----------   -----------

Real estate-construction            $  157       24%          $  157          29%
Real estate-SBA (unguaranteed)          24        5%              17           4%
Real estate-SBA (guaranteed)             0        3%               0           3%
Real estate-other                       84       19%              85          17%
Commercial loans                       155       34%             153          32%
Commercial SBA (unguaranteed)            2        1%               9           1%
Commercial SBA (guaranteed)              0        1%               0           1%
Automobile-direct/indirect              23        7%              26           8%
Auto insurance reserve                   0        0%              11           0%
Equity loans                             9        3%               4           2%
Consumer & other                         9        3%               8           3%
Not allocated                          405                       111
                                    ------      ---           ------          ------
Total allowance for loan loss       $  868      100%          $  581         100%

Total loans                        $59,642                   $52,963

     The adequacy of the allowance for loan losses is measured in the context of several key ratios and factors including: (1) the ratio of the allowance to total outstanding loans; (2) the ratio of total nonperforming loans to total loans; and, (3) the ratio of net charge-offs (recoveries) to average loans outstanding. Additional factors considered in establishing an appropriate allowance include a careful assessment of the financial condition of the borrower; a realistic determination of the value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industry of the borrower; comprehensive analysis of the levels and trends of loan categories; and a review of delinquent and classified loans. Management's evaluation is based on a system whereby each loan is "graded" at the time of origination, extension or renewal. Each grade is assessed a risk factor, which is calculated to assess the adequacy of the allowance for loan losses. Further, management considers other factors including changes in the nature and volume of the loan portfolio, overall portfolio quality, loan concentrations, trends in the level of delinquent and classified loans, specific problem loans and commitments, and current and anticipated economic conditions.

NONPERFORMING ASSETS

     Centennial First's policy is to recognize interest income on an accrual basis unless the full collectibility of principal and interest is uncertain. Loans that are delinquent 90 days or more, unless well secured and in the process of collection, are placed on nonaccrual status on a cash basis and previously accrued but uncollected interest is reversed against income. Thereafter, income is recognized only as it is collected in cash. Collectibility is determined by considering the borrower's financial condition, cash flow, quality of management, the existence of collateral or guarantees and the state of the local economy.

     The following table provides information with respect to all nonperforming assets.


(Dollars in thousands)                        Year Ended December 31,
                                             -------------------------
                                              2000             1999
                                             --------         --------

Loans on nonaccrual status                   $  37           $  61
Loans past due greater than 90 days             75             215
                                             -----           -----
   Total nonperforming assets                 $112            $276
                                             =====           =====

Allowance for loan losses                     $868            $581
Ratio of total nonperforming
 assets to total assets                        .27%            .36%
Ratio of total nonperforming
 assets to total loans                         .42%            .52%
Ratio of nonperforming assets
 to total allowance for loan losses            .29%            .47%

DEPOSITS

     The following table sets forth, by time remaining to maturity, all time certificates of deposit accounts outstanding at December 31, 2000.


                                               As of
(Dollars in thousands)                    December 31, 2000
                                          -----------------

Three months or less                         $  7,808
Over three through twelve months               13,519
Over one year to three years                    1,906
Over three years                                  469
                                             --------
     Total                                    $23,702
                                             ========

SHAREHOLDERS' EQUITY

Total shareholders' equity for the year ended December 31, 2000 increased $542,000, or 8.6% to $6.870 million from December 31, 1999. For the year ended December 31, 1999, total shareholders' equity increased $509,000, or 8.7% from $5.819 million at year-end 1998.

During 2000, total shareholders' equity decreased $71,000 for the net effect of cash dividends, and was reduced $651,000 for the purchase and retirement of common stock. Net income of $907,000 for 2000 increased total shareholders' equity at December 31, 2000. In 1999, total shareholders' equity increased $92,000 for the exercise of stock options and increased $729,000 for net earnings.

ASSET-LIABILITY MANAGEMENT AND INTEREST RATE SENSITIVITY

     The operating income and net income of Centennial First depend to a substantial extent on "rate differentials," i.e., the difference between the income Centennial First receives from loans, securities and other earning assets, and the interest expense it pays on deposits and other liabilities. Interest income and interest expense are affected by general economic conditions and by competition in the marketplace. Centennial First's interest and pricing strategies are driven by its asset-liability management analysis and by local market conditions.

     Centennial First seeks to manage its assets and liabilities to generate a stable level of earnings in response to changing interest rates and to manage its interest rate risk. Centennial First further strives to serve its communities and customers through deployment of its resources on a corporate-wide basis so that qualified loan demands may be funded. Asset/liability management involves managing the relationship between interest rate sensitive assets and interest rate sensitive liabilities.

     The interest rate sensitivity of Centennial First is measured over time and is based on Centennial First's ability to reprice its assets and liabilities. The opportunity to reprice assets in the same dollar amounts and at the same time as liabilities would minimize interest rate risk in any interest rate environment. The difference between the amount of assets and liabilities repriced at the same time is referred to as the "gap." This gap represents the risk, or opportunity, in repricing. In general, if more assets than liabilities are repriced at a given time in a rising rate environment, net interest income would improve, and in a declining rate environment, net interest income would deteriorate. If more liabilities than assets were repriced under the same conditions, the opposite results would prevail. Centennial First is asset sensitive and its near term performance could be enhanced by rising rates and negatively affected by falling rates due mainly to the significant amount of earning assets tied to prime.

     INTEREST RATE RISK. The table below shows the potential change in NIM (before taxes) if rates changed as of December 31, 2000. NIM is the "net interest margin" which is the spread or difference between interest-earning assets and interest-paying liabilities. Centennial First's NIM tends to increase if rates rise, and tends to decline if rates fall. The cause of this exposure is due to Centennial First's concentration of short-term and rate sensitive loans as of December 31, 2000.

     ECONOMIC RISK. Centennial First establishes earnings risk limits for flat rates, up/down 100 basis points, and up/down 200 basis points. Centennial First has determined that under these scenarios, the resultant "economic value of equity" or "EVE" should be no higher than 20% and no lower than 7%. Redlands Centennial Bank measures the potential change in the net present value of Redlands Centennial Bank's net existing assets and liabilities if rates change (the "EVE"). The table below also shows the EVE. The EVE is determined by valuing Centennial First assets and liabilities as of December 31, 2000, using a present value cash flow calculation as if Centennial First is liquidated. The EVE increases when rates increase because there are more variable rate assets than variable rate liabilities.


(Dollars in thousands)
                                          % Change in NIM to
  Change in         Change in NIM         Shareholder Equity
Interest Rates   (In thousands pre-tax)       (pre-tax)           % of EVE
--------------   ----------------------   ------------------   --------------

     +2%              $(1,228)                 (8.17%)               13.66%
     +1%                 (627)                 (4.17%)               14.16%
     -1%                  594                   3.95%                15.14%
     -2%              $ 1,210                   8.05%                15.62%

     The following table sets forth the repricing opportunities for the assets and liabilities of Centennial First at December 31, 2000. Assets and liabilities are classified by the earliest possible repricing date or maturity, whichever comes first.


(Dollars in thousands)                                               Five
                           Less     Three     One                    Years
                           Than     Through   Through   Three        Through   Over      Non-
                           Three    Twelve    Three     Through      Fifteen   Fifteen   Interest
                           Months   Months    Years     Five Years   Years     Years     Bearing    Total
                           ------   ------    -----     ----------   -----     -----     -------    -----

ASSETS:
Net loans                 $42,125  $ 3,711  $ 5,470      $5,514      $ 2,492    $ 153    $ 177      $59,642
Investment securities                  477    3,375         924        4,653                          9,429
Federal funds sold          7,370                                                                     7,370
FHLB stock                                                   52                                          52
Interest-bearing
 deposits with banks                 2,821    1,615         344                                       4,780
Noninterest-
 earning assets                                                                         11,007       11,007
Life insurance                                1,831                                                   1,831
                         -------- -------- --------    --------     -------- -------- --------     --------
     Total assets         $49,495 $  7,009  $12,291    $  6,834     $  7,145   $  153 $ 11,184      $94,111
                         ======== ======== ========    ========     ======== ======== ========     ========

LIABILITIES:
Noninterest-
 bearing deposits                                                                       23,896       23,896
Interest-bearing
 deposits                  46,590   13,519    1,906         469                                      62,484
Other liabilities                                                                          861          861
Stockholders' equity                                                                     6,870        6,870
                                                                                      --------     --------
Total liabilities and
 stockholders' equity     $46,590  $13,519  $ 1,906      $  469                       $ 31,627      $94,111
                         ======== ======== ========    ========    ========  ======== ========     ========
Interest rate
 sensitivity gap          $ 2,905  $(6,510) $10,385     $ 6,365     $ 7,145   $   153 $(20,443)
Cumulative interest
 rate sensitivity gap     $ 2,905  $(3,605) $ 6,780     $13,145     $20,290   $20,443 $      0

CAPITAL RESOURCES

     The Federal Reserve Board and the Federal Deposit Insurance Corporation have established minimum requirements for capital adequacy for bank holding companies and member banks. The requirements address both risk-based capital and leveraged capital. The regulatory agencies may establish higher minimum requirements if, for example, a corporation has previously received special attention or has a high susceptibility to interest rate risk.

     The following reflects Centennial First's various capital ratios at December 31, 2000, as compared to regulatory minimums:

                                                                    Minimum Well
                                                  Minimum Capital   Capitalized
                              December 31, 2000   Requirement       Requirement
                              -----------------   ---------------   ------------

Tier 1 capital                    10.24%               4%                6%
Total risk-based capital          11.49%               8%               10%
Leverage ratio                     8.12%               4%                5%

     No regulatory agency has advised Centennial First that it is deficient with respect to the Tier 1 leverage-ratio. Management is unaware of any current recommendations by regulatory authorities, which if implemented, would have a material adverse impact on future operating results, liquidity or capital resources.

EFFECTS OF INFLATION

     Assets and liabilities of financial institutions are principally monetary in nature. Accordingly, interest rates, which generally move with the rate of inflation, have a potentially significant effect on Centennial First's net interest income. Centennial First attempts to limit inflation's impact of rates and net income margins through a continuing asset/liability management program.

                          BUSINESS OF CENTENNIAL FIRST

INTRODUCTION

     Centennial First was incorporated on August 29, 1999, as a for-profit corporation under the California Corporate laws for the principal purpose of engaging in banking and nonbanking activities as allowed for a bank holding company. Centennial First owns 100% of Redlands Centennial Bank. Reference to Centennial First in this section constitutes reference to Redlands Centennial Bank. Centennial First's sole source of unconsolidated revenue at this time is dividends from Redlands Centennial Bank. While this source cannot be assured, and may be limited, Centennial First has no direct cash needs other than limited expenses related to corporate and regulatory compliance.

     Compliance with environmental laws has not had a material impact on the operations of Redlands Centennial Bank or Centennial First, although Redlands Centennial Bank faces potential liability or losses if its borrowers fail to comply with such laws and Redlands Centennial Bank acquires contaminated properties in foreclosure.

     Redlands Centennial Bank, an independent California chartered commercial banking corporation was chartered by the State of California on March 27, 1990. Redlands Centennial Bank provides banking services to individuals and business customers in Redlands, Brea and surrounding communities, as well as Small Business Administration loans to customers in San Bernardino, Los Angeles and Orange counties. Redlands Centennial Bank offers its customers a wide variety of personal, consumer and commercial services expected of a locally owned, independently operated bank. Redlands Centennial Bank's deposits are insured under the Federal Deposit Insurance Act to the extent of applicable limits and subject to regulations by that federal agency and to periodic examinations of its operations and compliance by the FDIC and the California Department of Financial Institutions. Redlands Centennial Bank is not a member of the Federal Reserve Bank. As a bank holding company, Centennial First is periodically reviewed by the Federal Reserve Bank. Redlands Centennial Bank's activities are conducted at its principal office, 218 East State Street, Redlands, California, its branch office at 10 Pointe Drive, Brea, California, and at its loan production office in Santa Ana, California.

PENDING ACQUISITION OF PALOMAR COMMUNITY

     On December 1, 2000, we and Palomar Community, Community West Bancshares and Richard Sanborn entered into a stock purchase agreement. We will acquire Palomar Community for $10.5 million in cash. We intend to fund the $10.5 million cash through the funds raised by this $6.0 million offering, $4.0 million in borrowings and a $500,000 dividend from Redlands Centennial Bank.

     Palomar Community is a California banking corporation incorporated under the laws of the State of California on January 10, 1983. Palomar Community is located at 355 West Grand Avenue, Escondido, California 92025.

     Community West Bancshares is a multi-bank holding company with its head offices located at 445 Pine Avenue, Goleta, California 93117. Palomar Community's deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation. At December 31, 2000, Palomar Community had 22 full-time employees and 1 part-time employee. As of December 31, 2000, Palomar Community had total assets of $78.3 million, total deposits of $66.6 million and shareholders' equity of $10.5 million. For the year ended December 31, 2000, Palomar Community's loss on average assets was 2.40% and loss on average equity was 14.83% per year.

     We expect to complete the acquisition of Palomar Community at end of the second quarter of year 2001. Closing is conditioned on, among other things, approval from state and federal banking regulatory authorities. The acquisition is also subject to the satisfaction and accuracy of certain representations and warranties made by the parties, the absence of litigation challenging the acquisition, the absence of any adverse change in the operations and deposits of Palomar Community. The directors and executive officers of Community West Bancshares have agreed not to solicit offers for any transaction that would interfere with the acquisition. Under a termination fee provision, we could be liable to Community West Bancshares, and Community West Bancshares could be liable to us, for a termination fee if either party fails to complete the acquisition for certain specified reasons, including an intentional breach of various pre-closing obligations. The termination fee ranges from $200,000 to a maximum of $500,000 depending on the nature of the breach.


BANKING SERVICES

     To retain existing customers and attract new customers, Redlands Centennial Bank offers a broad range of services, including automated teller machines, ACH services, and daily courier services. In addition, Redlands Centennial Bank maintains close relationships with its customers by providing direct access to senior management during and after normal business hours, rapid response to customer requests, and specialized market area knowledge of the communities in Southern California.

LENDING ACTIVITIES

     Centennial First concentrates its lending activities in real estate, commercial and consumer loans, made almost exclusively to individuals and businesses primarily in Southern California. Centennial First has no foreign loans. The net loan and lease portfolio as of December 31, 2000, totaled $58.8 million which represented 68% of total deposits and 62% of total assets.

SAVINGS AND DEPOSIT ACTIVITIES

     Centennial First offers customary banking services including personal and business checking, savings accounts, time certificates of deposit, IRA, and Keogh accounts. Most of Centennial First's deposits are obtained from commercial businesses, professionals, and individuals with high income or net worth.

     The following table sets forth certain information with respect to Centennial First's savings and deposit activities as of December 31, 2000.


                                                                         DECEMBER 31, 2000
                                                              ----------------------------------
                                                               Number of              Average
                                                                Accounts              Balance
                                                              ------------          -----------

Demand deposit accounts                                         2,600                $  11,186
Savings and money market                                        1,327                $  17,498
Time certificates in excess of $100,000                            66                $ 194,833
Time certificates less than $100,000                              287                $  40,383
                                                                -----
    Total                                                       4,280



HUMAN RESOURCES

     At December 31, 2000, Centennial First employed a total of 46.5 full-time equivalent employees, consisting of 43 salaried persons and 7 hourly persons, respectively. None of Centennial First's employees are represented by a collective bargaining group. Management considers its relations with its employees to be excellent.


COMPETITION

     Centennial First's primary market area consists of San Bernardino and Orange counties and nearby communities of adjacent counties.

     Centennial First actively competes for all types of deposits and loans with other banks and financial institutions located in its service area, including credit unions which are able to offset more favorable savings rates and loan rates due primarily to favorable tax treatment. In California generally, major banks and local regional banks dominate the commercial banking industry. By virtue of their larger capital bases, such institutions have substantially greater lending limits than those of Centennial First, as well as more locations, more products and services, greater economies of scale and greater ability to make investments in technology for the delivery of financial services.

     An independent bank's principal competitors for deposits and loans are other banks, particularly major banks, savings and loan associations, credit unions, thrift and loans, mortgage brokerage companies and insurance companies. Increased deregulation of financial institutions has increased competition. Other institutions, such as mutual funds, brokerage houses, credit card companies and even retail establishments have offered new investment vehicles, such as money-market funds, that also compete with banks. The direction of federal legislation in recent years favors competition between different types of financial institutions and encourages new entrants into the financial services market, and it is anticipated that this trend will continue.

        Centennial First's strategy for meeting competition has been to maintain a sound capital base and liquidity position, employ experienced management, and concentrate on particular segments of the market, particularly businesses and professionals, by offering customers a degree of personal attention that, in the opinion of management, is not generally available through Centennial First's larger competitors. Centennial First relies upon specialized services, responsive handling of customer needs, local promotional activity, and personal contacts by its officers, directors and staff, compared with large multi-branch banks that compete primarily on interest rates and location of branches. No assurance can be given that Centennial First will be able to compete successfully for more loans. Also, no assurance can be given that, because of customer loyalty, available products and services or other reasons, customers in Centennial First's branches will not withdraw their business and establish a banking relationship with other competitors.

     Historically, insurance companies, brokerage firms, credit unions and other nonbank competitors have less regulation than banks and can be more flexible in the products and services they offer. The Financial Services Modernization Act of 1999 eliminates most of the separations between banks, brokerage firms and insurance companies by permitting securities firms and insurers to buy banks and for banks to underwrite securities and insurance. Generally speaking, the Act is likely to increase competition for community banks such as Redlands Centennial Bank and Palomar Community, but may also cause consolidations and mergers with larger competitors. The Act may also increase cross-border consolidations and mergers.

PROPERTIES

     Redlands Centennial Bank owns the real property located at 218 East State Street, Redlands, California. The two-story building situated on the property consists of 8,500 square feet and houses the executive and head offices of Redlands Centennial Bank. Redlands Centennial Bank also leases 1,100 square feet of space at 200 W. Santa Ana Blvd., Santa Ana, California as an office providing Small Business Administration lending. The current lease term on that property runs until April 30, 2001 and the monthly rental is $1,760. Redlands Centennial Bank also leases the Brea branch office located at 10 Pointe Drive, Brea, California. The building consists of 5,061 square feet and the current lease on that property runs until December 31, 2005 and the monthly rent is $10,729. Redlands Centennial Bank leases approximately 2,400 square feet of space at 101
E. Redlands Boulevard, Redlands, California for its real estate/construction loan department. That lease runs until December 31, 2006 and the monthly rental is $3,359.

     Rental expense for all leases of premises was for the years ended December 31, 2000, 1999, and 1998, $42,000, $20,000, and $13,000, respectively.


LEGAL PROCEEDINGS

     There are no legal proceedings other than ordinary routine litigation incidental to Centennial First's business pending against either Centennial First or Redlands Centennial Bank to which either is a party or of which any of their respective properties is subject other than the following.

     On February 18, 1998, Ms. Sharon Roberts filed a civil action in the San Bernardino County Superior Court Central Division entitled SHARON ROBERTS V. REDLANDS CENTENNIAL BANK (Case No. SCV 45380). The causes of action filed against Redland Centennial Bank are for fraudulent inducement, breach of contract and breach of the covenant of good faith and fair dealing. Ms. Roberts was a former employee of Redlands Centennial Bank and had an employment contract with Redlands Centennial Bank. While the trial court granted Redlands Centennial Bank's motion for summary judgment finding that there was no breach of contract or breach of the covenant of good faith and fair dealing, the matter went to trial on the fraudulent inducement cause of action. On October 18, 2000, the jury returned a verdict in the plaintiff's favor in the amount of $137,000, and on October 21, 2000, the jury awarded the plaintiff an additional $15,000 as punitive damages. On February 13, 2001, the trial court awarded the plaintiff an additional $283,370 in attorney fees and costs.

     Management of Redlands Centennial Bank believes that the trial court erred in not granting summary judgment in favor of the Bank on the fraudulent inducement cause of action, and Redlands Centennial Bank, through its counsel, filed an appeal to the matter on January 18, 2001. Redlands Centennial Bank has instructed its counsel to vigorously represent Redlands Centennial Bank to have overturned the jury verdict and award of attorney fees and costs.

                 SUPERVISION AND REGULATION OF CENTENNIAL FIRST,
                 REDLANDS CENTENNIAL BANK AND PALOMAR COMMUNITY

     We and our subsidiary, Redlands Centennial Bank, are extensively regulated under both federal and state laws and regulations. These laws and regulations are primarily intended to protect depositors, not shareholders. The following information describes statutory or regulatory provisions affecting us; however, it is qualified in its entirety by reference to the particular statutory and regulatory provisions at issue.

     We are a registered bank holding company under the Bank Holding Company Act, regulated, supervised and examined by the Federal Reserve Bank. We must file with the Federal Reserve Bank an annual report and additional reports as the Federal Reserve Board may require. We are also periodically examined by the Federal Reserve Board. Redlands Centennial Bank and Palomar Community, as California state-licensed banks, are also regulated, supervised, and periodically examined by the California Department of Financial Institutions and the Federal Deposit Insurance Corporation. Redlands Centennial Bank's and Palomar Community's deposits are each insured by the Federal Deposit Insurance Corporation to the maximum amount permitted by law, which is currently $100,000 per depositor in most cases. For this protection, Redlands Centennial Bank and Palomar Community pay a semi-annual assessment and the rules and regulations of the Federal Deposit Insurance Corporation pertaining to deposit insurance and other matters apply.

     The regulations of the Federal Reserve Board, the Federal Deposit Insurance Corporation, and the California Department of Financial Institutions govern most aspects of Centennial First's, Redlands Centennial Bank's and Palomar Community's businesses and operations, including, but not limited to, the scope of its business, investments, reserves against deposits, the nature and amount of any collateral for loans, the time of availability of deposited funds, the issuance of securities, the payment of dividends, bank expansion and bank activities, including real estate development and insurance activities, and the making of periodic reports. Various consumer laws and regulations also apply to Redlands Centennial Bank and Palomar Community. The Federal Reserve Board, the Federal Deposit Insurance Corporation, and the California Department of Financial Institutions have broad enforcement powers over depository institutions, including the power to prohibit a bank from engaging in business practices which are considered to be unsafe or unsound, to impose substantial fines and other civil and criminal penalties, to terminate deposit insurance, and to appoint a conservator or receiver under a variety of circumstances. The Federal Reserve Board also has broad enforcement powers over bank holding companies, including the power to impose substantial fines and other civil and criminal penalties.

     Redlands Centennial Bank and Palomar Community are subject to detailed, complex and sometimes overlapping federal and state statutes and regulations in their routine banking operations. These statutes and regulations include but are not limited to state usury and consumer credit laws, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Savings Act and the Community Reinvestment Act.

     Redlands Centennial Bank and Palomar Community are subject to Federal Reserve Board regulations that require depository institutions to maintain reserves against their transaction accounts (principally NOW and regular checking accounts). Redlands Centennial Bank and Palomar Community are in compliance with this requirement. Because required reserves are commonly maintained in the form of vault cash or in a noninterest-bearing account (or pass-through account) at a Federal Reserve Bank, the effect of the reserve requirement is to reduce an institution's earning assets.

REGULATION OF BANK HOLDING COMPANIES

     Our activities are subject to extensive regulation by the Federal Reserve Board. The Bank Holding Company Act requires us to obtain the prior approval of the Federal Reserve Board before

o directly or indirectly acquiring ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, we would own or control more than 5% of the shares of the other bank or bank holding company (unless the acquiring company already owns or controls a majority of such shares);

o acquiring all or substantially all of the assets of another bank or bank holding company; or

o    merging or consolidating with another bank holding company.

     The Federal Reserve Board will not approve any acquisition, merger or consolidation that would have a substantially anticompetitive result, unless the anticompetitive effects of the proposed transaction are clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The Federal Reserve Board also considers capital adequacy and other financial and managerial factors in its review of acquisitions and mergers.

     With certain exceptions, the Bank Holding Company Act also prohibits us from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain nonbank activities that, by statute or by Federal Reserve Board regulation or order, have been determined to be activities closely related to the business of banking or of managing or controlling banks. In making this determination, the Federal Reserve Board considers whether the performance of such activities by a bank holding company can be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency in resources, that will outweigh the risks of possible adverse effects such as decreased or unfair competition, conflicts of interest or unsound banking practices.

     Some of the activities determined by Federal Reserve Board regulation to be incidental to the business of banking are: making or servicing loans or certain types of leases; engaging in certain insurance and discount brokerage activities; performing certain data processing services; acting in certain circumstances as a fiduciary or investment or financial advisor; and making investments in certain corporations or projects designed primarily to promote community welfare.

     It is Federal Reserve Board policy that bank holding companies serve as a source of strength for their subsidiary banking institutions. The Federal Reserve Board considers the adequacy of a bank holding company's capital on essentially the same risk-adjusted basis as capital adequacy is determined by the FDIC at the bank subsidiary level. In general, bank holding companies are required to maintain a minimum ratio of total capital to risk-weighted assets of 8% and Tier 1 capital (consisting principally of shareholders' equity) of at least 4%. Bank holding companies are also subject to a leverage ratio requirement. The minimum required leverage ratio for the highest rated companies is 3%. The minimum required leverage ratio for all other bank holding companies is 4% or higher. See "Capital Adequacy Guidelines."

     Subsidiary banks of ours are subject to restrictions imposed by the Federal Reserve Act on extensions of credit to us or our subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions could limit our ability to obtain funds from Redlands Centennial Bank and Palomar Community for our cash needs, including funds for payment of dividends, interest and operating expenses. Further, under the Bank Holding Company Act and regulations of the Federal Reserve Board, we and our subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, Redlands Centennial Bank and Palomar Community generally may not require a customer to obtain other services from the banks or us as a condition to an extension of credit to the customer, and may not require that customer to promise not to obtain other services from a competitor.

     Prior approval of the Commissioner of the Department of Financial Institutions is necessary to acquire control of a California-chartered bank.

FEDERAL DEPOSIT INSURANCE

     The FDIC insures deposits of federally insured banks, savings banks and savings associations and safeguards the safety and soundness of the banking industry. Two separate insurance funds are maintained and administered by the FDIC. In general, bank deposits are insured through the Bank Insurance Fund.

     Deposits in savings associations are insured through the Savings Association Insurance Fund. SAIF members may merge with a bank as long as the bank continues to pay the SAIF insurance assessments on the deposits acquired. The Economic Growth and Regulatory Paperwork Reduction Act as part of the Omnibus Appropriations Bill provided for the recapitalization of SAIF requiring a one time assessment, payable on November 30, 1996, of approximately 65 basis points per $100 of deposits of SAIF insured deposits and for years 1997 through 1999, payment of interest on Financing Corporation ("FICO") bonds that were issued to help pay for the clean up of the savings and loan industry. Banks will pay after the Year 2000, approximately 2.4 cents per $100 of deposits until the FICO bonds mature in 2017 through 2019.

     As FDIC member institutions, deposits in Redlands Centennial Bank and Palomar Community are insured to a maximum of $100,000 per depositor. The banks are required to pay quarterly deposit insurance premium assessments to the FDIC. In general terms, each institution is assessed insurance premiums according to how much risk to the insurance fund the institution represents. Well-capitalized institutions with few supervisory concerns are assessed lower premiums than other institutions. Currently, insurance fund assessments range from zero for well-capitalized institutions to 0.27% of deposits for institutions that are not well capitalized and have supervisory concerns (with a statutory minimum of $2,000 paid by all institutions). Both Palomar Community's and Redlands Centennial Bank's current assessment rate is 0.0196%.

     The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.


INTERSTATE BANKING AND BRANCHING

     On September 28, 1995, Assembly Bill 1482 (known as the Caldera, Weggel and Killea California Interstate Banking and Branching Act of 1995 and referred to herein as "CIBBA") was enacted which allows for early interstate branching in California. Under the federally enacted Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA"), discussed in more detail below, individual states could "opt-out" of the federal law that would allow banks on an interstate basis to engage in interstate branching by merging out-of-state banks with host state banks after June 1, 1997. In addition under IBBEA, individual states could also "opt-in" and allow out-of-state banks to merge with host state banks prior to June 1, 1997. The host state is allowed under IBBEA to impose nondiscriminatory conditions on the resulting depository institution until June 1, 1997. California, in enacting CIBBA, authorizes out-of-state banks to enter California by the acquisitions of or mergers with California banks that have been in existence for at least five years.

     Section 3824 of the California Financial Code ("Section 3824") as added by CIBBA provides for the election of California to "opt-in" under IBBEA allowing interstate bank merger transactions prior to July 1, 1997, of an out-of-state bank with a California bank that has been in existence for at least five years. The early "opt in" has the reciprocal effect of allowing California banks to merge with out-of-state banks where the states of out-of-state banks have also "opted in" under IBBEA. The five year age limitation is not required when the California bank is in danger of failing or in other emergency situations.

     Under IBBEA, California may also allow interstate branching through the acquisition of a branch in California without the acquisition of an entire California bank. Section 3824 provides an express prohibition against interstate branching through the acquisition of a branch in California without the acquisition of the entire California bank. IBBEA also has a provision allowing states to "opt-in" with respect to permitting interstate branching through the establishment of de novo or new branches by out-of-state banks. Section 3824 provides that California expressly prohibits interstate branching through the establishment of de novo branches of out-of-state banks in California, or in other words, California did not "opt-in" this aspect of IBBEA. CIBBA also amends the California Financial Code to include agency provisions to allow California banks to establish affiliated insured depository institution agencies out-of-state as allowed under IBBEA.

     Other provisions of CIBBA amend the intrastate branching laws, govern the use of shared ATM's, and amend intrastate branch acquisition and bank merger laws. Another banking bill enacted in California in 1995 was Senate Bill 855 (known as the State Bank Parity Act and is referred to herein as the "SBPA"). SBPA went into effect on January 1, 1996, and its purpose is to allow a California state bank to be on a level playing field with a national bank by the elimination of various disparities, provision of California Department of Financial Institutions' authority to implement changes in California banking law to parallel changes in national banking law including closer conformance of California's version of Regulation O to the Federal Reserve Board's version of Regulation O, and provision of other changes including allowance to repurchase stock with the prior written consent of the California Department of Financial Institutions.

     The laws governing interstate banking and interstate bank mergers provide that transactions which result in the bank holding company or bank controlling or holding in excess of 10% of total deposits nationwide or 30% of total deposits statewide, will not be permitted except under specified conditions. However, any state may waive the 30% provision for that state. In addition, a state may impose a cap of less than 30% of the total amount of deposits held by a bank holding company or bank provided the cap is not discriminatory to out-of-state bank holding companies or banks.

IMPACT OF ECONOMIC CONDITIONS AND MONETARY POLICIES

     The earnings and growth of Redlands Centennial Bank and Palomar Community are and will be affected by general economic conditions, both domestic and international, and by the monetary and fiscal policies of the United States Government and its agencies, particularly the Federal Reserve Board. One function of the Federal Reserve Board is to regulate the money supply and the national supply of bank credit in order to mitigate recessionary and inflationary pressures. Among the instruments of monetary policy used to implement these objects are open market transactions in United States Government securities, changes in the discount rate on member bank borrowings, and changes in reserve requirements held by depository institutions. The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. However, the effect of these policies on the future business and earnings of Redlands Centennial Bank and Palomar Community cannot be accurately predicted.

RISK MANAGEMENT

     Beginning in 1996, Federal Reserve Board examiners were instructed to assign a formal supervisory rating to the adequacy of an institution's risk management processes, including its internal controls. The five ratios are strong, satisfactory, fair, marginal, and unsatisfactory. The specific rating of risk management and internal controls will be given significant weight when evaluating a bank's and a bank holding company's rating.

CAPITAL ADEQUACY GUIDELINES

     The Federal Reserve Board and the FDIC employ similar risk-based capital guidelines in their examination and regulation of bank holding companies and financial institutions. If capital falls below the minimum levels established by the guidelines, the bank holding company, bank or savings bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open new facilities. Failure to satisfy applicable capital guidelines could subject a banking institution to a variety of enforcement actions by federal regulatory authorities, including the termination of deposit insurance by the FDIC and a prohibition on the acceptance of "brokered deposits."

     In the calculation of risk-based capital, assets and off-balance sheet items are assigned to broad risk categories, each with an assigned weighting (0%, 20%, 50% and 100%). Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property, which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% risk-weight. Off-balance sheet items are also taken into account in the calculation of risk-based capital, with each class of off-balance sheet item being converted to a balance sheet equivalent according to established "conversion factors." From these computations, the total of risk-weighted assets is derived. Risk-based capital ratios therefore state capital as a percentage of total risk-weighted assets and off-balance sheet items. The ratios established by guideline are minimums only.

     Current risk-based capital guidelines require all bank holding companies and banks to maintain a minimum risk-based total capital ratio equal to 8% and a Tier 1 capital ratio of 4%. Intangibles other than readily marketable mortgage servicing rights are generally deducted from capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock (within limits and subject to certain conditions, particularly if the preferred stock is cumulative preferred stock), and minority interests in equity accounts of consolidated subsidiaries, less intangibles. Tier 2 capital includes: the allowance for loan losses up to 1.25% of risk-weighted assets; any qualifying perpetual preferred stock exceeding the amount includable in Tier 1 capital; hybrid capital instruments; perpetual debt; mandatory convertible securities and subordinated debt and intermediate term preferred stock of up to 50% of Tier 1 capital. Total capital is the sum of Tier 1 and Tier 2 capital, less reciprocal holdings of other banking organizations and capital instruments. The allowance for loan losses eligible for inclusion in Tier 2 capital is subject to 1.25% restriction. At December 31, 2000, Redlands

Centennial Bank's and Palomar Community's allowance for loan losses subject to this restriction were 1.29% and 1.36%, respectively.

     Centennial First's Tier 1 risk-based capital ratio at December 31, 2000, was 10.24%. At December 31, 2000, Redlands Centennial Bank's and Palomar Community's Tier 1 risk-based capital ratio was 9.97% and 12.53%, respectively.

     The FDIC has added a market risk component to the capital requirements of nonmember banks. The market risk component could require additional capital for general or specific market risk of trading portfolios of debt and equity securities and other investments or assets. The FDIC's evaluation of an institution's capital adequacy takes account of a variety of the factors as well, including interest rate risks to which the institution is subject, the level and quality of an institution's earnings, loan and investment portfolio characteristics and risks, risks arising from the conduct of nontraditional activities and a variety of other factors. Accordingly, the FDIC's final supervisory judgment concerning an institution's capital adequacy could differ significantly from the conclusions that might be drawn from the absolute level of an institution's risk-based capital ratios. Therefore, institutions generally are expected to maintain risk-based capital ratios that exceed the minimum ratios discussed above. This is particularly true for institutions contemplating significant expansion plans and institutions that are subject to high or inordinate levels of risk. Moreover, although the FDIC does not impose explicit capital requirements on holding companies of institutions regulated by the Federal Reserve Bank, the FDIC can take account of the degree of leverage and risks at the holding company level. If the FDIC determines that the holding company (or another affiliate of the institution regulated by the FDIC) has an excessive degree of leverage or is subject to inordinate risks, the FDIC may require the subsidiary institution(s) to maintain additional capital or the FDIC may impose limitations on the subsidiary institution's ability to support its weaker affiliates or holding company. Centennial First's total risk-based capital ratio at December 31, 2000, was 11.49%. Redlands Centennial Bank's and Palomar Community's risk-based capital ratio at December 31, 2000, was 11.22% and 13.77%, respectively.

     The Federal Reserve Board and the FDIC have also established a minimum leverage ratio of 3%. However, for bank holding companies and financial institutions seeking to expand and for all but the most highly rated banks and bank holding companies, the Federal Reserve Board and the FDIC expect an additional cushion of at least 100 to 200 basis points. The leverage ratio represents Tier 1 capital as a percentage of average assets, less intangibles. Centennial First's leverage ratio at December 31, 2000, was 8.12%. At December 31, 2000, Redlands Centennial Bank's and Palomar Community Bank's leverage ratios were 7.91% and 9.61%, respectively. At December 31, 2000, we and Redlands Community Bank, as well as Palomar Community, were in compliance with all regulatory capital requirements.

     In order to resolve the problems of undercapitalized institutions and to prevent a recurrence of the banking crisis of the 1980s and early 1990s, the Federal Deposit Insurance Corporation Improvement Act of 1991 established a system known as "prompt corrective action." Under the prompt corrective action provisions and implementing regulations, every institution is classified into one of five categories, depending on its total risk-based capital ratio, Tier 1 risk-based capital ratio and leverage ratio and certain subjective factors. The categories are: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A financial institution's operations can be significantly affected by its capital classification. For example, an institution that is not "well capitalized" generally is prohibited from accepting brokered deposits and offering interest rates on deposits higher than the prevailing rate in its market, and the holding company of any undercapitalized institution must guarantee, in part, certain aspects of the institution's capital plan. Financial institution regulatory agencies generally are required to appoint a receiver or conservator shortly after an institution enters the category of weakest capitalization. The Federal Deposit Insurance Corporation Improvement Act of 1991 also authorizes the regulatory agencies to reclassify an institution from one category into a lower category if the institution is in an unsafe or unsound condition or engaging in an unsafe or unsound practice. Undercapitalized institutions are required to take certain specified actions in order to increase their capital or otherwise decrease the risks to the federal deposit insurance funds.

     The following table illustrates the capital and prompt corrective action guidelines applicable to Redlands Centennial Bank and Palomar Community, as well as their total risk-based capital ratios, Tier 1 capital ratios and leverage ratios as of December 31, 2000.

                                                      At December 31, 2000
                           -----------------------------------------------------------------------
                                                                                        Minimum
                           Centennial                                                   Necessary
                              First       Redlands     Palomar      Minimum               to Be
                           Financial     Centennial   Community  Necessary to Be       Adequately
                            Services      Bank           Bank    Well Capitalized      Capitalized
                           ----------    ----------   ---------  ----------------      -----------

Total risk-based
 capital ratio               11.49%        11.22%       13.77%        10.0%              8.0%
Tier 1 risk-based
 capital ratio               10.24%         9.97%       12.53%         6.0%              4.0%
Leverage ratio                8.12%         7.91%        9.61%         5.0%              4.0%


LIMITS ON DIVIDENDS AND OTHER PAYMENTS

         Our ability to obtain funds for the payment of dividends and for other cash requirements is dependent on the amount of dividends that may be declared by Redlands Centennial Bank and Palomar Community. California bank law provides that dividends may be paid from the lesser of retained earnings or net income of the bank for its last three years. Further, a California-chartered bank may not declare a dividend without the approval of the California Department of Financial Institutions if the total of dividends and distributions declared in a calendar year exceeds the greater of the bank's retained earnings or net income for its last fiscal year or its current fiscal year. State-chartered banks' ability to pay dividends may be affected by capital adequacy guidelines of their primary federal bank regulatory agency as well. See "Capital Adequacy Guidelines." Moreover, regulatory authorities are authorized to prohibit banks and bank holding companies from paying dividends if payment of dividends would constitute an unsafe and unsound banking practice.

         The Federal Reserve Board's policy statement governing payment of cash dividends provides that we should not pay cash dividends on common stock unless: our net income for the past year is sufficient to fully fund the proposed dividends; and our prospective rate of earnings retention is consistent with our capital needs, asset quality and overall financial condition.

TRANSACTIONS WITH AFFILIATES

     Redlands Centennial Bank is required to comply with Sections 23A and 23B of the Federal Reserve Act (pertaining to transactions with affiliates). An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Generally, Sections 23A and 23B of the Federal Reserve Act (i) limit the extent to which a bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such institution's capital and surplus, limiting the aggregate of covered transactions with all affiliates to 20% of capital and surplus, and (ii) require that all such transactions be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to a nonaffiliate. The term "covered transaction" includes making loans, purchasing assets, issuing a guarantee and other similar types of transactions.

     Redlands Centennial Bank's authority to extend credit to executive officers, directors and greater than 10% shareholders, as well as entities such persons control, is subject to Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these laws require insider loans to be made on terms substantially similar to those offered to unaffiliated individuals, place limits on the amount of loans a bank may make to such persons based, in part, on the bank's capital position, and require certain approval procedures to be followed. Under Section 22(h), loans to an executive officer, director, or greater than 10% shareholder (a "principal shareholder") of a bank, and certain affiliated entities of either, together with all other outstanding loans to such persons and affiliated entities, may not exceed the bank's loans-to-one-borrower limit, which in general terms is 15% of tangible capital but can be higher in certain circumstances. Section 22(h) also prohibits loans in excess of the greater of 5% of capital or $25,000 to directors, executive officers and principal shareholders, and their respective affiliates, unless the loans are approved in advance by a majority of the board of directors, with any "interested" director not participating in the voting. A violation of these restrictions could result in the assessment of substantial civil monetary penalties, the imposition of a cease-and-desist order or other regulatory sanctions. Recent regulations now permit executive officers and directors to receive the same terms through benefit or compensation plans that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to the other participating employees.

COMMUNITY REINVESTMENT ACT

     Under the Community Reinvestment Act of 1977 and implementing regulations of the banking agencies, a financial institution has a continuing and affirmative obligation (consistent with safe and sound operation) to meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the types of products and services that the institution believes are best suited to its particular community. The CRA requires that bank regulatory agencies conduct regular CRA examinations and provide written evaluations of institutions' CRA performance. The CRA also requires that an institution's CRA performance rating be made public. CRA performance evaluations are based on a four-tiered rating system:
Outstanding, Satisfactory, Needs to Improve and Substantial Noncompliance.

     At the most recent CRA examination of Redlands Centennial Bank, concluded July 28, 1998, Redlands Centennial Bank received a CRA performance rating of "satisfactory." Although CRA examinations occur on a regular basis, CRA performance evaluations are used principally in the evaluation of regulatory applications submitted by an institution. CRA performance evaluations are considered in evaluating applications for such things as mergers, acquisitions and applications to open branches. Over the twenty years that the CRA has existed, and particularly in the last few years, institutions have faced increasingly difficult regulatory obstacles and public interest group objections in connection with their regulatory applications, including institutions that have received the highest possible CRA ratings.

     The Financial Services Modernization Act of 1999 revises the CRA by reducing the frequency of examinations for smaller banks, those with assets of less than $250 million, and by requiring disclosure by community groups as to the amount of funds received from lenders and the manner those community groups used those funds. These revisions are not expected to significantly impact the application of CRA to Centennial First.

STATE BANKING REGULATION

     As California-chartered institutions, Redlands Centennial Bank and Palomar Community are subject to regular examination by the California Department of Financial Institutions. State banking regulation affects the internal organization of Redlands Centennial Bank and Palomar Community as well as their savings, mortgage lending, investment and other activities. State banking regulation may contain limitations on an institution's activities that are in addition to limitations imposed under federal banking law. State banking regulation also contains many provisions that are consistent with federal banking law, such as provisions of California banking law limiting loans by either of Redlands Centennial Bank or Palomar Community to any one borrower to 15.0% of unimpaired capital and surplus, plus 10.0% of unimpaired capital and surplus if the additional amount is fully secured by certain forms of "readily marketable collateral."

     The California Department of Financial Institutions may initiate supervisory measures or formal enforcement actions, and if the grounds provided by law exist, the California Department of Financial Institutions may place a California-chartered financial institution in conservatorship or receivership. Whenever the Commissioner of the Department considers it necessary or appropriate, the Commissioner may also examine the affairs of any holding company or any affiliate of a California-chartered financial institution.

FIRREA AND CROSS-GUARANTEES

     Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly FDIC-insured depository institution in danger of default (the "Cross Guarantee"). "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating either that there is no reasonable prospect that the institution will be able to meet the demands of its depositors or pay its obligations in the absence of regulatory assistance, or that its capital has been depleted and there is no reasonable prospect that it will be replenished in the absence of regulatory assistance. The Cross Guarantee thus enables the FDIC to assess a holding company's healthy BIF members for the losses of any of such holding company's failed BIF members. Cross Guarantee liabilities are generally superior in priority to obligations of the depository institution to its shareholders due solely to their status as shareholders and obligations to other affiliates. This law applies to Redlands Centennial Bank and Palomar Community.


RECENT LEGISLATION

     Potentially significant changes have been enacted recently by Congress are discussed below.

     The Financial Services Modernization Act of 1999 substantially eliminates most of the separations between banks, brokerage firms, and insurers enacted by the Glass-Steagall Act of 1933. The reform legislation permits securities firms and insurers to buy banks and banks to underwrite insurance and securities. States retain regulatory authority over insurers. The Treasury Department's Office of the Comptroller of the Currency has authority to regulate bank subsidiaries that underwrite securities and the Federal Reserve has authority over bank affiliates for activities such as insurance underwriting and real-estate development.

FUTURE LEGISLATION AND REGULATIONS

     From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks and other financial institutions are frequently made in Congress, in the California legislature, and by various bank regulatory agencies. No prediction can be made as to the likelihood of any major changes or the impact legislative changes might have on Centennial First.

                         MANAGEMENT OF CENTENNIAL FIRST

     The board of directors of Centennial First consists of 9 directors. All of the directors of Centennial First then in office immediately prior to the completion of the acquisition will continue to serve as directors of Centennial First.

BOARD OF DIRECTORS

     The following table sets forth, as of March 1, 2001, the names of, and certain information concerning, the directors of Centennial First.

                                                   Year First
                                                    Appointed               Principal Occupation During
            Name and Title                Age       Director                      the Past Five Years
--------------------------------------    ---      -----------    --------------------------------------------

Bruce J. Bartells                         56           1999       Chief Executive  Officer and former Chief Financial
Vice Chairman of the Board                                        Officer of Wilden Pump & Engineering Company,  Inc.
                                                                  (formerly   President  and  CEO  of  Soren  McAdams
                                                                  Bartells, CPAs, Inc.).

Carole H. Beswick                         58           1999       Part owner of Paper  Partners,  Inc.  (formerly  a
Director                                                          councilwoman of the City of Redlands).

Irving M. Feldkamp, III, DDS              56           1999       President/Owner  of Hospitality  Dental  Associates
Director                                                          and President/Owner Glen Helen Racing Inc.

Larry Jacinto                             51           1999       President of Larry Jacinto Construction,  President
Director                                                          of Pangahamo  Materials,  Inc.,  President of Larry
                                                                  Jacinto Family,  President of Mentone  Enterprises,
                                                                  and Vice President of Rancho Las Narajas.

Ronald J. Jeffrey                         57           1999       Vice  President  of  Tri-City  Acoustics,  Inc.,  a
Director                                                          specialty   subcontracting   business   and  former
                                                                  President of Inland Acoustics, Inc.

William A. McCalmon                       55           1999       President  and  owner  of RPM  Insurance  Services,
Director                                                          Inc.,   registered   principal  of  PIM   Financial
                                                                  Services, Inc.

Patrick J. Meyer                          49           1999       Owner   of   Urban   Environs,   a  land   planning
Chairman of the Board                                             consultant business.
of Centennial First


                                                   Year First
                                                    Appointed               Principal Occupation During
            Name and Title                Age       Director                    the Past Five Years
--------------------------------------    ---      -----------    --------------------------------------------

Douglas C. Spencer                        42           1999       President and CEO of the Redlands  Centennial  Bank
President & CEO, Director                                         (formerly     Senior     Vice      President/Branch
of Centennial First                                               Administration   with  California  State  Bank  and
                                                                  former   Senior  Vice   President/Chief   Operating
                                                                  Officer of Landmark Bank).

Douglas F. Welebir                        57           1999       Attorney and  President of Welebir,  McCune & Jure,
Director                                                          a professional law corporation.

     None of the directors were selected pursuant to any arrangement or understanding other than with the directors and executive officers of the Centennial First acting within their capacities as such. There are no family relationships between any of the directors and executive officers of Centennial First. No director or executive officer of Centennial First serves as a director of any company which has a class of securities registered under, or which is subject to the periodic reporting requirements of, the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940.

EXECUTIVE OFFICERS

     Information concerning the executive officers of Centennial First as of March 31, 2001 other than Douglas C. Spencer which is contained previous section entitled "Board of Directors".

                                                 Year First
                                                  Appointed                  Principal Occupation During
            Name and Title              Age      an Officer                         the Past Five Years
------------------------------------    ---     ------------     ---------------------------------------------

Timothy P. Walbridge                    51          2000         Executive Vice  President and Chief Lending  Officer
Executive Vice President &                                       of  Redlands  Centennial  Bank.  Former  Senior Vice
Chief Lending Officer                                            President and Loan  Administrator  of First Security
                                                                 Bank of California, formerly California State Bank.

Beth Sanders                            49          1999         Executive   Vice   President  and  Chief   Financial
Executive Vice President &                                       Officer of Redlands Centennial Bank.
Chief Financial Officer

                           SUMMARY COMPENSATION TABLE

                                                                                   Long Term Compensation
                                                                          ---------------------------------------
                        Annual Compensation                                      Awards             Payouts
------------------------------------------------------------------------  ----------------------     ------------
              (a)                    (b)       (c)      (d)       (e)         (f)        (g)             (h)          (i)
--------------------------------  --------  ---------  ------  ---------  ----------- -----------    ------------  ---------
                                                                Other
                                                                Annual    Restricted                               All Other
                                                                Compen-     Stock                       LTIP       Compen-
           Name and                            Salary  Bonus    sation     Award(s)   Options/        Payouts      sation
      Principal Position            Year         ($)    ($)      ($)         ($)      SARs(1)           ($)        ($)(2)
--------------------------------  --------  ---------  ------  ---------  ----------- -----------    ------------  ---------

Douglas C. Spencer                  2000    128,400    50,000    --            --     --                --            8,223
President and                       1999    120,000      --      --            --     10,500 options    --            3,849
Chief Executive Officer             1998    120,000     9,883    --            --        --             --            5,000


Beth Sanders                        2000     86,000    15,000    --            --         --                          2,500
Executive Vice President and        1999     86,000      --      --            --      5,250 options     --           2,200
Chief Financial Officer             1998     86,000     9,883    --            --         --             --           4,449

(1)  Adjusted for stock dividends.
(2) The amounts represent matching contributions to the 401(k) Plan, cost of automobile provided and country club dues.

                  OPTION/SAR EXERCISED AND YEAR END VALUE TABLE

               AGGREGATED OPTION/SAR EXERCISED IN LAST FISCAL YEAR
                          AND YEAR END OPTION/SAR VALUE


        (a)                   (b)                 (c)                            (d)                                (e)
--------------------  --------------------  ------------------  ------------------------------------ ------------------------------
                                                                                                          Value of Unexercised
                                                                      Number of Unexercised                  In-the-Money
                                                                         Options/SARs at                    Options/SARs at
                       Shares Acquired on                                   Year End($)                       Year End ($)
             Name         Exercise(#)           Value Realized      Exercisable/Unexercisable(1)         Exercisable/Unexercisable
--------------------  --------------------  -------------------  ----------------------------------- ------------------------------
Douglas C. Spencer               0                       0                  18,952 / 19,635               $155,581 / $131,374

Beth Sanders                 6,270                 $75,365                   7,672 / 4,200                 $57,389 / $16,632


(1) The options and exercise prices in the table have been adjusted for the 5% stock dividend to shareholders of record on January 10, 2000.

There are no SARs.

EMPLOYMENT AGREEMENTS

     The Redlands Centennial Bank entered into an employment agreement with Mr. Spencer. The agreement is for a term of four years commencing October 1, 1997 and provides for the employment of Mr. Spencer as the President and Chief Executive Officer of Redlands Centennial Bank. The term of the agreement is automatically extended for additional periods of one year unless Redlands Centennial Bank or Mr. Spencer gives written notice of termination of employment not less than three months and not more than six months prior to the expiration of the term. The initial base annual salary for Mr. Spencer was $120,000 per year, with increases to be determined at the discretion of the Board of Directors of Redlands Centennial Bank. Under the agreement Mr. Spencer is entitled to bonuses pursuant to his participation in Redlands Centennial Bank's Incentive Compensation Plan. In addition, the agreement provides that Redlands Centennial Bank will provide Mr. Spencer with salary continuation benefits as discussed below. The agreement provides Mr. Spencer with stock options to acquire 28,088 shares (adjusted for stock dividends) which vest at the rate of 20% per year (with acceleration of vesting in certain events) and with a term of ten years. In lieu of an automobile allowance, Mr. Spencer is provided with a Bank automobile. Pursuant to the agreement, Mr. Spencer is entitled to four weeks vacation per year, health, disability and life insurance benefits and indemnification for matters incurred in connection with any action against the executive which arose out of and was within the scope of his employment, provided that the executive acted in good faith and in a manner the executive reasonably believed to be in the best interests of Redlands Centennial Bank and with respect to a criminal matter if the executive also had no reasonable cause to believe his conduct was unlawful. If Redlands Centennial Bank terminates Mr. Spencer without cause, he shall be entitled to one year of base salary in addition to the salary continuation benefits discussed below. Upon any change of control involving Redlands Centennial Bank and where his position is eliminated or materially changed in connection with the change of control, he is to be paid two years of his then current base salary in addition to the salary continuation benefits discussed below. In the event Mr. Spencer is terminated for cause, he shall be entitled to four weeks of salary as of the date of termination plus any pay in lieu of vacation.

     On March 17, 1998, Redlands Centennial Bank and Mr. Spencer entered into a salary continuation agreement to provide salary continuation benefits to Mr. Spencer. If Mr. Spencer continues in the employ of Redlands Centennial Bank until age 55 ("Retirement Age"), he will receive from Redlands Centennial Bank under the salary continuation agreement an annual benefit amount beginning at $186,956 and increasing 3% per year for subsequent years ("Annual Benefit Amount") for ten years beginning at his reaching Retirement Age. In the event Mr. Spencer terminates employment due to disability prior to age 55, he will receive the salary continuation benefits in the amount of the Annual Benefit Amount for 10 years beginning at his reaching Retirement Age. In the event Mr. Spencer dies while actively employed by Redlands Centennial Bank prior to reaching Retirement Age, his beneficiary will receive from Redlands Centennial Bank benefits in the amount of the Annual Benefit Amount for ten years beginning with the month following his death. In the event of involuntary termination without cause Mr. Spencer shall receive an annual benefit amount for 10 years beginning with the month following his involuntary termination. The annual benefit amount for involuntary termination without cause begins at $120,000 for one year of service and increases 3% per year for subsequent years up to $186,956 for 16 years of service. In the event of termination due to early retirement or voluntary termination other than due to a change of control, Mr. Spencer shall receive an annual benefit amount based on his years of service for 10 years beginning with the month following his early retirement or voluntary termination. The annual benefit amount for early retirement or voluntary termination begins at $3,686 for one year of service and goes up to a maximum of $186,956 after 16 years of service. In the event of a change in control of Redlands Centennial Bank while Mr. Spencer is in active service with Redlands Centennial Bank, Mr. Spencer will receive an annual benefit amount based on his years of service with Redlands Centennial Bank for ten years beginning with the month following the consummation of the change in control of Redlands Centennial Bank. The annual benefit amount for a change of control begins at $120,000 for one year of service and increases at 3% per year for subsequent years of service up to $186,956 for 16 years of service. Upon the first anniversary of the commencement of such benefit payment and each following anniversary, the annual benefit amount will increase by 3%. In addition, if there are any excess parachute taxes resulting from the change of control, the acquiring entity shall reimburse Mr. Spencer for any excise taxes due on such benefit payments. In the event Mr. Spencer is terminated for cause, he will forfeit any benefits from the salary continuation agreement.

     Mrs. Beth Sanders has an employment agreement with Redlands Centennial Bank to serve as Redlands Centennial Bank's Executive Vice President and Chief Financial Officer for a term of two years commencing April 1, 1998 and with an initial annual salary of $80,000. The term of her agreement is automatically renewed for additional one year terms unless she or Redlands Centennial Bank gives notice to the other party no less than three months and no more than six months prior to the end of the then current term of the agreement. The agreement provides that Mrs. Sanders shall be entitled to salary increases as determined by Redlands Centennial Bank's board of directors. Pursuant to the agreement, Mrs. Sanders is entitled to four weeks vacation per year, health, disability and life insurance benefits and indemnification for matters incurred in connection with any action against the executive which arose out of and was within the scope of her employment, provided that the executive acted in good faith and in a manner the executive reasonably believed to be in the best interests of Redlands Centennial Bank and with respect to a criminal matter if the executive also had no reasonable cause to believe her conduct was unlawful. If Redlands Centennial Bank terminates Mrs. Sanders without cause, she shall be entitled to six months of base salary. Upon any change of control involving Redlands Centennial Bank and where her position is eliminated or materially changed in connection with the change of control, she is to be paid one year of her then current base salary. In the event Mrs. Sanders is terminated for cause, she shall be entitled to four weeks of salary as of the date of termination plus any pay in lieu of vacation.

COMPENSATION OF DIRECTORS

     The directors are not paid any directors fees by Centennial First, but the directors receive directors fees from Redlands Centennial Bank for services they provide as a director of Redlands Centennial Bank. The directors of Redlands Centennial Bank are each paid a fee of $750 per month, except for the chairman who receives $1,500 per month. Redlands Centennial Bank directors also are paid $75 for each Redlands Centennial Bank committee meeting attended by the committee member and $125 for each Redlands Centennial Bank committee meeting chaired by the committee chairman. Each of the directors except Messrs. Bartells and Jacinto and

Dr. Feldkamp was granted a stock option to acquire 6,670 shares (adjusted for stock dividends) at an exercise price of $5.98 on January 18, 1991. Mr. Bartells was granted a stock option to acquire 6,670 shares (adjusted for stock dividends) at an exercise price of $5.98 on August 21, 1992. Each of the directors except Dr. Feldkamp and Mr. Jacinto was granted an option to acquire 1,404 shares (adjusted for stock dividends) at an exercise price of $9.26 on August 15, 1997. Each of the directors, except for Dr. Feldkamp, received a stock option grant on February 19, 1999 for 2,625 shares with an option price of $14.52 per share. With the exception of Dr. Feldkamp, the directors also participate in a director retirement plan which provides each director with retirement, death and liability benefits that is set forth in their individual agreements. The agreements entered into between the Bank and the respective directors provide each director with retirement benefits of $7,500 per year for ten years commencing at their expected retirement age which ranges from age 56 for Mr. Meyer to age 65 for Ms. Beswick. The retirement benefits are informally funded with life insurance policies purchased by the Bank. The net accrued costs of such benefits for 2000 for all of the directors totaled $14,955. In addition, the directors and their dependents participate in the Bank's self-funded dental plan. Under Redlands Centennial's dental plan, the maximum reimbursement by the Bank to any participant is $750 per year. A total of $2,871 was paid under the Bank's dental plan in 2000 for the benefit of the directors and their dependents.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     The Articles of Incorporation and Bylaws of Centennial First provide for indemnification of agents including directors, officers and employees, to the maximum extent allowed by California law including the use of an indemnity agreement. Centennial First Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the state of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if that person acted in good faith and in a manner that person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of that person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if the agent acted in good faith, in a manner that person believed to be in the best interests of the corporation and its shareholders; provided that there will be no indemnification for:

o amounts paid in settling or otherwise disposing of a pending action without court approval;

o expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval;

o matters in which the agent will be determined to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending will determine that the agent is entitled to be indemnified; or

o    other matters specified in the California General Corporation Law.

     Centennial First's Articles and Bylaws provide that Centennial First will to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. Centennial First's Bylaws also provide that Centennial First will have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Centennial First would have the power to indemnify them for those liabilities under the provisions of applicable law or the provisions of Centennial First's Bylaws. Centennial First has entered into indemnification agreements with each of its directors and executive officers that provides that Centennial First shall indemnify such person to the full extent authorized by the applicable provisions of California law and further provide advances to pay for any expenses which would be subject to reimbursement

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Centennial First, Centennial First has been informed that in the opinion of the SEC, indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              SECURITIES OWNERSHIP

PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP OF MANAGEMENT AND DIRECTORS

     The following table sets forth, as of March 1, 2001, the number and percentage of shares of Centennial First's outstanding common stock before and after the offering, which are beneficially owned, directly or indirectly, by:

o    each shareholder who owns more than 5% of the outstanding shares;
o    each of Centennial First's directors;
o    Centennial First's named executive officers; and
o    all of Centennial First's directors and executive officers as a group.

The shares "beneficially owned" are determined under Securities and Exchange Commission rules, and do not necessarily indicate ownership for any other purpose. In general, beneficial ownership includes shares over which the indicated person has sole or shared voting or investment power and shares which he/she has the right to acquire within 60 days of March 1, 2001. Unless otherwise indicated, the persons listed have sole voting and investment power over the shares beneficially owned. Management is not aware of any arrangements which may, at a subsequent date, result in a change of control of Centennial First.


                                            Prior to the Offering                     After the Offering
                                    --------------------------------------    ------------------------------------
                                    Shares                                    Shares
                                    Beneficially                              Beneficially
             Name                   Owned(1)      Options(2)    Percentage    Owned(1)     Options(2)   Percentage
-------------------------           --------      ----------    ----------   --------      ----------   ----------
Carole H. Beswick                    16,200        2,454           2.3%       17,914         2,454          1.7%

Bruce J. Bartells                    18,454        2,454           2.6%       22,168         2,454          2.1%

Irving M. Feldkamp, III              17,994         --             2.5%       23,708          --            2.2%

Larry Jacinto                        36,740        1,050           5.1%       39,597         1,050          3.7%

Ronald J. Jeffrey                    25,121        2,454           3.5%       26,264         2,454          2.5%

William A. McCalmon                  17,111        2,454           2.4%       18,254         2,454          1.7%

Patrick J. Meyer                     30,278        2,454           4.2%       32,564         2,454          3.1%

Beth Sanders                         18,979        2,451           2.6%       19,265         2,451          1.8%

Douglas C. Spencer                   38,547       21,052           5.2%       41,404        21,052          3.8%

Douglas F. Welebir                   26,290        2,454           3.7%       27,290         2,454          2.6%

Total exercisable options                         39,277                                    39,277
Total number of shares
 beneficially owned by
 directors and executive
 officers                           206,437                       27.3%      229,437                       20.9%
-------------------------

(1) We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable within 60 days of March 1, 2000, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnote to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting power and investment power with respect to the shares set forth opposite such shareholder's name.

(2) Represents options that may be exercised within sixty days. The number of shares of common stock subject to options are included in the Shares Beneficially Owned column.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Some of the Centennial First's directors and executive officers and their immediate families, as well as the companies with which they may have interest in, have had loans with Redlands Centennial Bank in the ordinary course of the Bank's business. In addition, Redlands Centennial Bank expects to have loans with these persons in the future. In management's opinion, all these loans and commitments to lend were made in the ordinary course of business, were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and, in the opinion of management, did not involve more than a normal risk of collectibility or present other unfavorable features.

                              PLAN OF DISTRIBUTION

     The common stock is being offered and sold only to California residents through the efforts of our directors and executive officers. Their activities in connection with this offering will be in addition to their other duties, and they will not receive any additional compensation, commission, or other remuneration for such activities.

OFFERING

     If we do not terminate the offering earlier, the offering of our common stock will continue until 342,858 shares ($6 million) are sold, or June 15, 2001, whichever first occurs. We have the right to extend the offering period for an additional 15 days until June 30, 2001.

     The purchaser must complete and execute an application to purchase common stock, as set forth in the subscription agreement. The minimum investment is 250 shares at $17.50 per share unless we, in our sole discretion, waive this requirement in a particular case such as the purchase of common stock by our employees, and agree to accept a subscription for a lesser number of shares. The maximum purchase for any person or household is 35,000 shares, unless we, in our sole discretion, waive this requirement in a particular case and agree to accept a subscription for a larger number of shares. Any subscriptions will be promptly returned to the subscriber with interest, if for any reason the offering is withdrawn. The offering will be terminated if all 342,858 shares offered are not sold by the expiration as extended by the board in its sole and absolute discretion, and upon such termination all subscriptions will be promptly returned to the subscriber with interest.

     Unless all of the shares are earlier sold or the offering is earlier terminated by us, subscriptions to purchase shares will be received until 5:00 p.m., Pacific Standard Time, on June 15, 2001 unless extended for an additional 15 days until June 30, 2001. We reserve the right to terminate the offering at any time.

     Upon acceptance by us, subscriptions will be binding on and may not be revoked by subscribers except with our consent or in the event the offering is terminated in its entirety. In addition, we reserve the right to cancel accepted subscriptions at any time and for any reason until the offering is fully subscribed and the proceeds of the offering are released from escrow. We reserve the right to reject any subscription, or a portion of any subscription, in our sole discretion. We may, in our sole discretion, allocate shares among subscribers in the event of an over-subscription for the shares. In determining which subscriptions to accept, we may take into account any factors we consider relevant, including the order in which subscriptions are received, a subscriber's potential to do business with, or to direct customers to, Redlands Centennial Bank or Palomar Community. If we reject any subscription, or accept a subscription but in our discretion subsequently elect to cancel all or part of that subscription, we will refund promptly the amount remitted that corresponds to the share offering price multiplied by the number of shares as to which the subscription is rejected or canceled.

ESCROW ARRANGEMENTS

Commencing on the date of this prospectus, all funds received in payment of subscriptions of common stock will be placed in escrow with Pacific Coast Bankers' Bank, until June 15, 2001 or the total of $6 million in the sale of shares is received. We have the right to extend the offering for an additional 15 days. If we receive $6 million prior to the expiration date, we will close the offering. Certificates representing shares duly subscribed and paid for will be issued by our transfer agent promptly after the closing of the offering. Escrowed funds may be invested in bank certificates of deposit, short-term governmental obligations, federally insured bank accounts, and other similar investments. We do not intend to invest the subscription proceeds held in escrow in instruments that would mature after the expiration date of the offering.

Pacific Coast Bankers' Bank sole role in this offering is that of escrow holder. Pacific Coast Bankers' Bank has not reviewed this prospectus and makes no representation as to the nature of this offering or its compliance or lack thereof with any applicable state or federal laws, rules or regulations. We have agreed to pay the escrow fees should the offering fail to reach the impound amount.

HOW TO SUBSCRIBE

     Each prospective investor who desires to purchase shares of common stock should:

     1. Complete, date, and execute the Application for Subscription and substitute Form W-9 which have been delivered with this Prospectus;

     2. Make a check, bank draft, or money order payable to "Pacific Coast Bankers' Bank fbo Centennial First Financial Services" in the amount of $17.50 times the number of shares subscribed for, which minimum purchase is 250 shares and which maximum purchase is 35,000 shares; and

     3. Deliver the completed Application for Subscription and check to the escrow agent at the following address:

          Pacific Coast Bankers' Bank
          340 Pine Street, Suite 401
          San Francisco, California 94104
          Attn: Tracy Holcomb
          (415) 399-1900
          (415) 788-7227 (Facsimile)

     Subscribers should retain a copy of the completed Application for Subscription for their records. The subscription price is due and payable when the Application for Subscription is delivered.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 10,000,000 shares of common stock, no par value. No shares of preferred stock are authorized. As of March 1, 2001, we had 717,472 shares of common stock outstanding.

COMMON STOCK.

     The holders of our common stock are entitled to one vote, in person or by proxy, per share on any matter requiring shareholder action. Holders of common stock are entitled to dividends when, as, and if declared by the board of directors from funds legally available therefor subject to certain restrictions on payment of dividends imposed by the California Corporations Code and other applicable regulatory limitations. The holders of common stock have no preemptive or other subscription rights and there are no redemption, sinking fund, or conversion privileges applicable to the common stock. Upon our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities.

TRANSFER AGENT.

     The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation.


                                     EXPERTS

     The consolidated financial statements of Centennial First and subsidiary as of December 31, 2000, and for each of the three years in the period then ended included in this document have been audited by Hutchinson and Bloodgood LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report given upon their authority as experts in accounting and auditing.

     The financial statements and schedules of Palomar Community Bank and Subsidiary as of December 31, 2000, and for each of the three years in the period ended December 31, 2000 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports withrespect thereto, and are included herein in reliance upon the authority of said firm as experts (or, as experts in accounting and auditing) in giving said reports.

                                  LEGAL MATTERS

     The validity of the common stock offered by Centennial First is being passed upon by Gary Steven Findley & Associates, Anaheim, California.

                       WHERE YOU CAN FIND MORE INFORMATION

     Centennial First has filed a registration statement on Form SB-2 to register with the Securities and Exchange Commission the common stock to be issued to shareholders in the offering. This document is a part of that Registration Statement. As allowed by the Commission's rules, this document does not contain all of the information you can find in the registration statement or the documents provided as in the exhibits to the registration statement.

     Centennial First files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements and other information filed by Centennial First at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. You will also be able to obtain the Commission filings from commercial document retrieval services and at the Commission's web site at http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----

CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY
AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditor's Report................................................F-1

Consolidated Statements of Condition, December 31, 2000 and 1999............F-2

Consolidated Statements of Earnings for the Years Ended

 December 31, 2000, 1999 and 1998...........................................F-3

Consolidated Statements of Changes in Stockholders' Equity

 for the Years Ended December 31, 2000, 1999 and 1998.......................F-4

Consolidated Statements of Cash Flows for the Years Ended
 December 31, 2000, 1999 and 1998...........................................F-6

Notes to Consolidated Financial Statements..................................F-8

PALOMAR COMMUNITY BANK
AUDITED FINANCIAL STATEMENTS

Report of Independent Public Accountants...................................F-31

Consolidated Balance Sheets, December 31, 2000 and 1999....................F-32

Consolidated Statements of Operations for the Years Ended

 December 31, 2000, 1999 and 1998..........................................F-33

Consolidated Statements of Stockholder's Equity

 for the Years Ended December 31, 2000, 1999 and 1998......................F-34

Consolidated Statements of Cash Flows for the Years Ended
 December 31, 2000, 1999 and 1998..........................................F-35

Notes to Consolidated Financial Statements.................................F-36

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Centennial First Financial Services
Redlands, California


We have audited the accompanying consolidated statements of condition of Centennial First Financial Services and subsidiary, Redlands Centennial Bank, as of December 31, 2000 and 1999, and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Centennial First Financial Services and subsidiary as of December 31, 2000 and 1999, and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with generally accepted accounting principles.





                         /s/Hutchinson and Bloodgood LLP


101 North Brand Boulevard, Glendale, CA
January 25, 2001

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CONDITION
                           DECEMBER 31, 2000 AND 1999

                                                                                                2000                  1999
ASSETS
    Cash and due from banks                                                             $      8,339,000        $      5,230,000
    Federal funds sold                                                                         7,370,000               2,150,000
                                                                                        ----------------        ----------------
                Total cash and cash equivalents                                               15,709,000               7,380,000

    Interest-bearing deposits in financial institutions                                        4,780,000               3,612,000
    Investment securities, available for sale                                                  9,429,000               7,793,000
    Federal Home Loan Bank stock, at cost                                                         52,000                 210,000
    Loans, net                                                                                58,774,000              52,382,000
    Accrued interest receivable                                                                  485,000                 378,000
    Premises and equipment, net                                                                2,309,000               1,690,000
    Other assets                                                                               2,573,000               2,562,000
                                                                                        ----------------        ----------------
                Total assets                                                            $     94,111,000        $     76,007,000
                                                                                        ================        ================

LIABILITIES
    Deposits:
       Noninterest-bearing                                                              $     23,896,000        $     18,135,000
       Interest-bearing and NOW accounts                                                      29,284,000              17,881,000
       Savings                                                                                 9,499,000              12,008,000
       Time deposits $100,000 or greater                                                      13,304,000              10,235,000
       Other time deposits                                                                    10,398,000              10,881,000
                                                                                        ----------------        ----------------
                Total deposits                                                                86,381,000              69,140,000

    Accrued interest payable                                                                     292,000                 242,000
    Other liabilities                                                                            568,000                 297,000
                                                                                        ----------------        ----------------

                Total liabilities                                                             87,241,000              69,679,000
                                                                                        ----------------        ----------------

Commitments and Contingencies                                                                        - -                     - -

STOCKHOLDERS' EQUITY
    Common stock, $4 stated value; authorized 10,000,000 shares, issued and outstanding 692,269 and 677,028 shares
        at December 31, 2000 and 1999, respectively                                             2,769,000               2,708,000
    Additional paid-in capital                                                                 2,959,000               2,660,000
    Retained earnings                                                                          1,184,000               1,165,000
    Accumulated other comprehensive loss                                                         (42,000)               (205,000)
                                                                                        ----------------        ----------------

                Total stockholders' equity                                                     6,870,000               6,328,000
                                                                                        ----------------        ----------------

                Total liabilities and stockholders' equity                              $     94,111,000        $     76,007,000
                                                                                        ================        ================


The accompanying notes are an integral part of these consolidated statements.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF EARNINGS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                      2000             1999              1998
Interest income:
    Interest and fees on loans                                                 $    6,858,000   $    5,100,000     $   3,917,000
    Deposits in financial institutions                                                219,000          238,000           252,000
    Federal funds sold                                                                454,000          150,000           340,000
    Investments                                                                       415,000          488,000           530,000
                                                                               --------------   --------------    --------------

                Total interest income                                               7,946,000        5,976,000         5,039,000
                                                                               --------------   --------------    --------------

Interest expense:
    Demand and savings deposits                                                       908,000          626,000           657,000
    Time deposits $100,000 or greater                                                 727,000          452,000           433,000
    Other time deposits                                                               650,000          508,000           604,000
    Interest on borrowed funds                                                         46,000              - -               - -
                                                                               --------------   --------------    --------------

                Total interest expense                                              2,331,000        1,586,000         1,694,000
                                                                               --------------   --------------    --------------

                Net interest income                                                 5,615,000        4,390,000         3,345,000

Provision for loan losses                                                             630,000          225,000            50,000
                                                                               --------------   --------------    --------------

                Net interest income after provision for loan losses                 4,985,000        4,165,000         3,295,000
                                                                               --------------   --------------    --------------

Other income:
    Customer service fees                                                             800,000          718,000           518,000
    Gain from sale of loans                                                           277,000          220,000           286,000
    Gain (loss) from sale of investment securities                                     11,000           (2,000)          119,000
    Gain from sale of investment in Bancdata Solutions, Inc.                          906,000              - -               - -
    Other income                                                                       90,000           99,000            54,000
                                                                               --------------   --------------    --------------

                Total other income                                                  2,084,000        1,035,000           977,000
                                                                               --------------   --------------    --------------

Other expenses:
    Salaries and wages                                                              2,196,000        1,698,000         1,308,000
    Employee benefits                                                                 696,000          468,000           283,000
    Net occupancy expense                                                             429,000          354,000           315,000
    Other operating expense                                                         2,369,000        1,632,000         1,546,000
                                                                               --------------   --------------    --------------

                Total other expenses                                                5,690,000        4,152,000         3,452,000
                                                                               --------------   --------------    --------------

                Income before provision for income taxes                            1,379,000        1,048,000           820,000

Provision for income taxes                                                            472,000          319,000           193,000
                                                                               --------------   --------------    --------------

                Net income                                                     $      907,000   $      729,000       $   627,000
                                                                               ==============   ==============    ==============

Basic earnings per share                                                       $         1.33   $         1.03       $       .92
                                                                               ==============   ==============    ==============

Diluted earnings per share                                                     $         1.25   $          .96       $       .84
                                                                               ==============   ==============    ==============



The accompanying notes are an integral part of these consolidated statements.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                                                     ACCUMULATED
                                                                  ADDITIONAL        RETAINED            OTHER
                                                  COMMON            PAID-IN         EARNINGS        COMPREHENSIVE
                                                   STOCK            CAPITAL         (DEFICIT)       INCOME (LOSS)        TOTAL

BALANCE, DECEMBER 31, 1997                     $   2,595,000    $   2,584,000      $    (124,000)   $     98,000      $  5,153,000
                                                                                                                     -------------

   Comprehensive income:
      Net income                                         - -              - -            627,000             - -           627,000
      Change in net unrealized gain (loss)
         on investment securities available
         for sale, after tax effects                     - -              - -                - -         (84,000)          (84,000)
                                                                                                                     -------------

           Total comprehensive income                                                                                      543,000
                                                                                                                     -------------

   Stock dividend                                        - -              - -             (2,000)            - -            (2,000)

   Exercise of stock options                          75,000           50,000                - -             - -           125,000
                                               -------------    -------------      -------------    ------------     -------------

BALANCE, DECEMBER 31, 1998                         2,670,000        2,634,000            501,000          14,000         5,819,000
                                                                                                                     -------------

   Comprehensive income:
      Net income                                         - -              - -            729,000             - -           729,000
      Change in net unrealized gain (loss)
         on investment securities available
         for sale, after tax effects                     - -              - -                - -        (219,000)         (219,000)
                                                                                                                     -------------

           Total comprehensive income                                                                                      510,000
                                                                                                                     -------------

   Exercise of stock options, including
      tax benefit                                     55,000           37,000                - -             - -            92,000

   Purchase and retirement of
      common stock and stock options                 (17,000)         (11,000)           (65,000)            - -           (93,000)
                                               -------------    -------------      -------------    ------------     -------------

BALANCE, DECEMBER 31, 1999                     $   2,708,000    $   2,660,000      $   1,165,000    $   (205,000)     $  6,328,000
                                               =============    =============      =============    ============    ==============



The accompanying notes are an integral part of these consolidated statements.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                                                     ACCUMULATED
                                                                  ADDITIONAL        RETAINED            OTHER
                                                  COMMON            PAID-IN         EARNINGS        COMPREHENSIVE
                                                   STOCK            CAPITAL         (DEFICIT)       INCOME (LOSS)        TOTAL

BALANCE, DECEMBER 31, 1999                     $   2,708,000    $   2,660,000      $   1,165,000    $   (205,000)     $  6,328,000

   Comprehensive income:
      Net income                                         - -              - -            907,000             - -           907,000
      Change in net unrealized gain on
         investment securities available
         for sale, after tax effects                     - -              - -                - -         163,000           163,000
                                                                                                                     -------------

           Total comprehensive income                                                                                    1,070,000
                                                                                                                     -------------

   Cash and stock dividends                          135,000          412,000           (618,000)            - -           (71,000)

   Exercise of stock options, including
      tax benefit                                    104,000           90,000                - -             - -           194,000

   Purchase and retirement of
      common stock                                  (178,000)        (203,000)          (270,000)            - -          (651,000)
                                               -------------    -------------      -------------    ------------     -------------

BALANCE, DECEMBER 31, 2000                     $   2,769,000    $   2,959,000      $   1,184,000    $    (42,000)     $  6,870,000
                                               =============    =============      =============    ============      ============



The accompanying notes are an integral part of these consolidated statements.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                                      2000             1999              1998
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                                 $      907,000   $      729,000       $   627,000
    Adjustments to reconcile net income
       to net cash provided by operating activities:
          Depreciation and amortization                                               324,000          231,000           193,000
          Provision for loan losses                                                   630,000          225,000            50,000
          Loss on sale and disposal of equipment                                          - -              - -            19,000
          Loss on sale of other real estate owned                                       7,000              - -            15,000
          Loss (gain) from sale of investments                                        (11,000)           2,000          (119,000)
          Gain from sale of loans                                                    (277,000)        (220,000)         (286,000)
          Gain from sale of investment in Bancdata Solutions                         (906,000)             - -               - -
          Amortization of deferred loan fees                                         (392,000)        (193,000)         (161,000)
          Deferred income tax benefit                                                 (98,000)         (30,000)         (113,000)
          Amortization of premiums on investment
             securities available for sale                                             11,000           35,000            64,000
          Amortization of premiums on investment
             securities held to maturity                                                  - -            7,000            13,000
          Increase in cash surrender value of life insurance                          (64,000)         (63,000)          (44,000)
          Decrease (increase) in assets:
             Accrued interest receivable                                             (107,000)         (50,000)          155,000
             Other assets                                                              96,000           89,000          (308,000)
          Increase (decrease) in liabilities:
             Accrued interest payable                                                  50,000          (42,000)           13,000
             Other liabilities                                                        271,000          130,000           131,000
                                                                               --------------   --------------    --------------

                    Net cash provided by operating activities                         441,000          850,000           249,000
                                                                               --------------   --------------    --------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Net decrease (increase) in interest-bearing
       deposits in financial institutions                                          (1,168,000)         492,000           559,000
    Activity in available-for-sale securities:
       Sales                                                                              - -          259,000         4,582,000
       Maturities, prepayments and calls                                              632,000        1,195,000         2,256,000
       Purchases                                                                   (2,004,000)        (968,000)       (4,167,000)
    Activity in held-to-maturity securities:
       Maturities                                                                         - -          800,000               - -
    Purchases of Federal Home Loan Bank stock                                             - -         (210,000)              - -
    Proceeds from redemption of Federal Home Loan Bank stock                          169,000              - -               - -
    Net increase in loans                                                          (6,358,000)     (11,989,000)       (8,434,000)
    Proceeds from sales of other real estate owned                                     13,000           21,000           214,000
    Proceeds from sale of investment in Bancdata Solutions                          1,218,000              - -               - -
    Additions to bank premises and equipment                                         (943,000)        (202,000)         (291,000)
    Proceeds from sale of equipment                                                       - -           10,000               - -
    Purchases of life insurance, net of redemptions                                  (356,000)         (35,000)       (1,268,000)
                                                                               --------------   --------------    --------------

                    Net cash used in investing activities                          (8,797,000)     (10,627,000)       (6,549,000)
                                                                               --------------   --------------    --------------

The accompanying notes are an integral part of these consolidated statements.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                                                     2000             1999              1998
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in demand and savings deposits                                $   14,655,000   $    3,987,000     $   8,194,000
    Net increase in time deposits                                                   2,586,000        1,828,000         1,475,000
    Cash dividends                                                                    (67,000)             - -               - -
    Cash dividends paid in lieu of fractional shares                                   (4,000)             - -            (2,000)
    Payments to acquire common stock and stock options                               (651,000)         (55,000)              - -
    Proceeds from exercise of stock options                                           166,000           92,000           124,000
                                                                               --------------   --------------    --------------

                    Net cash provided by financing activities                      16,685,000        5,852,000         9,791,000
                                                                               --------------   --------------    --------------

                    Net increase (decrease) in cash and cash equivalents            8,329,000       (3,925,000)        3,491,000

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                        7,380,000       11,305,000         7,814,000
                                                                               --------------   --------------    --------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                         $   15,709,000   $    7,380,000    $   11,305,000
                                                                               ==============   ==============    ==============


SUPPLEMENTARY INFORMATION

    Interest paid                                                              $    2,282,000   $    1,628,000    $   1,682,000
                                                                               ==============   ==============    =============

    Income taxes paid                                                          $      357,000   $      423,000    $     199,000
                                                                               ==============   ==============    =============



The accompanying notes are an integral part of these consolidated statements.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              Centennial First Financial Services (the "Company") was organized in August 1999 to become the holding company for Redlands Centennial Bank (the "Bank"), pursuant to a Plan of Reorganization and Merger Agreement. As part of the reorganization, all of the outstanding shares of the Bank were exchanged for shares of the Company on December 23, 1999. The transaction was accounted for at historical cost in a manner similar to a pooling of interests.

              Redlands Centennial Bank is a California state chartered bank, which provides banking services to individuals and business customers in Redlands and surrounding communities, as well as Small Business Administration loans to customers in Los Angeles and Orange counties.

              During 1999, the Bank formed Redlands Centennial Financial Services (RCFS) as a wholly owned subsidiary. RCFS began operations during March 2000 and sells investment and insurance products to the Bank's customers.

                  BASIS OF PRESENTATION AND CONSOLIDATION

                  The consolidated financial statements include the accounts of Centennial First Financial Services and its wholly-owned subsidiary, Redlands Centennial Bank. The consolidated financial statements of Redlands Centennial Bank include the accounts of the Bank and its wholly owned subsidiary, Redlands Centennial Financial Services. All significant intercompany balances and transactions have been eliminated in consolidation.

                  USE OF ESTIMATES

                  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of condition and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for losses on loans, the valuation of foreclosed real estate and the valuation of deferred tax assets.

                  RECLASSIFICATION

                  Certain amounts have been reclassified in the 1999 and 1998 financial statements to conform with the 2000 financial statement presentation.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  INTEREST-BEARING DEPOSITS IN FINANCIAL INSTITUTIONS

                  Interest-bearing deposits in financial institutions mature within ten years and are carried at fair market value which approximates cost.

                  LOANS

                  Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off, generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans.

                  Interest on loans is accrued daily as earned, except when serious doubt concerning collectibility arises, at which time such loans are placed on a nonaccrual basis, and all accrued and uncollected interest income is reversed against current period operations. Interest income on nonaccrual loans is recognized only to the extent of interest payments received.

                  Unearned income on installment loans is recognized as income over the term of the loans using a method that approximates the interest method.

                  Loan origination fees, to the extent they represent reimbursement for initial direct costs, are recognized as income at the time of loan closing. The excess of fees over costs, if any, are deferred and credited to income over the term of the loan using a method which approximates the interest method. Amortization of loan origination fees are included in revenues as an element of interest on loans. If a loan is paid in full, any deferred fees not yet amortized are recognized as income.

                  Loans which are deemed impaired by management are loans whereby it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Losses on impaired loans are measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Larger groups of smaller balance homogenous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  ALLOWANCE FOR LOAN LOSSES

                  The determination of the allowance for loan losses is based on an analysis of the loan portfolio and evaluation of collateral. The allowance reflects an amount which, in management's judgment, is adequate to provide for estimated loan losses. The allowance is based on estimates, and ultimate losses may vary from the current estimates. Management's judgment in determining the adequacy of the allowance for loan losses is based on evaluations of the collectibility of loans, taking into consideration such factors as changes in the nature and volume of the loan portfolio, adequacy of collateral, current economic conditions which may affect the borrower's ability to pay, overall portfolio quality, and review of specific problem loans. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely.

                  LOAN SERVICING

                  Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into other income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

                  PREMISES, EQUIPMENT AND DEPRECIATION

                  Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives on a straight-line basis, which range from three to thirty-nine years.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  FORECLOSED REAL ESTATE

                  Foreclosed real estate is held for sale and carried at the lower of cost or fair values less estimated costs to sell and an allowance for losses. Troubled loans are transferred to foreclosed real estate upon completion of formal foreclosure proceedings.

                  Costs relating to development and improvement of foreclosed real estate are capitalized, whereas costs relating to holding property are expensed. The portion of interest costs relating to development of real estate is capitalized.

                  Valuations are periodically performed by management, and an allowance for losses is established through a charge to operations if the carrying value of a property exceeds its fair value, less estimated costs to sell.

                  TRANSFERS OF FINANCIAL ASSETS

                  Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when: (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

                  INCOME TAXES

                  Deferred income taxes are recognized for estimated future tax effects attributable to temporary differences between income tax and financial reporting purposes and carry forwards. Valuation allowances are established when necessary to reduce the deferred tax asset to the amount expected to be realized. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted accordingly through the provision for income taxes.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  INVESTMENT SECURITIES

                  Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as "available for sale" and recorded at fair value, with unrealized gains or losses excluded from earnings and reported in other comprehensive income.

                  Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

                  STOCK COMPENSATION PLANS

                  Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee or a director must pay to acquire the stock. Stock options issued under the Bank's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. Under the Bank's stock option plan, compensation cost is recognized to the extent that the quoted market price of the stock on the date of grant exceeds the amount that the employee is required to pay. The Bank has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, must make pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995 (see Note 7).

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  EARNINGS PER SHARE

                  Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

                  The weighted average number of shares used in the computation of basic earnings per share was 680,356 for 2000, 705,260 for 1999 and 684,838 for 1998. The weighted average number of shares used in the computation of diluted earnings per share was 727,194 for 2000, 758,765 for 1999 and 745,605 for 1998.

                  STATEMENT OF CASH FLOWS

                  For the purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

                  COMPREHENSIVE INCOME

                  Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

                  The components of other comprehensive income are as follows:

                                                                             2000               1999              1998
                      Unrealized holding gains (losses) on
                         available-for-sale securities                  $     282,000    $    (367,000)   $      (21,000)
                      Reclassification adjustment for (gains)
                         losses realized in income                            (11,000)           2,000          (119,000)
                                                                        -------------    -------------     -------------

                      Net unrealized gains (losses)                           271,000         (365,000)         (140,000)
                      Tax effect                                             (108,000)         146,000            56,000
                                                                        -------------    -------------     -------------

                      Net-of-tax amount                                 $     163,000    $    (219,000)   $      (84,000)
                                                                        =============    =============    ==============

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (CONTINUED)

                  RECENT ACCOUNTING PRONOUNCEMENTS

                  In September 2000, the Financial Accounting Standards Board issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which replaces SFAS No. 125. The guidance in SFAS No. 140, while not changing most of the guidance originally issued in SFAS No. 125, revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain additional disclosures related to transferred assets. The provisions of SFAS No. 140 are effective for transactions occurring after March 31, 2001. Management is currently evaluating the impact of adopting this Statement on the consolidated financial statements, but does not anticipate that it will have a material impact.

                  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which, as amended by SFAS No. 137 and 138, is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. If certain conditions are met, an entity may elect to designate a derivative as follows: (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of an unrecognized firm commitment, an available-for-sale security, a foreign currency denominated forecasted transaction, or a net investment in a foreign operation. The Statement generally provides for matching the timing of the recognition of the gain or loss on derivatives designated as hedging instruments with the recognition of the changes in the fair value of the item being hedged. Depending on the type of hedge, such recognition will be in either net income or other comprehensive income. For a derivative not designated as a hedging instrument, changes in fair value will be recognized in net income in the period of change. Management does not expect that the adoption of these Statements will have a material impact on the Company's consolidated financial statements.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 2.       INVESTMENT SECURITIES

              The following is a comparison of amortized cost and fair value of investment securities at December 31, 2000 and 1999:


                                                                                       2000
                                                          -------------------------------------------------------------
                                                            Amortized        Unrealized      Unrealized           Fair
                                                              Cost              Gains          Losses             Value
               Available for sale:
                  Mortgage-backed securities            $     5,072,000     $       - -   $      28,000     $    5,044,000
                  Obligations of States and
                     Local Governments                        4,027,000             - -          43,000          3,984,000
                  U.S. Treasury Obligations                     402,000             - -           1,000            401,000
                                                        ---------------     -----------   -------------     --------------

                                                        $     9,501,000     $       - -   $      72,000     $    9,429,000
                                                        ===============     ===========   =============     ==============

                                                                                       1999
                                                          -------------------------------------------------------------
                                                            Amortized        Unrealized      Unrealized           Fair
                                                              Cost              Gains          Losses             Value
               Available for sale:
                  Mortgage-backed securities            $     3,722,000     $       - -   $      81,000     $    3,641,000
                  Obligations of States and
                     Local Governments                        4,011,000             - -         258,000          3,753,000
                  U.S. Treasury Obligations                     405,000             - -           6,000            399,000
                                                        ---------------     -----------   -------------     --------------

                                                        $     8,138,000     $       - -   $     345,000     $    7,793,000
                                                        ===============     ===========   =============     ==============


              The amortized cost and fair value of investment securities available for sale at December 31, 2000, by contractual maturity, are shown below. Expected maturities for mortgage-backed securities may differ from contractual maturities because borrowers may have the right to call or retire obligations with or without call or prepayment penalties.


                                                                       Amortized               Fair
                                                                         Cost                  Value

                           Due within one year                     $       402,000       $       401,000
                           Due after one year                              901,000               895,000
                           Due after five years                          3,100,000             3,063,000
                           Due after ten years                              26,000                26,000
                                                                   ---------------       ---------------

                                                                         4,429,000             4,385,000

                           Mortgage-backed
                               securities                                5,072,000             5,044,000
                                                                   ---------------       ---------------

                                                                   $     9,501,000       $     9,429,000
                                                                   ===============       ===============


               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 2.       INVESTMENT SECURITIES  (CONTINUED)

              As of December 31, 2000 and 1999, U.S. Treasury Obligations with amortized cost of $2,790,000 and $405,000 and fair values of $2,777,000 and $399,000, respectively, were pledged as collateral as required or permitted by law.

NOTE 3.       LOANS

              The composition of the Bank's loan portfolio at December 31, 2000 and 1999 is as follows:

                                                                           2000                   1999
                      Real estate loans
                         Construction and development              $     14,358,000             15,248,000
                         Mortgage loans                                  16,272,000             12,533,000
                      Commercial loans                                   21,583,000             18,686,000
                      Automobile loans                                    3,036,000              2,468,000
                      Indirect loans                                      1,063,000              1,845,000
                      Equity loans                                        1,887,000                876,000
                      Consumer and other loans                            1,827,000              1,531,000
                                                                   ----------------         --------------

                              Total loans                                60,026,000             53,187,000

                      Less unearned income                                 (384,000)              (224,000)
                      Less allowance for loan losses                       (868,000)              (581,000)
                                                                   ----------------       ----------------

                              Net loans                            $     58,774,000       $     52,382,000
                                                                   ================       ================

              Changes in the allowance for possible loan losses are summarized as follows:

                                                                         2000              1999             1998

                  Balance as of January 1                          $     581,000    $     433,000     $     490,000
                  Provision charged to expense                           630,000          225,000            50,000
                  Loans charged off                                     (363,000)         (96,000)         (163,000)
                  Recoveries of loans previously charged-off              20,000           19,000            56,000
                                                                   -------------    -------------     -------------

                  Balance as of December 31                        $     868,000    $     581,000     $     433,000
                                                                   =============    =============     =============


               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 3.       LOANS  (CONTINUED)

              Loans serviced for others are not included in the accompanying statements of condition. The unpaid principal balances of loans serviced for others were $17,735,000 and $13,235,000 at December 31, 2000 and 1999, respectively.

              The balance of capitalized loan servicing rights included in other assets was $131,000 and $109,000 at December 31, 2000 and 1999,
              respectively.

              At December 31, 2000 and 1999, the recorded investment in impaired loans totaled $36,000 and $61,000, respectively. No additional funds are committed to be advanced in connection with impaired loans. Nonaccrual loans totaled $36,000 and $61,000 at December 31, 2000 and 1999, respectively. The interest income that would have been recorded in 2000 and 1999 had the nonaccrual loans performed in accordance with the original terms, would have been approximately $4,000 and $6,000, respectively.

NOTE 4.       PREMISES, EQUIPMENT AND ACCUMULATED DEPRECIATION

              Premises, equipment and accumulated depreciation at December 31, 2000 and 1999 consist of the following:

                                                                        2000                  1999

                      Land                                          $     132,000         $     132,000
                      Building                                          1,105,000             1,091,000
                      Equipment, furniture and fixtures                 1,681,000             1,186,000
                      Construction in progress                            432,000                   - -
                                                                    -------------         -------------

                                                                        3,350,000             2,409,000
                      Less accumulated depreciation                     1,041,000               719,000
                                                                    -------------         -------------

                                                                    $   2,309,000         $   1,690,000
                                                                    =============         =============

              Total depreciation expense amounted to $324,000, $231,000 and $193,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



      NOTE 4. PREMISES, EQUIPMENT AND ACCUMULATED DEPRECIATION (CONTINUED)

              During 2000, the Bank began construction of leasehold improvements for a branch office to be located in Brea, California and leased office space for its construction loan division in Redlands, California. The Bank also leases space for a loan office and its computer department. Pursuant to the terms of the noncancelable operating lease agreements in effect at December 31, 2000, future minimum rent commitments under these leases are as follows:

                         2001                          $     181,000
                         2002                                169,000
                         2003                                169,000
                         2004                                169,000
                         2005 and beyond                     209,000
                                                       -------------

                                                       $     897,000
                                                       =============


              Total rent expense for the years ended December 31, 2000, 1999 and 1998 amounted to $42,000, $20,000 and $13,000, respectively.

NOTE 5.       DEPOSITS

              A summary of time deposits by maturity is as follows:

                                                               December 31, 2000                  December 31, 1999
                                                       ------------------------------     ------------------------------
                                                                            Weighted                           Weighted
                                                                             Average                            Average
                                                             Amount           Rate              Amount           Rate

               Within 1 year                           $     21,310,000        5.73%      $     20,166,000        4.99%
               After 1 year through 3 years                   1,924,000        7.01                886,000        6.06
               After 3 years through 5 years                    401,000        7.02                    - -         - -
               After 5 years                                     67,000        6.45                 64,000        6.45
                                                       ----------------                   ----------------

                                                       $     23,702,000        5.86%      $     21,116,000        5.04%
                                                       ================                   ================


               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 6.       RELATED PARTY TRANSACTIONS

              In the ordinary course of business, the Bank has granted loans to certain directors, principal officers, their immediate families, and affiliated companies in which they are principal stockholders. All loans were made under terms which are consistent with the Bank's normal lending policies.

              Aggregate related party loan transactions were as follows:

                                                                       2000                1999

                      Balance as of January 1                   $    1,674,000     $     1,767,000

                      Repayments, net of borrowings                   (929,000)            (93,000)
                                                                --------------     ---------------

                      Balance as of December 31                 $      745,000     $     1,674,000
                                                                ==============     ===============



NOTE 7.       STOCK DIVIDEND AND STOCK OPTIONS

              During 2000 and 1999, the Board of Directors approved a 5% and a 25% stock dividend, respectively, which resulted in the issuance of 33,645 and 132,301 shares, respectively. The 1998 stock dividend was accounted for as a stock split.

              The Company has a combined incentive and nonqualified stock option plan which authorizes the issuance of stock options to full-time salaried employees and directors. The incentive portion of the Plan is only available to employees of the Company, while the nonqualified portion is also available to directors of the Company. The Plan expires in January 2001 and the Company intends to renew the Plan.

              The Company's Board of Directors is responsible for administrating the Plan. Option prices are determined by the Company's directors and must be equal to or greater than the prevailing market price of the Company's common stock at the time the option is granted. Options are vested at a rate of 20% a year for five years and expire ten years from the date the options are granted. The maximum number of shares reserved for issuance upon exercise of options under the Plan is 182,440 shares of the Company's capital stock. Options issued have an exercise price ranging from $5.34 to $14.86 per share.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 7.       STOCK DIVIDEND AND STOCK OPTIONS  (CONTINUED)

              The following is a summary of the Company's stock option activity for 2000 and 1999:

                                                                        2000                              1999
                                                             --------------------------       --------------------------
                                                                              Weighted                         Weighted
                                                                               Average                          Average
                                                                              Exercise                         Exercise
                                                              Shares            Price          Shares            Price
               Options granted and outstanding
                   at beginning of year                         149,862      $  10.55            128,686      $   9.35
               Stock dividend                                     7,237           - -                - -           - -
               Options granted                                      - -           - -             50,250         15.31
               Options canceled                                  (7,816)        13.08             (7,675)        15.31
               Options exercised                                (25,977)         6.35            (21,399)         6.78
                                                             ----------                       ----------

               Options granted and outstanding
                   at end of year                               123,306        $10.65            149,862      $  10.55
                                                             ==========                       ==========

               Options exercisable at year-end                   69,863         $8.88             87,967      $   8.58
               Weighted average fair value of
                  options granted during year                $      - -                       $     5.29


              Information pertaining to options outstanding at December 31, 2000 is as follows:

                                                        Options Outstanding                        Options Exercisable
                                        ------------------------------------------------      ----------------------------
                                                              Weighted
                                                               Average         Weighted                          Weighted
                                                              Remaining         Average                           Average
                     Range of                Number          Contractual       Exercise          Number          Exercise
                  Exercise Prices          Outstanding          Life             Price         Exercisable         Price

               $5.34 to $6.41                 26,972           0.6 years     $    5.98             26,819      $    6.00
               $8.72 to $14.86                96,334           7.2 years     $   11.95             43,044      $   10.67
                                          ----------                                            ---------

               Options outstanding
                   at end of year            123,306           5.8 years     $   10.65             69,863        $ 8.88
                                          ==========                                            =========


               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 7.       STOCK DIVIDEND AND STOCK OPTIONS  (CONTINUED)

              The Company applies APB 25 and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards under the Plan consistent with the method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                     Years Ended December 31,
                                                               2000             1999              1998
                  Net income:
                     As reported                        $     907,000    $     729,000     $     627,000
                     Pro forma                                836,000          604,000           581,000

                  Basic earnings per share:
                     As reported                        $        1.33    $        1.03     $         .92
                     Pro forma                                   1.23              .86               .85

                  Diluted earnings per share:
                     As reported                        $        1.25    $         .96     $         .84
                     Pro forma                                   1.15              .80               .78

              The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model, with the following weighted assumptions used for option grants in 1999 and 1998; no dividend yield; expected volatility of 16.21% for 1999 and 17.47% for 1998; risk-free interest rates of 6.4% for 1999 and 4.6% for 1998 and expected lives of ten years for both years. There were no options granted during 2000.

NOTE 8.       INCOME TAXES

              The components of the provision for income taxes at December 31, are as follows:


                                                                              2000             1999              1998
                         Current tax provision:
                             Federal                                    $     413,000    $     244,000     $     217,000
                             State                                            157,000          105,000            90,000
                                                                        -------------    -------------     -------------

                                                                              570,000          349,000           307,000
                                                                        -------------    -------------     -------------
                         Deferred tax provision:
                             Federal                                         (101,000)         (27,000)          (77,000)
                             State                                              3,000           (3,000)          (37,000)
                                                                        -------------    -------------     -------------

                                                                              (98,000)         (30,000)         (114,000)
                                                                        -------------    -------------     -------------

                                                                        $     472,000    $     319,000     $     193,000
                                                                        =============    =============     =============

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 8.       INCOME TAXES  (CONTINUED)

              The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

                                                                                2000            1999             1998

                         Statutory tax rate                                    34.0%            34.0%            34.0%
                         Increase (decrease) resulting from:
                             State taxes, net of federal tax benefit            7.2              7.2              7.2
                             Change in valuation allowance                      3.8              (.9)            (3.0)
                             Municipal bond income                             (3.8)            (5.1)            (4.1)
                             Cash surrender value of life insurance            (2.1)            (2.7)            (2.0)
                             Other, net                                        (4.9)            (2.1)            (8.6)
                                                                               ----             ----             ----

                         Effective tax rates                                   34.2%            30.4%            23.5%
                                                                               ====             ====             ====

              The components of the net deferred tax asset at December 31, are as follows:

                                                                                   2000              1999
                         Deferred tax assets:
                             Federal                                         $     362,000      $    361,000
                             State                                                  63,000            69,000
                                                                             -------------      ------------

                                                                                   425,000           430,000
                         Valuation allowance                                           - -           (13,000)
                                                                             -------------      ------------

                                                                                   425,000           417,000
                                                                             -------------      ------------
                         Deferred tax liability:
                             Federal                                               (18,000)          (31,000)
                             State                                                  (4,000)           (5,000)
                                                                             -------------      ------------

                                                                                   (22,000)          (36,000)
                                                                             -------------      ------------

                         Net deferred tax asset                              $     403,000      $    381,000
                                                                             =============      ============


               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 8.       INCOME TAXES  (CONTINUED)

              The tax effects of the temporary differences in income and expense items that give rise to deferred taxes at December 31, are as follows:

                                                                                   2000              1999
                         Deferred tax assets:
                             Allowance for loan losses                       $     279,000      $    172,000
                             Cash basis of reporting for tax purposes                  - -            11,000
                             Employee benefit plans                                 57,000            39,000
                             Deferred loan fees                                        - -            63,000
                             Net unrealized loss on investment
                                securities available for sale                       29,000           141,000
                             Organizational costs                                    6,000             5,000
                             State income taxes                                     54,000               - -
                                                                             -------------      ------------

                                                                                   425,000           431,000
                         Valuation allowance                                           - -           (14,000)
                                                                             -------------      ------------

                                                                                   425,000           417,000
                                                                             -------------      ------------
                         Deferred tax liability:
                             Depreciation and amortization                         (22,000)          (28,000)
                             State income taxes                                        - -            (8,000)
                                                                             -------------      ------------

                                                                                   (22,000)          (36,000)
                                                                             -------------      ------------

                         Net deferred tax asset                              $     403,000      $    381,000
                                                                             =============      ============

              A summary of the change in the net deferred tax asset (liability) is as follows:

                                                                         Year Ended December 31
                                                                 2000              1999              1998

                  Balance at beginning of year              $    381,000     $     151,000      $    (18,000)
                  Deferred tax benefit                            98,000            30,000           114,000
                  Deferred tax effects of net
                      unrealized gains or losses
                      on securities available for sale           (76,000)          200,000            55,000
                                                            ------------     -------------      ------------

                  Balance at end of year                    $    403,000     $     381,000      $    151,000
                                                            ============     =============      ============

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 9.       COMMITMENTS AND CONTINGENCIES

                  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

                  In the normal course of business, there are various commitments outstanding, such as commitments to extend credit, which are not reflected in the financial statements. At December 31, 2000 and 1999, such commitments included approximately $55,000 and $234,000, respectively, of standby letters of credit and approximately $26,0740,000 and $27,110,000, respectively, of undisbursed lines of credit and undisbursed loans in process. The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

                  OTHER CONTINGENCIES

                  Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Company's financial statements.

                  EMPLOYMENT AGREEMENTS AND SPECIAL TERMINATION AGREEMENTS

                  The Bank has entered into employment agreements with several of its key officers. The agreements provide for a specified minimum annual compensation and the continuation of benefits currently received. However, employment under the agreements may be terminated for cause, as defined, without incurring any continuing obligations. The agreements also provide for the establishment of a salary continuation plan to provide benefits to the Bank's president and chief credit officer at the age of retirement (Note 12).

                  All of the employment agreements contain special termination clauses which provide for certain lump sum severance payments within a specified period following a "change in control," as defined in the agreements.

NOTE 10.      EMPLOYEE BENEFIT PLANS

                  401(k) PLAN

                  The Bank has a 401(k) savings and retirement plan that includes substantially all employees. The employees attain vesting in the Bank's contribution over six years. Employees may contribute up to 15% of their compensation, subject to certain limits based on federal tax laws. Under the terms of the Plan, the Bank may make matching contributions at the discretion of the Board of Directors. Contributions to the Plan by the Bank amounted to $43,000, $37,000 and $36,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 10.      EMPLOYEE BENEFIT PLANS  (CONTINUED)

                  EMPLOYEE STOCK OWNERSHIP PLAN

                  During February 2000, the Bank established an employee stock ownership plan (the Plan) covering substantially all employees of the Bank. An employee becomes eligible to participate in the Plan upon employment with the Bank and becomes fully vested after five years of service. Contributions to the Plan, whether in cash or securities, are made at the discretion of the Bank's Board of Directors in an amount not to exceed the maximum allowable as an income tax deduction. The Bank contributed $100,000 to the Plan for the year ended December 31, 2000.

NOTE 11.      CONCENTRATION OF CREDIT RISK

              The Bank services customers in Redlands and surrounding communities and has no concentration of deposits with any one particular customer or industry. At December 31, 2000 and 1999, the Bank had approximately $7,808,000 and $2,425,000, respectively, of Federal funds sold, interest-bearing deposits and noninterest-bearing deposits with its correspondent banks and one other financial institution. At December 31, 2000 and 1999, approximately 51% and 57%, respectively of the Bank's loan portfolio consists of real estate loans.

NOTE 12.      SALARY CONTINUATION PLANS

              The Bank has established salary continuation plans which provide for payments to the Bank's president, chief credit officer and its directors at the age of retirement. Included in other liabilities at December 31, 2000 and 1999, respectively, is $140,000 and $95,000 of deferred compensation related to the salary continuation plans. The plans are funded through life insurance policies that generate a cash surrender value to fund the future benefits. Included in other assets at December 31, 2000 and 1999, respectively, is $1,831,000 and $1,410,000 of life insurance cash surrender value.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 13.      STOCKHOLDERS' EQUITY

                  MINIMUM REGULATORY REQUIREMENTS

                  The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

                  Quantitative measures established by the regulations to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000 and 1999, that the Company and the Bank met all capital adequacy requirements to which it is subject.

                  As of December 31, 2000, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank's category.

               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 13.      STOCKHOLDERS' EQUITY  (CONTINUED)

                  The Company's and the Bank's actual capital amounts and ratios as of December 31, 2000 and 1999 are as follows:



                                                                                                 Minimum
                                                                                                 Capital
                                              Actual                                           Requirement
                                         ------------------      -------------------------------------------------------------------
                                          Amount     Ratio                      Amount                           Ratio
              As of December 31, 2000:

                Total capital to
                risk-weighted assets:
                  Consolidated           $7,742,000  11.49%     greater than or equal to $5,390,000   greater than or equal to 8.00%
                  Bank                   $7,555,000  11.22%     greater than or equal to $5,388,000   greater than or equal to 8.00%

                Tier 1 capital to
                risk-weighted assets:
                  Consolidated           $6,900,000  10.24%     greater than or equal to $2,695,000   greater than or equal to 4.00%
                  Bank                   $6,713,000   9.97%     greater than or equal to $2,694,000   greater than or equal to 4.00%

                Tier 1 capital to
                average assets:
                  Consolidated           $6,900,000   8.12%     greater than or equal to $3,397,000   greater than or equal to 4.00%
                  Bank                   $6,713,000   7.91%     greater than or equal to $3,397,000   greater than or equal to 4.00%

              As of December 31, 1999:

                Total capital to
                risk-weighted assets:
                  Consolidated           $7,103,000  11.22%     greater than or equal to $5,062,000   greater than or equal to 8.00%
                  Bank                   $7,100,000  11.22%     greater than or equal to $5,062,000   greater than or equal to 8.00%

                Tier 1 capital to
                risk-weighted assets:
                  Consolidated           $6,522,000  10.31%     greater than or equal to $2,531,000   greater than or equal to 4.00%
                  Bank                   $6,519,000  10.30%     greater than or equal to $2,532,000   greater than or equal to 4.00%

                Tier 1 capital to
                average assets:
                  Consolidated           $6,522,000   8.44%     greater than or equal to $3,090,000   greater than or equal to 4.00%
                  Bank                   $6,519,000   8.44%     greater than or equal to $3,090,000   greater than or equal to 4.00%


                                                                                              Minimum
                                                                                             To Be Well
                                                                                         Capitalized Under
                                                                                         Prompt Corrective
                                                                                         Action Provisions
                                                                -------------------------------------------------------------------
                                                                                Amount                          Ratio
              As of December 31, 2000:

                Total capital to
                risk-weighted assets:
                  Consolidated                                 greater than or equal to $6,738,000   greater than or equal to 10.00%
                  Bank                                         greater than or equal to $6,735,000   greater than or equal to 10.00%

                Tier 1 capital to
                risk-weighted assets:
                  Consolidated                                 greater than or equal to $4,043,000   greater than or equal to  6.00%
                  Bank                                         greater than or equal to $4,041,000   greater than or equal to  6.00%

                Tier 1 capital to
                average assets:
                  Consolidated                                 greater than or equal to $4,246,000   greater than or equal to  5.00%
                  Bank                                         greater than or equal to $4,246,000   greater than or equal to  5.00%

              As of December 31, 1999:

                Total capital to
                risk-weighted assets:
                  Consolidated                                 greater than or equal to $6,328,000   greater than or equal to 10.00%
                  Bank                                         greater than or equal to $6,328,000   greater than or equal to 10.00%

                Tier 1 capital to
                risk-weighted assets:
                  Consolidated                                 greater than or equal to $3,797,000   greater than or equal to  6.00%
                  Bank                                         greater than or equal to $3,797,000   greater than or equal to  6.00%

                Tier 1 capital to
                average assets:
                  Consolidated                                 greater than or equal to $3,862,000   greater than or equal to  5.00%
                  Bank                                         greater than or equal to $3,862,000   greater than or equal to  5.00%


               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 14.      RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

              Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The total amount of dividends, which may be paid at any date, is generally limited to the retained earnings of the Bank, and loans or advances are limited to 10% of the Bank's capital stock and surplus on a secured basis.

              In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements.

NOTE 15.      CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

              Parent company only information for 2000 and 1999 is presented for Centennial First Financial Services since its inception in August 1999:

                                            STATEMENTS OF CONDITION
                                          DECEMBER 31, 2000 AND 1999

                                                                                              2000              1999
              ASSETS

                 Cash                                                                    $      81,000     $       3,000
                 Investment in common stock of Redlands Centennial Bank                      6,683,000         6,325,000
                 Other assets                                                                  106,000               - -
                                                                                         -------------     -------------

                      Total assets                                                       $   6,870,000     $   6,328,000
                                                                                         =============     =============

              LIABILITIES AND STOCKHOLDERS' EQUITY

                 Liabilities                                                             $         - -     $         - -

                 Stockholders' equity:
                 Common stock, $4.00 stated value; authorized 10,000,000 shares, issued and outstanding 692,969 and 677,028 shares at
                    December 31, 2000 and 1999, respectively                                 2,769,000         2,708,000
                 Additional paid-in-capital                                                  2,959,000         2,660,000
                 Retained earnings                                                           1,184,000         1,165,000
                 Accumulated other comprehensive loss                                          (42,000)         (205,000)
                                                                                         -------------     -------------

                      Total stockholders' equity                                             6,870,000         6,328,000
                                                                                         -------------     -------------

                      Total liabilities and stockholders' equity                         $   6,870,000     $   6,328,000
                                                                                         =============     =============


               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 15.      CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY  (CONTINUED)

                             STATEMENTS OF EARNINGS
       YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD ENDED DECEMBER 31, 1999

                                                                                               2000              1999
              Equity in undistributed net income of
                  Redlands Centennial Bank                                               $     983,000     $     737,000
              Expenses                                                                        (127,000)           (8,000)
              Tax benefit                                                                       51,000               - -
                                                                                         -------------     -------------

                      Net income                                                         $     907,000     $     729,000
                                                                                         =============     =============


                            STATEMENTS OF CASH FLOWS
       YEAR ENDED DECEMBER 31, 2000 AND THE PERIOD ENDED DECEMBER 31, 2000

                                                                                               2000              1999
              OPERATING ACTIVITIES
                 Net income                                                              $     907,000     $     729,000
                 Adjustment to reconcile net income to net cash
                    used in operating activities:
                      Equity in undistributed income of
                         Redlands Centennial Bank                                             (983,000)         (737,000)
                      Increase in other assets                                                 (78,000)              - -
                                                                                         -------------     -------------

                            Net cash used in operating activities                             (154,000)           (8,000)
                                                                                         -------------     -------------

              FINANCING ACTIVITIES
                 Cash dividends received from Redlands
                    Centennial Bank                                                            787,000            11,000
                 Proceeds from notes payable, related party                                        - -            10,000
                 Payments on notes payable, related party                                          - -           (10,000)
                 Cash dividends paid                                                           (67,000)              - -
                 Cash dividends paid in lieu of fractional shares                               (4,000)              - -
                 Payments to acquire common stock and stock options                           (650,000)              - -
                 Proceeds from exercise of stock options                                       166,000               - -
                                                                                         -------------     -------------

                            Net cash provided by financing activities                          232,000            11,000
                                                                                         -------------     -------------

              Net increase in cash and cash equivalents                                         78,000             3,000

              Cash and cash equivalents, beginning of year                                       3,000               - -
                                                                                         -------------     -------------

              Cash and cash equivalents, end of year                                     $      81,000     $       3,000
                                                                                         =============     =============

              NONCASH INVESTING ACTIVITY

              Exchange of common stock for investment
              in Redlands Centennial Bank                                                $         - -     $   5,646,369
                                                                                         =============     =============



               CENTENNIAL FIRST FINANCIAL SERVICES AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 16.      FEDERAL HOME LOAN BANK LINE OF CREDIT

              During April 1999, the Bank became a member of the Federal Home Loan Bank of San Francisco (FHLB). The Bank has an available line of credit with the FHLB at an interest rate which is determined daily. Borrowings under the line are limited to eligible collateral. All borrowings from the FHLB are secured by a blanket lien on qualified collateral. There were no outstanding advances at December 31, 2000 and 1999.

NOTE 17.      SALE OF INVESTMENT IN BANCDATA SOLUTIONS, INC.

              During April 2000, the Bank sold its investment in Bancdata Solutions, Inc., the Bank's data processing center. The gain from the sale amounted to $906,000. The Bank's investment in Bancdata Solutions, Inc. is recorded at cost and included in other assets at December 31, 1999.


NOTE 18.      PENDING ACQUISITION OF PALOMAR COMMUNITY BANK

              On December 1, 2000, the Company signed a definitive agreement to purchase all of the outstanding common shares of Palomar Community Bank for $10,500,000. The agreement contains certain financial penalties if the Company is unable to complete the transaction and is subject to the approval of various regulatory agencies. The Company expects to complete this transaction during 2001. Included in other assets at December 31, 2000 is $27,000 in prepaid costs related to this transaction.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder and Board of Directors of Palomar Community Bank:

We have audited the accompanying consolidated balance sheets of Palomar Community Bank and Subsidiary (the Bank) as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Palomar Community Bank and Subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

                                                 /s/ Arthur Andersen LLP

Los Angeles, California
February 20, 2001

PALOMAR COMMUNITY BANK AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31,                                        2000                         1999
---------------------------------------------------------------------------------------------------------------------------

ASSETS
Cash and due from banks                                                             $   3,874,271          $    1,983,957
Federal funds sold                                                                      7,925,771               3,706,798
                                                                              ---------------------  ----------------------
   Cash and cash equivalents                                                           11,800,042               5,690,755
Time deposits in other financial institutions                                           1,582,000                       -
Federal Home Loan Bank stock, at cost                                                     395,000                 474,100
Investment securities available for sale, at fair value; amortized cost
   of $4,855,426 in 2000 and $4,983,092 in 1999                                         4,819,666               4,897,242
Servicing assets                                                                                -                 185,441
Loans
   Held for investment, net of allowance for loan losses
    of  $726,000 in 2000 and $612,000 in 1999                                          54,531,539              57,292,021
   Held for sale, at lower of cost or fair value                                          251,000                       -
Other real estate owned, net                                                                    -                 203,692
Leasehold improvements and equipment, net                                                 298,431                 345,814
Goodwill and other intangible assets, net                                               3,851,204               6,353,215
Accrued interest receivable and other assets                                              744,795                 921,434
                                                                              ---------------------  ----------------------
TOTAL                                                                              $   78,273,677          $   76,363,714
                                                                              =====================  ======================
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
   Noninterest-bearing demand                                                       $   4,643,333           $     952,179
   Interest-bearing demand                                                             16,870,077               7,771,314
   Savings                                                                              6,492,057               8,431,403
   Time certificates of $100,000 or more                                                8,406,350               9,305,103
   Other  time certificates                                                            30,170,445              36,441,538
                                                                              ---------------------  ----------------------
     Total deposits                                                                    66,582,262              62,901,537

Accrued interest payable and other liabilities                                          1,191,415               1,025,729
                                                                              ---------------------  ----------------------
     Total liabilities                                                                 67,773,677              63,927,266
                                                                              ---------------------  ----------------------

COMMITMENTS AND CONTINGENCIES (Notes 11 and 13)
STOCKHOLDER'S EQUITY
Common stock, $4 par value; 1,250,000 shares authorized; 648,186 shares
   issued and outstanding at December 31, 2000 and 1999                                 2,592,744               2,592,744
Capital in excess of par value                                                          9,892,604               9,892,604
Retained earnings (deficit)                                                            (1,964,588)                   (150)
Accumulated other comprehensive loss                                                      (20,760)                (48,750)
                                                                              ---------------------  ----------------------
   Total stockholder's equity                                                          10,500,000              12,436,448
                                                                              ---------------------  ----------------------
TOTAL                                                                              $   78,273,677          $   76,363,714
                                                                              =====================  ======================




The accompanying notes are an integral part of these financial statements.


PALOMAR COMMUNITY BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,                                         2000                1999                  1998
---------------------------------------------------------------------------------------------------------------------------

INTEREST INCOME:
    Loans, including fees                                          $  5,050,612         $  5,175,159         $  4,549,746
    Federal funds sold                                                  320,401              284,175              262,491
    Deposits in other financial institutions                            113,236               47,129               56,993
    Investment securities                                               388,724              400,068              819,490
                                                              ------------------ -------------------- ---------------------
       Total interest income                                          5,872,973            5,906,531            5,688,720

INTEREST EXPENSE                                                      2,530,653            2,884,461            3,450,019
                                                              ------------------ -------------------- ---------------------

NET INTEREST INCOME                                                   3,342,320            3,022,070            2,238,701

PROVISION FOR LOAN LOSSES                                               210,232               45,239             (111,031)
                                                              ------------------ -------------------- ---------------------
NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES                                             3,132,088            2,976,831            2,349,732
                                                              ------------------ -------------------- ---------------------
OTHER INCOME:
    Gains from loan sales, net                                           45,333              486,322              629,865
    Loan origination fees                                                77,913                    -               10,907
    Loan servicing fees                                                  87,574              141,283              176,768
    Gain from sale of loan servicing                                    186,531                    -                    -
    Service charges                                                      80,495               70,401               22,639
    Other income                                                         59,683               15,030               61,456
                                                              ------------------ -------------------- ---------------------
       Total other income                                               537,529              713,036              901,635
                                                              ------------------ -------------------- ---------------------

OTHER EXPENSES:
    Salaries and employee benefits                                    1,366,785            1,395,943            1,207,303
    Other operating expenses                                            241,652              602,877              396,826
    Occupancy expense                                                   420,614              491,301              340,865
    Amortization of goodwill and other intangible assets                391,708              391,708               76,763
    Impairment of goodwill                                            2,110,303                    -                    -
    Data processing/ATM processing                                      211,361              186,335              201,974
    Professional expense                                                127,194              174,421              320,218
    Advertising expense                                                  93,085              104,808              113,260
    Office supply expense                                                48,456               73,321               73,448
    Postage and freight                                                  32,097               27,403               33,045
                                                              ------------------ -------------------- ---------------------
       Total other expenses                                           5,043,255            3,448,117            2,763,702

                                                              ------------------ -------------------- ---------------------
(LOSS) INCOME BEFORE
PROVISION FOR INCOME TAXES                                           (1,373,638)             241,750              487,665

PROVISION FOR INCOME TAXES                                              450,800              227,900              143,300
                                                              ------------------ -------------------- ---------------------

NET (LOSS) INCOME                                                 $ (1,824,438)          $    13,850          $   344,365
                                                              ================== ==================== =====================
NET (LOSS) INCOME PER SHARE - BASIC                                 $    (2.81)           $     0.02           $     0.53
                                                              ================== ==================== =====================

NET (LOSS) INCOME PER SHARE - DILUTED                               $    (2.81)           $     0.02           $     0.53
                                                              ================== ==================== =====================


The accompanying notes are an integral part of these financial statements.


PALOMAR COMMUNITY BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
FOR THE YEARS ENDED DECEMBER 31,



                                                                                       Accumulated
                                                         Capital in      Retained        Other
                                          Common Stock     Excess        Earnings     Comprehensive                   Comprehensive
                                  Shares      Amount    of Par Value    (Deficit)     Income (Loss)      Total        Income (Loss)
                                  ------      ------    ------------    ---------     -------------      -----        -------------

BALANCE JANUARY 1, 1998           617,477    $2,469,908   $1,793,097    $1,231,536       $  31,169     $5,525,710
   Stock Dividend                  30,709       122,836      153,545      (277,865)                        (1,484)
   Acquisition of Palomar
    Community Bank by Community
    West Bancshares                                        7,945,962    (1,312,036)                     6,633,926
   Comprehensive income/(loss):
     Net income                                                            344,365                        344,365       $  344,365
     Other comprehensive loss                                                              (33,616)       (33,616)          (33,616)
                                 --------- ------------ ------------- -------------- --------------- -------------- ----------------
BALANCE DECEMBER 31, 1998         648,186     2,592,744    9,892,604       (14,000)         (2,447)    12,468,901       $  310,749
                                                                                                                    ================
   Comprehensive income/(loss):
     Net income                                                             13,850                         13,850       $   13,850
     Other comprehensive loss                                                              (46,303)       (46,303)          (46,303)
                                 --------- ------------ ------------- -------------- --------------- -------------- ----------------
BALANCE DECEMBER 31, 1999         648,186     2,592,744    9,892,604          (150)        (48,750)    12,436,448       $   (32,453)
                                                                                                                    ================
   Dividends to parent company                                            (140,000)                      (140,000)
   Comprehensive income/(loss):
     Net loss                                                           (1,824,438)                    (1,824,438)     $ (1,824,438)
     Other comprehensive income                                                             27,990         27,990           27,990
                                 --------- ------------ ------------- -------------- --------------- -------------- ----------------
BALANCE DECEMBER 31, 2000         648,186    $2,592,744   $9,892,604  $ (1,964,588)     $  (20,760)  $ 10,500,000      $ (1,796,448)
                                 ========= ============ ============= ============== =============== ============== ================




The accompanying notes are an integral part of these financial statements.

PALOMAR COMMUNITY BANK AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,                                             2000             1999           1998
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss) income                                                     $ (1,824,438)       $  13,850      $ 344,365
   Adjustments to reconcile net (loss) income to net cash used in operating activities:
       Provision (reversal of provision) for loan losses                      210,232           45,239       (111,031)
       Provision for losses on real estate owned                                    -           81,000              -
       Losses on disposition of premises and equipment                              -           12,935              -
       Deferred income tax provision (benefit)                                135,200           41,300         78,700
       Depreciation and amortization                                          171,306          303,373        141,244
       Amortization and impairment of goodwill and intangible assets        2,492,111          314,008         14,000
       Gain on early retirement of debt                                             -                -        (13,857)
       Writedown of held to maturity investment securities                          -                -         78,224
       Gain on sale of loans held for sale                                    (45,333)        (486,322)      (629,865)
       FHLB stock dividends                                                   (30,100)         (27,300)       (34,300)
       Loss (gain) on sale of other real estate owned                         (26,878)           5,420         (8,312)
       Increase (decrease) in deferred loan fees                               18,900          (68,534)       (31,754)
       Gain on sale of loan servicing                                        (186,531)               -              -
       Changes in operating assets and liabilities:
         Accrued interest receivable and other assets                         (42,410)        (156,274)       224,071
         Accrued interest payable and other liabilities                       234,371          128,765         33,807
                                                                        ---------------  --------------- --------------
            Net cash provided by operating activities                       1,106,430          207,460         85,292
                                                                        ---------------  --------------- --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
       Investment in time deposits in other financial institutions         (1,582,000)               -              -
       Purchase of loan participations                                       (570,000)     (20,980,431)             -
       Net decrease (increase) in loans and loans held for sale             2,694,380       26,467,777     (4,101,272)
       Proceeds from principal repayments on investments                    1,114,466        3,283,411      3,582,559
       Purchase of available-for-sale securities                             (999,453)               -     (3,029,374)
       Redemption of FHLB stock                                               109,200           99,500              -
       Proceeds from sale of other real estate owned                          359,773                -              -
       Proceeds from sale of loan servicing                                   334,528                -              -
       Redemption of held-to-maturity securities                                    -                -        750,000
       Proceeds from sales of available for sale securities                         -                -      3,326,033
       Proceed from sale of equipment                                               -           22,026              -
       Purchase of servicing asset                                                  -                -       (319,152)
       Cash distributions from real estate joint ventures                           -                -         79,775
       Purchase of premises and equipment                                     (80,762)        (351,215)      (213,507)
                                                                        ---------------  --------------- --------------
         Net cash provided by  investing activities                         1,380,132        8,541,068         75,062
                                                                        ---------------  --------------- --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
       Net increase (decrease) in demand deposits, and savings accounts    10,850,570         (137,387)    (2,055,138)
       Net (decrease) increase in time certificates of deposit             (7,087,845)     (13,168,141)     5,410,002
       Cash dividend to parent company                                       (140,000)               -              -
       Cash paid in lieu of stock dividend                                          -                -         (1,484)
                                                                        ---------------  --------------- --------------
         Net cash provided by financing activities                          3,622,725      (13,305,528)     3,353,380
                                                                        ---------------  --------------- --------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        6,109,287       (4,557,000)      3,513,734

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                5,690,755       10,247,755       6,734,021
                                                                        ---------------  --------------- --------------
CASH AND CASH EQUIVALENTS,  END OF YEAR                                   $11,800,042      $ 5,690,755    $ 10,247,755
                                                                        ===============  =============== ==============
Supplemental Disclosure of Cash Flow Information:
 Cash paid for interest                                                   $ 2,535,123      $ 2,982,676    $  3,462,882
                                                                        ===============  =============== ==============
 Cash paid (received) for income taxes                                    $   225,000      $   (14,941)   $    254,961
                                                                        ===============  =============== ==============
Supplemental Disclosure of Noncash Investing Activity:
 Transfers to other real-estate owned                                     $   129,203      $   297,487    $          -
                                                                        ===============  =============== ==============


The accompanying notes are an integral part of these financial statements.

                      PALOMAR COMMUNITY BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 2000

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Palomar Community Bank ("Palomar" or "the Bank"), a wholly-owned subsidiary of Community West Bancshares ("CWB"), are in accordance with accounting principles generally accepted in the United States and general practices within the financial services industry. The following are descriptions of the more significant of those policies.

NATURE OF OPERATIONS - The Bank's primary operations are related to traditional financial services, including the acceptance of deposits and the lending and investing of money. The Bank's customers consist of small to mid-sized businesses, as well as individuals.

BUSINESS COMBINATION - On December 14, 1998, CWB acquired the Bank (then known as Palomar Savings and Loan). As of that date, shareholders of the Bank became shareholders of CWB by receiving 2.11 shares of CWB stock for each share of the Bank stock they held. This acquisition was accounted for under the purchase method of accounting. The Bank was chartered as a state-chartered full service savings and loan association in 1984. On November 4, 1999, the Bank changed both its charter and name. The charter was changed from that of a state-chartered savings and loan to a state-chartered community bank, and the name was changed to Palomar Community Bank.

PROPOSED SALE - On December 1, 2000, CWB entered into a definitive agreement with Centennial First Financial Services ("Centennial") whereby CWB would sell its 100% ownership in the Bank to Centennial for a cash purchase price of $10,500,000. It is anticipated that the transaction will be consummated in the second quarter of 2001. Based upon the purchase price of $10,500,000, the Bank has recognized impairment in value to the previously recorded goodwill in the amount of $2,110,303. This impairment was recorded as a charge against operations in December 2000.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Bank and its wholly owned subsidiary Palomar Service Corporation ("PSC"). The operations of PSC are not significant. Intercompany accounts have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS - For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

INVESTMENT SECURITIES - The Bank classifies debt securities to be held for indefinite periods of time, but not necessarily to be held-to-maturity or on a long term basis, as available-for-sale. These securities are carried at fair value with unrealized gains or losses reported as a separate component of accumulated other comprehensive income, net of any applicable income taxes. Realized gains or losses on the sale of available-for-sale securities, if any, are determined on a specific identification basis. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary, if any, are reflected in income as realized losses.

LOANS - Generally, loans are stated at amounts advanced less payments collected. Interest on loans is accrued daily on a simple-interest basis, except where doubt exists as to collectibility of the loan, in which case the accrual of interest income is discontinued.

LOANS HELD FOR SALE - Loans which are originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value determined on an aggregate basis. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. Loans held for sale are primarily comprised of residential mortgage loans. Gains or losses recognized on loans sold are based on the difference between cash proceeds received and the Bank's cost basis in the specific loans. The percentage allocation of the loans' cost basis between the portions sold, subordinated interests and servicing rights retained, if any, is based on relative fair value.

LOAN FEES AND COSTS - Loan origination fees and certain direct origination costs, as well as purchase premiums and discounts, are deferred and recognized as an adjustment to the loan yield over the life of the loan using the level yield method.

PROVISION AND ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is maintained at a level believed adequate by management to absorb known and inherent probable losses on existing loans through a provision for loan losses charged to expense. From time to time, a negative provision is recorded when, in management's opinion, the allowance for loan losses significantly exceeds adequate levels. In 1998 this occurred due to the favorable resolution of two loans which had previously carried significant allowances. The allowance is charged for losses when management believes that full recovery on loans is unlikely. Management's determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio, which take into consideration such factors as changes in the growth, size and composition of the loan portfolio, overall portfolio quality, review of specific problem loans, collateral, guarantees and economic conditions that may affect the borrowers' ability to pay and/or the value of the underlying collateral. These estimates depend on the outcome of future events and, therefore, contain inherent uncertainties.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on judgments different from those of management.

Management believes the level of the allowance for loan losses as of December 31, 2000, is adequate to absorb inherent losses; however, changes in the local economy, the ability of borrowers to repay amounts borrowed and other factors may result in the need to increase the allowance through charges to earnings.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well secured and in the process of collection, or at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on non-accrual is reversed against income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans are considered to be impaired for financial reporting purposes when it is probable that the Bank will be unable to collect all principal or interest when due. Specific valuation allowances are established for impaired loans based either on the present value of expected cash flows discounted at the loan's effective rate or the fair value of the underlying collateral. Impairment is measured on a loan by loan basis for all loans in the portfolio.

OTHER REAL ESTATE OWNED - Real estate acquired through foreclosure is recorded at fair value at the time of foreclosure, less estimated selling costs. Any subsequent operating expenses or income, reduction in estimated values, and gains or losses on disposition of such properties are charged to current operations.

MORTGAGE SERVICING RIGHTS - Mortgage servicing rights retained are capitalized when mortgage loans have been sold, based upon the allocation of the costs between the loans sold or securitized and the servicing rights retained based on their relative fair values. Servicing assets and liabilities are subsequently amortized in proportion to and over the period of estimated net servicing income or loss. Possible impairment of mortgage servicing rights is evaluated by comparing the carrying amounts to the estimate of fair values.

LEASEHOLD IMPROVEMENTS AND EQUIPMENT - Leasehold improvements and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 20 years. Leasehold improvements are amortized over the term of the lease or the estimated useful lives, whichever is shorter.

GOODWILL AND INTANGIBLE ASSETS - Intangible assets include goodwill, which arose as a result of the acquisition of the Bank by CWB in 1998. Such amounts were recorded as goodwill which is the excess of the purchase price over the fair value of net assets acquired, and core deposit intangible, which is the long-term deposit relationships resulting from deposit liabilities assumed in an acquisition. Goodwill is amortized using the straight-line method over the estimated useful life, not to exceed 20 years. Core deposit intangible is amortized using a method that approximates the expected run-off of the deposit base, which averages 7 years. Palomar periodically evaluates whether events and circumstances have occurred that may affect the estimated useful lives or the recoverability of the remaining balance of the intangible assets. An asset is deemed impaired if the sum of the expected future cash flows is less than the carrying amount of the asset and any excess of the carrying value over fair value will be written off through a charge to current operations. During 2000, as a result of the anticipated sale of the Bank to Centennial, management determined that a portion of the goodwill recorded in the acquisition by CWB was impaired. Accordingly, a charge of $2,110,303 was recognized. Accumulated amortization of intangible assets is $2,907,719 and $405,708 as of December 31, 2000 and 1999, respectively.

INCOME TAXES - The Bank has entered into a tax sharing agreement with CWB and certain affiliates whereby it files consolidated federal income tax returns with CWB and recognizes income taxes on a separate return basis for financial reporting purposes. Under the tax sharing agreement, the tax liability is allocated pro-rata amongst entities that would have paid taxes if they had filed a separate income tax return. In addition, those entities reimburse loss entities pro-rata for the reduction in tax liability as a result of their losses. Deferred tax assets and liabilities represent the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance is recorded against deferred tax assets when there is not presumptive evidence that it is more likely than not that the deferred tax assets will be realized.

NET INCOME (LOSS) PER SHARE - Net income (loss) per share has been computed based on the weighted average number of shares outstanding during each year.

RESERVE REQUIREMENTS - All depository institutions are required by law to maintain reserves on transaction accounts and nonpersonal time deposits in the form of cash balances at the Federal Reserve Bank. These reserve requirements can be offset by cash balances held at Palomar. At December 31, 2000 and 1999, Palomar's cash balances were sufficient to offset the Federal Reserve requirement.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include valuation allowances on loans and real estate owned and the fair value of certain financial instruments for which there is not an active market.

RECENT ACCOUNTING PRONOUNCEMENTS - Statements of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued in June 1998 and established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 was effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In July 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133" was issued, which delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. Earlier application is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after June 1998. The Bank elected to adopt SFAS No. 133 on October 1, 1998. There was no impact on the Bank's financial position and results of operations upon adoption of SFAS No. 133.

In September of 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of FASB Statement No. 125." As of December 31, 2000, the Bank has adopted accounting and disclosure requirements of SFAS No. 140 as set forth in paragraph 15 and 17 of the Statement, respectively. The adoption of SFAS No. 140 did not have an impact on the financial condition or the results of operations of the Bank.

OTHER COMPREHENSIVE INCOME - The Bank has displayed the accumulated balance of other comprehensive income in the equity section of the consolidated statements of financial condition and the components of comprehensive income in the consolidated statement of shareholder's equity, Comprehensive income consists entirely of net income and the change in the net unrealized gain or loss on available-for-sale securities, net of the income tax effect.

2.   INVESTMENT SECURITIES

The amortized cost and estimated fair value of Available-for-Sale investment securities at December 31, were as follows:

                                                                             December 31, 2000
                                                  ------------------------------------------------------------------------
                                                                         Gross            Gross
                                                    Amortized          Unrealized       Unrealized               Fair
                                                       Cost               Gain             Loss                 Value
                                                  ---------------     -------------    -------------     -----------------
Government National Mortgage Association
Participation Certificates                           $ 2,141,586          $  2,746       $ (19,401)          $  2,124,931

Federal National Mortgage Association
Participation Certificates                               884,101                 -          (5,921)               878,180

Federal Home Loan Mortgage Corporation
Bond and Participation Certificates                      829,739                 -         (13,879)               815,860

Federal Home Loan Bank Bonds                           1,000,000               740             (45)             1,000,695
                                                  ---------------     -------------    -------------     -----------------
                                                     $ 4,855,426          $  3,486       $ (39,246)          $  4,819,666
                                                  ===============     =============    =============     =================

                                                                             December 31, 1999
                                                  ------------------------------------------------------------------------
                                                                         Gross            Gross
                                                    Amortized          Unrealized       Unrealized               Fair
                                                       Cost               Gain             Loss                 Value
                                                  ---------------     -------------    -------------     -----------------

Government National Mortgage Association
Participation Certificates                           $ 2,778,716          $  9,317       $ (44,174)          $  2,743,859

Federal National Mortgage Association
Participation Certificates                             1,113,977               317          (7,557)             1,106,737

Federal Home Loan Mortgage Corporation
Bond and Participation Certificates                    1,090,399                 -         (43,753)             1,046,646
                                                  ---------------     -------------    -------------     -----------------
                                                     $ 4,983,092          $  9,634       $ (95,484)          $  4,897,242
                                                  ===============     =============    =============     =================


The amortized cost and fair value of debt securities by contractual maturity at December 31, 2000 were as follows:


                                                    Amortized                Fair
                                                       Cost                 Value
                                                  ---------------     ---------------

Within 1 year                                        $ 1,000,000         $ 1,000,695
Over 10 years                                            500,000             490,715
                                                  ---------------     ---------------
                                                       1,500,000           1,491,410
Mortgage-backed securities                             3,355,426           3,328,256
                                                  ---------------     ---------------
                                                     $ 4,855,426         $ 4,819,666
                                                  ===============     ===============


There were no sales of securities during the years ended December 31, 2000 and 1999.

3.       LOAN SERVICING

The following is a summary of activity in servicing assets for the years ended December 31:

                                            2000              1999             1998
                                       ---------------   ---------------  ---------------
Balance, beginning of year                $  185,441        $  256,389       $        -
Purchase of loan servicing                         -                 -          319,152
Amortization                                 (37,444)          (70,948)         (62,763)
Sale of servicing asset                     (147,997)                -                -
                                       ---------------   ---------------  ---------------
Balance, end of year                        $      -        $  185,441       $  256,389
                                       ===============   ===============  ===============

Palomar's servicing asset at December 31, 1999 pertains to $45,300,000 unpaid principal balance of loan servicing purchased in February 1998. All loan servicing for FHLMC was sold in September 2000. The principal balance of loans serviced for others at December 31, 2000, and 1999 totaled $1,079,008 and $39,049,000, respectively.

4.   LOANS

The composition of Palomar's loans held for investment portfolio at December 31 was as follows:


                                                         2000                 1999
                                                   ------------------  -------------------
Installment                                             $    34,168          $    33,693
Commercial/consumer                                       2,171,687              496,550
Real estate                                              35,727,333           33,022,401
Loan participations purchased--unguaranteed
  portion of SBA loans                                    7,608,634            8,319,611
Loan participations purchased - real estate               9,788,761           16,085,910
                                                   ------------------  -------------------
                                                         55,330,583           57,958,165
Less:
  Allowance for loan losses                                (726,000)            (612,000)
  Net deferred loan fees (costs)                            (73,044)             (54,144)
                                                   ------------------  -------------------
Loans held for investment, net                        $  54,531,539        $  57,292,021
                                                   ==================  ===================

Transactions in the allowance for loan losses for loans held for investment for the years ended December 31 are summarized as follows:


                                                       2000             1999              1998
                                                  ---------------  ---------------   ---------------
Balance, beginning of year                           $ 612,000        $ 627,000        $ 781,000
Provision for loan losses                              210,232           45,239         (111,031)
Loans charged off                                      (99,190)         (60,239)         (42,969)
Recoveries on loans previously charged off               2,958                -                -
                                                  ---------------  ---------------   ---------------
Balance, end of year                                 $ 726,000        $ 612,000        $ 627,000
                                                  ===============  ===============   ===============

As of December 31, 2000 and 1999, loans with adjustable rates of interest totaled $40,483,659 and $38,004,501, respectively, and loans with fixed rates of interest totaled $15,097,924 and $19,953,664, respectively. Adjustable rate loans are generally indexed to U.S. Treasury bills, the FHLB's Eleventh District Cost of Funds Index (COFI), LIBOR or Prime and are subject to limitations on the timing and extent of adjustment. Most loans adjust within six months of changes in the index.

The recorded investment in loans that are considered to be impaired is as follows:


                                                                           December 31,
                                                               ----------------------------------
                                                                     2000              1999
                                                               -----------------  ---------------
Impaired loans without specific valuation allowances                  $ 564,662       $1,731,831
Impaired loans with specific valuation allowances                             -           51,377
Specific valuation allowance related to impaired loans                        -          (51,377)
                                                               -----------------  ---------------
Impaired loans, net                                                   $ 564,662       $1,731,831
                                                               =================  ===============

Average investment in impaired loans                                 $1,216,074       $1,880,505
                                                               =================  ===============

Interest income recognized on impaired loans                          $ 213,820        $  69,650
                                                               =================  ===============


Nonaccrual loans (included in impaired loans)                         $ 252,921       $1,467,860
                                                               =================  ===============

Troubled debt restructured loans, gross                               $ 564,662        $ 315,348
                                                               =================  ===============


Loans 30 through 90 days past due with interest accruing             $1,511,260       $1,631,829
                                                               =================  ===============


The Bank has a geographic concentration of loans in southern California although loans are to borrowers in a number of different industries. No single industry comprises 10% or more of the Bank's loan portfolio. Although the Bank has a diversified loan portfolio, the ability of the Bank's customers to honor their loan agreements is dependent upon, among other things, the general economy and the real estate market in the Bank's market area.

5.  TRANSACTIONS INVOLVING RELATED PARTIES

In the ordinary course of business, the Bank has extended credit to directors and employees of the Bank. Such loans are subject to approval by the Loan Committee and ratification by the Board of Directors, exclusive of the borrowing director. The following is an analysis of the activity of all such loans:

                                                   2000             1999
                                              ---------------  ----------------
Balance, beginning of year                         $239,735          $662,217
Credit granted, including renewals                        -           125,000
Repayments                                         (197,048)         (547,482)
                                              ---------------  ----------------
Balance, end of year                               $ 42,687          $239,735
                                              ===============  ================

The Bank has purchased certain loan participations from CWB in the ordinary course of business. These participations were purchased at par value. Purchases aggregated $570,000 and $20,980,430 in 2000 and 1999, respectively. The Bank also sold a portion of these participations back to CWB for ultimate sale to third party investors. Sales to CWB totaled $2,632,878 and $10,140,246 in 2000 and 1999, respectively. The sales generally were transacted at par value between the Bank and CWB. The outstanding balances of these participation loans totaled $17,397,398 and $24,405,522 at December 31, 2000 and 1999, respectively.

Beginning in June 1999, the Bank contracted with CWB to supply data processing services. Payment for these services totaled $119,595 and $53,379 in 2000 and 1999, respectively.

6.   LEASEHOLD IMPROVEMENTS AND EQUIPMENT

Leasehold improvements and equipment as of December 31 were as follows:

                                                       2000             1999
                                                  ---------------  ----------------
Furniture, fixtures and equipment                      $653,005          $594,916
Leasehold improvements                                  211,732           235,763
                                                  ---------------  ----------------
                                                        864,737           830,679
Less accumulated depreciation and amortization         (566,306)         (484,865)
                                                  ---------------  ----------------
Premises and equipment, net                            $298,431          $345,814
                                                  ===============  ================


7.   DEPOSITS

At December 31, 2000, the scheduled maturities of time certificates of deposits are as follows:

            2001                     $36,836,081
            2002                       1,319,693
            2003                         421,021
                                 ----------------
                                     $38,576,795
                                 ================


8.  OTHER BORROWINGS

During 2000, the Bank obtained a federal funds facility ("facility") on an overnight basis to manage its liquidity or reserve needs. The facility has a total availability of $1,500,000, which is available on a discretionary basis. The facility is renewed annually with various maturity dates and borrowing rates. Under the agreement, the Bank must maintain certain conditions in order for the facility to be available. At December 31, 2000, there were no outstanding borrowings under this facility. In addition, the Bank has a line of credit with the Federal Home Loan Bank that allows for borrowings up to 25% of the Bank's total assets. At December 31, 2000, there were no outstanding borrowings under this facility.

9.   BUSINESS COMBINATION

On December 14, 1998, CWB issued 1,367,542 common shares with a value of approximately $12.5 million to consummate a merger with the Bank. CWB exchanged
2.11 shares of its common stock for each share of the Bank's common stock. The transaction constituted a tax-free reorganization and has been accounted for using the purchase method of accounting. CWB's total cost for the acquisition was approximately $12.5 million, which was allocated to the fair value of the assets acquired and liabilities assumed. The amount paid in excess of the fair value of the net tangible and intangible assets acquired, approximately $6.2 million, was recorded as goodwill and is being amortized on a straight-line basis over 20 years. In December 2000, an impairment adjustment of $2,110,303 was charged against operations based on the impending sale of the Bank to Centennial at a price of $10,500,000. Approximately $571,000 of the purchase price was allocated to core deposit intangible and is being amortized on an accelerated basis over seven years.

Goodwill and other intangible assets as of December 31 were as follows:

                                                            2000                         1999
                                                    ----------------------      -----------------------
Goodwill                                                    $ 6,187,923                   $ 6,187,923
Other intangible assets                                         571,000                       571,000
Accumulated amortization                                       (797,416)                     (405,708)
Goodwill impairment                                          (2,110,303)                            -
                                                    ----------------------      -----------------------
Goodwill and other intangible assets, net                   $ 3,851,204                   $ 6,353,215
                                                    ======================      =======================

10.  STOCKHOLDERS' EQUITY

On October 27, 1997, the Board of Directors of the Bank approved a 5% stock dividend on issued and outstanding shares. The dividend of 30,709 shares was issued on February 18, 1998.

During 1998, the Bank terminated its employee stock ownership plan and distributed its assets to the participants.

11.  COMMITMENTS AND CONTINGENCIES

The Bank leases two locations under operating lease agreements with terms that expire at various dates between 2003 and 2007. The lease on the Bank's primary location, expires in 2007 and includes an option to extend the lease term for a period of 10 years. The remaining lease, which expires in 2003, is no longer utilized by Palomar and has been subleased for the remaining term of the lease. The minimum lease commitments as of December 31, 2000, under all operating lease agreements are as follows:

   For the Year Ending December 31,
                 2001                          $ 182,669
                 2002                            183,587
                 2003                            175,873
                 2004                            164,301
                 2005                            164,301
              Thereafter                         301,219
                                       ------------------
                Total                         $1,171,950
                                       ==================

Sublease income through July 31, 2003 aggregates $48,320.

Rent expense for the years ended December 31, 2000, 1999, and 1998 was $162,104, $197,316 and $169,909, respectively.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. At December 31, 2000, Palomar had commitments to extend credit of $7,365,000 including obligations to extend standby letters of credit of $130,000.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. All guarantees are short term and expire within one year.

The Bank uses the same credit policies in making commitments and conditional obligations as it does for extending loan facilities to customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant and equipment and income-producing commercial properties.

The Bank is subject to pending and threatened legal actions that arise in the normal course of business. The Bank maintains reserves for losses from legal actions that are both probable and estimable. Although the amount of the ultimate exposure, if any cannot be determined at this time, in management's opinion, based on the advice of legal counsel, the ultimate disposition of these matters will not have a significant impact on the financial position and results of operations of the Bank.

12.  INCOME TAXES

The provision for income taxes for the years ended December 31 consists of the following:

                                     2000                1999                  1998
                               -----------------    ----------------     -----------------
Current:
  Federal                             $ 272,000          $ 185,000             $ 235,000
  State                                  43,600              1,600                 1,600
                               -----------------    ----------------     -----------------
                                        315,600            186,600               236,600
                               -----------------    ----------------     -----------------
Deferred:
  Federal                                58,100            (20,900)              (35,400)
  State                                  77,100             62,200               114,100
                               -----------------    ----------------     -----------------
                                        135,200             41,300                78,700
                               -----------------    ----------------     -----------------
Change in valuation allowance                 -                  -              (172,000)
                               -----------------    ----------------     -----------------
Total provision                       $ 450,800          $ 227,900             $ 143,300
                               =================    ================     =================

Significant components of the Company's net deferred tax account at December 31 are as follows:

                                                    2000                  1999
                                              ------------------    ------------------
Deferred tax assets:
   Allowance for loan loss                           $ 276,500              $ 283,200
   Depreciation                                         25,400                 25,400
   Unrealized loss on investment securities             15,000                 37,100
   State NOL                                                 -                 48,700
   Accrued expenses                                     58,200                 62,900
   Non accrued interest-loans                                -                 42,900
   Other                                                 8,800                 70,900
                                              ------------------    ------------------
                                                       383,900                571,100
                                              ------------------    ------------------
Deferred tax liabilities:
   Deferred loan fees                                   74,500                 39,700
   Purchase accounting                                 281,700                319,700
   FHLB stock dividends                                 60,200                 71,000
                                              ------------------    ------------------
                                                       416,400                430,400
                                              ------------------    ------------------
Net deferred tax (liability) asset                   $ (32,500)             $ 140,700
                                              ==================    ==================

At December 31, 2000 and 1999, respectively, the deferred tax asset is included in other assets and the deferred tax liability is included in other liabilities in the accompanying consolidated balance sheets.

The income tax provision (benefit) for the years ended December 31 differs from the applicable statutory rate as follows:

                                                     2000            1999             1998
                                                 -------------    ------------     ------------
Federal income tax at statutory rate                  (34.0%)          34.0%            34.0%
State franchise tax, net of federal                    (7.6%)           7.6%             7.6%
Amortization and impairment of goodwill                73.3%           53.4%                -
Change in valuation allowance                              -               -           (30.5%)
CWB merger finder's fee                                    -               -            16.5%
Other                                                   1.1%           (0.7%)            1.8%
                                                 -------------    ------------     ------------
                                                       32.8%           94.3%            29.4%
                                                 =============    ============     ============

13.  REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total risk-based capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2000 and 1999, the Bank met all capital adequacy requirements to which they are subject.

At December 31, 2000 and 1999, the most recent notification from the FDIC categorized the Bank as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "adequately capitalized" or "well capitalized", the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification which management believes have caused the Bank's category to decline.

The Bank's actual capital amounts and ratios at December 31 are as follows:

                                                                                           To Be Well Capitalized
                                              Actual              For Capital Adequacy     Under Prompt Corrective
                                                                        Purposes              Action Provisions
                                     -------------------------- ------------------------- --------------------------
                                         Amount        Ratio        Amount       Ratio         Amount       Ratio
                                     -------------------------- ------------------------- --------------------------
As of December 31, 2000:

TOTAL RISK-BASED CAPITAL
  (TO RISK WEIGHTED ASSETS)       $7,331,369          13.77%    $4,257,000       8.00%    $5,322,000       10.00%

TIER I CAPITAL
  (TO RISK WEIGHTED ASSETS)       $6,669,556          12.53%    2,128,000        4.00%    $3,193,000        6.00%

TIER I CAPITAL
  (TO AVERAGE ASSETS)             $6,669,556           9.03%    $2,953,000       4.00%    $3,692,000        5.00%

As of December 31, 1999:

TOTAL RISK-BASED CAPITAL
  (TO RISK WEIGHTED ASSETS)       $6,674,439          12.50%    $4,270,000       8.00%    $5,338,000       10.00%

TIER I CAPITAL
  (TO RISK WEIGHTED ASSETS)       $6,113,439          11.45%    $2,135,000       4.00%    $3,202,000        6.00%

TIER I CAPITAL
  (TO AVERAGE ASSETS)             $6,113,439           8.49%    $2,879,000       4.00%    $3,599,000        5.00%



14.  EMPLOYEE BENEFIT PLAN

The Bank is included in CWB's 401(k) plan, which was established in 1995. Employees are eligible to participate in the plan after 3 months of consecutive service. Employees may make contributions to the plan under the plan's 401(k) component, and the Bank may make contributions under the plan's profit sharing component, subject to certain limitations. The Bank's contributions amounted to $15,101 and $28,470 in 2000 and 1999, respectively.

Prior to the merger with CWB, the Bank had its own 401(k) plan, which was subsequently merged into CWB's plan. The Bank's contribution to the plan amounted to $19,220 in 1998.

15.     FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Bank disclose estimated fair values for its financial instruments. The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                          December 31, 2000             December 31, 1999
                                                    ------------------------------------------------------------
                                                       Carrying       Estimated      Carrying      Estimated
                                                        Amount       Fair Value       Amount       Fair Value
                                                    ------------------------------------------------------------
Assets:
   Cash and cash equivalents, and time deposits       $ 13,382,042   $ 13,382,042    $ 5,690,755    $ 5,690,755
   Investment Securities                                 5,214,666      5,214,666      5,371,342      5,371,342
   Net Loans                                            54,782,539     54,974,000     57,292,021     57,300,000
Liabilities:
   Deposits (other than TDs)                            28,005,467     28,005,467     17,154,896     17,154,896
   Time deposits                                        38,576,795     38,619,000     45,746,641     45,417,000

The methods and assumptions used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value are explained below:

CASH AND CASH EQUIVALENTS - The carrying amounts approximate fair values because of the short-term nature of these investments.

INVESTMENT SECURITIES - The fair value is based on quoted market prices from security brokers or dealers if available. If a quoted market price is not available, fair value is estimated using the quoted market price for similar securities. Federal Reserve and Federal Home Loan Bank stock carrying value approximates the fair value because the stock can be sold back to the Federal Reserve and Federal Home Loan Bank at anytime.

LOANS - Fair values of loans are estimated for portfolios of loans with similar financial characteristics, primarily fixed and adjustable rate interest terms. The fair values of fixed rate mortgage loans are based upon discounted cash flows utilizing the rate that the Bank currently offers as well as anticipated prepayment schedules. The fair values of adjustable rate loans are also based upon discounted cash flows utilizing discount rates that the Bank currently offers, as well as anticipated prepayment schedules. No adjustments have been made for changes in credit within the loan portfolio. It is management's opinion that the allowance for estimated loan losses pertaining to performing and non-performing loans results in a fair valuation of such loans. The fair value of loans held for sale is determined based on quoted market prices or dealer quotes.

DEPOSITS - The fair values of deposits are estimated based upon the type of deposit products. Demand accounts, which include savings and transaction accounts, are presumed to have equal book and fair values, since the interest rates paid on these accounts are based on prevailing market rates. The estimated fair values of time deposits are determined by discounting the cash flows of segments of deposits that have similar maturities and rates, utilizing a yield curve that approximates the prevailing rates offered to depositors as of the measurement date.

OTHER BORROWINGS - The carrying amount is assumed to be the fair value because the interest rate is the same as rates currently offered for borrowings with similar remaining maturities and characteristics.

COMMITMENTS TO EXTEND CREDIT, COMMERCIAL AND STANDBY LETTERS OF CREDIT - Fair values of commitments are immaterial to the financial statements.

The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates, and therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                                     PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Incorporation and Bylaws of Centennial First Financial Services provide for indemnification of agents including directors, officers and employees to the maximum extent allowed by California law including the use of an indemnity agreement. Centennial First's Articles further provide for the elimination of director liability for monetary damages to the maximum extent allowed by California law. The indemnification law of the State of California generally allows indemnification in matters not involving the right of the corporation, to an agent of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. California law, with respect to matters involving the right of a corporation, allows indemnification of an agent of the corporation, if such person acted in good faith, in a manner such person believed to be in the best interests of the corporation and its shareholders; provided that there shall be no indemnification for: (i) amounts paid in settling or otherwise disposing of a pending action without court approval; (ii) expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval; (iii) matters in which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which the proceeding is or was pending shall determine that such person is entitled to be indemnified; or (iv) other matters specified in the California General Corporation Law.

Centennial First's Bylaws provide that Centennial First shall to the maximum extent permitted by law have the power to indemnify its directors, officers and employees. Centennial First's Bylaws also provide that Centennial First shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Centennial First would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of Centennial First's Bylaws. Each of the directors and executive officers of Centennial First have an indemnification agreement with Centennial First that provides that Centennial First shall indemnify such person to the full extent authorized by the applicable provisions of California law and further provide advances to pay for any expenses which would be subject to reimbursement.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Registration fees                                                      $  1,500
         Blue sky registration and qualification fees (est)                        2,500
         Legal fees (est)                                                         50,000
         Accountants fees (est)                                                   35,000
         Printing and other expenses (est)                                        50,000
                                                                                 -------
                  Total (est.)                                                  $139,000

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

Not applicable.

ITEM 27.  EXHIBITS

3.1 Articles of Incorporation are included as Exhibit 3.1 to the Registrant's Registration Statement on Form S-4 (File# 333-89417) filed on October 20, 1999 and are incorporated herein by reference.

3.2 Bylaws are included as Exhibit 3.2 to the Registrant's Registration Statement on Form S-4 (File# 333-89417) filed on October 20, 1999 and are incorporated herein by reference.

5.1  Opinion re: legality.

10.1 Employment Agreement of Douglas Spencer is included as Exhibit 10.1 to the Registrant's Registration Statement on Form S-4 (File# 333-89417) filed on October 20, 1999 and is incorporated herein by reference.

10.2 Salary Continuation Agreement for Douglas Spencer is included as Exhibit
     10.2 to the Registrant's Registration Statement on Form S-4 (File# 333-89417) filed on October 20, 1999 and is incorporated herein by reference.

10.3 Employment Agreement of Anne E. "Beth" Sanders is included as Exhibit 10.4 to the Registrant's Registration Statement on Form S-4 (File# 333-89417) filed on October 20, 1999 and is incorporated herein by reference.

10.4 Employment Agreement of Timothy Walbridge.

10.5 Salary Continuation Agreement for Timothy Walbridge.

10.6 Redlands Centennial Bank 1990 Stock Option Plan and form of incentive stock option and nonqualified stock option agreements are included as Exhibit
     10.5 to the Registrant's Registration Statement on Form S-4 (File# 333-89417) filed on October 20, 1999 and are incorporated herein by reference.

10.7 Stock Purchase Agreement to Purchase Palomar Community Bank.

10.8 Brea branch lease.

10.9 Form of Indemnification Agreement.

11. Statement re: computation of per share earnings is included in Note 1 to the financial statements to the prospectus included in Part I of this registration statement.

21. The only subsidiary of the registrant is Redlands Centennial Bank, a California banking corporation.

23.1 Consent of Counsel is included with the opinion re: legality as Exhibit 5 to this Registration Statement.

23.2 Consent of Hutchinson and Bloodgood LLP.

23.3 Consent of Arthur Andersen LLP.

99.1 Subscription Application.

ITEM 28.  UNDERTAKINGS

The undersigned Registrant will:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) Include any additional or changed material information on the plan of distribution.

(2) For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there unto duly authorized in the Redlands, California, on March 20, 2001.

                            CENTENNIAL FIRST FINANCIAL SERVICES

                            /s/ Douglas C. Spencer
                            --------------------------------------------------
                            Douglas C. Spencer
                            President & CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

 /s/ DOUGLAS C. SPENCER,      Director, Principal       March 20, 2001
------------------------------
Douglas C. Spencer              Executive Officer


 /s/ PATRICK J. MEYER,         Chairman                 March 20, 2001
------------------------------
Patrick J. Meyer

 /s/ BRUCE J. BARTELLS,        Director                 March 20, 2001
------------------------------
Bruce J. Bartells

 /s/ CAROL H. BESWICK,         Director                 March 20, 2001
------------------------------
Carol H. Beswick

 /s/ IRVING M. FELDKAMP,       Director                 March 20, 2001
------------------------------
Irving M. Feldkamp, III, DDS


 /s/ LARRY JACINTO,            Director                 March 20, 2001
------------------------------
Larry Jacinto

 /s/ RONALD J. JEFFREY,        Director                 March 20, 2001
------------------------------
Ronald J. Jeffrey

 /s/ WILLIAM A. MCCALMON,     Director                March 20, 2001
------------------------------
William A. McCalmon

 /s/ DOUGLAS F. WELEBIR,      Director                March 20, 2001
------------------------------
Douglas F. Welebir

 /s/ BETH SANDERS,  Principal Financial Officer and
--------------------
Beth Sanders        Principal Accounting Officer      March 20, 2001

                                  EXHIBIT INDEX


Exhibit No.                Description
-----------                -----------

5.1                        Opinion re: legality.

10.4                       Employment agreement for Timothy Walbridge.

10.5                       Salary continuation agreement for Timothy Walbridge.

10.7                       Stock Purchase Agreement for Palomar Community Bank.

10.8                       Brea branch lease.

10.9                       Form of Indemnification Agreement.

23.2                       Consent of Hutchinson and Bloodgood LLP.

23.3                       Consent of Arthur Andersen LLP.

99.1                       Subscription Application.